UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF VIRGINIA

RICHMOND DIVISION

In re: Circuit City Stores, Inc., et al., Debtors.	x : : : : : : x	Chapter 11 Case No. 08-35653 (KRH) (Jointly Administered)

DISCLOSURE STATEMENT WITH RESPECT TO

JOINT PLAN OF LIQUIDATION OF CIRCUIT CITY STORES, INC. AND ITS

AFFILIATED DEBTORS AND DEBTORS IN POSSESSION AND ITS OFFICIAL

COMMITTEE OF CREDITORS HOLDING GENERAL UNSECURED CLAIMS

Gregg M. Galardi, Esq.	Dion W. Hayes, Esq.
Ian S. Fredericks, Esq.	Douglas M. Foley, Esq.
SKADDEN, ARPS, SLATE,	MCGUIREWOODS LLP
MEAGHER & FLOM LLP	One James Center
One Rodney Square	901 E. Cary Street
P.O. Box 636	Richmond, Virginia 23219
Wilmington, Delaware 19899-0636

– and –

Chris L. Dickerson, Esq.
Jessica S. Kumar, Esq.
SKADDEN, ARPS, SLATE,
MEAGHER & FLOM LLP
155 North Wacker Drive
Chicago, Illinois 60606

Counsel for the Debtors in Possession

Richard M. Pachulski, Esq.
Jeffrey N. Pomerantz, Esq.	Lynn L. Tavenner, Esq.
Stanley E. Goldich, Esq.	Paula S. Beran, Esq.
PACHULSKI STANG ZIEHL & JONES LLP	TAVENNER & BERAN, PLC
10100 Santa Monica Boulevard, 11th Floor	20 North Eighth Street, Second Floor
Los Angeles, California 90067-4100	Richmond, Virginia 23219

– and –

Robert J. Feinstein, Esq.
PACHULSKI STANG ZIEHL & JONES LLP
780 Third Avenue, 36th Floor
New York, NY 10017-2024

Counsel for the Creditors’ Committee

Dated: Richmond, Virginia
August 24, 2009

DISCLAIMER

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN OF LIQUIDATION OF CIRCUIT CITY STORES, INC. AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION AND ITS OFFICIAL COMMITTEE OF UNSECURED CREDITORS AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. IN THE EVENT OF ANY INCONSISTENCIES BETWEEN THE PLAN AND THE SUMMARY OF THE PLAN AS SET FORTH IN THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN SHALL CONTROL. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF CIRCUIT CITY STORES, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER APPLICABLE EVIDENTIARY RULES. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE

TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, CIRCUIT CITY STORES, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THESE CASES.

OVERVIEW OF THE CHAPTER 11 CASES AND THE DEBTORS

This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Joint Plan of Liquidation of Circuit City Stores, Inc. and its Affiliated Debtors and Debtors In Possession and its Official Committee of Creditors Holding General Unsecured Claims, dated as of August 24, 2009 (the “Plan”). The Debtors and the Creditors’ Committee are the proponents of the Plan (the “Plan Proponents”)

The following introduction and summary (the “Overview”) is a general overview only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan. This Overview is intended solely as a summary of the background of the Debtors’ Chapter 11 Cases and the distribution provisions of the Plan and is qualified in its entirety by the terms and provisions of the Plan.

FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS THERETO IN THEIR ENTIRETY.

All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. A copy of the Plan is annexed hereto as Appendix A.

A.	Introductory Note

As detailed more fully herein, on November 10, 2008 (the “Petition Date”), Circuit City Stores, Inc. (“Circuit City” or the “Company”) and its affiliated domestic debtors and debtors in possession (the “Subsidiary Debtors” and together with Circuit City, the “Debtors”)1 each commenced a case in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) under chapter 11 of the Bankruptcy Code. Pursuant to sections 1107 and 1108 of the Bankruptcy Code, the Debtors are operating their businesses as debtors and debtors in possession. As set forth below, the Debtors have sold substantially all of their assets and are in the process of winding down their Estates.

B.	Business Overview

Founded in 1949 and based in Richmond, Virginia, Circuit City was a leading national specialty retailer of consumer electronics and operated large consumer electronics stores that sold, among other things, televisions, home theatre systems, computers, imaging and telecommunications products, including cameras and camcorders, software, furniture, and other

[1]

The Debtors and the last four digits of their respective taxpayer identification numbers are as follows: Circuit City Stores, Inc. (3875), Circuit City Stores West Coast, Inc. (0785), InterTAN, Inc. (0875), Ventoux International, Inc. (1838), Circuit City Purchasing Company, LLC (5170), CC Aviation, LLC (0841), CC Distribution Company of Virginia, Inc. (2821), Circuit City Properties, LLC (3353), Kinzer Technology, LLC (2157), Abbott Advertising Agency, Inc. (4659), Patapsco Designs, Inc. (6796), Sky Venture Corp. (0311), Prahs, Inc. (n/a), XSStuff, LLC (9263), Mayland MN, LLC (6116), Courcheval, LLC (n/a), Orbyx Electronics, LLC (3360), and Circuit City Stores PR, LLC (5512). The address for the Debtors is 4951 Lake Brook Drive, Suite #500, Glen Allen, VA 23060.

audio and video electronics and accessories. The major brand names sold by the Company included Sony, Hewlett-Packard, Samsung, Toshiba, LG, Canon, Apple, Panasonic, Nikon and Garmin.

As of the Petition Date, the Company operated approximately 712 Superstores and 9 outlet stores under the Circuit City name throughout the United States and Puerto Rico. The Company also maintained two websites for, among other things, online product sales, product information, customer service, and investor information, as well as a phone-order call center for, among other things, telephone product sales and customer service.

The Company operated its business under the Circuit City trade name throughout the United States and Puerto Rico and employed a large, diverse workforce. As of the Petition Date, this workforce was comprised of approximately 39,600 full and part-time employees in the Company’s retail stores, distribution centers, call centers and the corporate headquarters in Richmond. In addition, the Company used various independent contractors to perform, among other services, home installation and repair services.

Circuit City also maintained an international presence through InterTAN Canada, Ltd. (“InterTAN Canada”). Headquartered in Barrie, Ontario, InterTAN Canada was engaged in the business of selling consumer electronics and accessories in Canada under the trade name The Source By Circuit CitySM. InterTAN Canada’s operations consisted of 770 retail stores and dealer outlets in Alberta, British Columbia, Manitoba, Newfoundland, Northwest Territories, Nova Scotia, Nunavut, Ontario, Prince Edward Island, Quebec, Saskatchewan, and the Yukon. Additionally, InterTAN Canada maintained a website to sell products similar to those sold on the Company’s site. InterTAN Canada and its Canadian affiliates are not part of the Chapter l1 Cases.

C.	Prepetition Capital Structure and Debt Obligations

Circuit City is a publicly-held Virginia corporation, whose stock was traded on the New York Stock Exchange. The Subsidiary Debtors are all privately held corporations and limited liability companies organized under the laws of the States of Virginia, Delaware, Maryland and California and the laws of Puerto Rico, and do not include Circuit City’s Canadian subsidiaries. Circuit City is the direct or indirect parent or owner of all of the Subsidiary Debtors, in whole or in part with other Subsidiary Debtors. A complete list of the Debtor entities is set forth in Appendix B.

Prior to the Petition Date, certain Debtors were parties to that certain Second Amended and Restated Credit Agreement (the “Prepetition Credit Agreement”) that provided for a revolving credit facility with various lenders, including Bank of America, N.A. as agent (the “Prepetition Agent”), in the maximum amount of $1.3 billion of revolving commitments (the “Prepetition Credit Facility”). The Prepetition Credit Facility was secured by first priority liens on and security interests in, among other things, goods, general intangibles, payment intangibles, accounts, and inventory. As of the Petition Date, the amount outstanding under the Prepetition Credit Agreement was approximately $898 million.

As a nationwide operator of a chain of retail consumer electronic stores, online websites and a telephone product call center, the Company purchased inventory from over four hundred merchandise vendors and purchased supplies necessary to operate its business from approximately 6,500 supply vendors. Historically, the Company purchased merchandise under normal purchase commitments in the ordinary course of business. As of the Petition Date, the Company estimates that its unsecured trade debt totaled not less than approximately $650 million.

D.	Events Leading to Chapter 11

Notwithstanding the Company’s efforts prior to the Petition Date, as set forth more fully herein, the Company was forced to commence the Chapter 11 Cases to attempt to restore positive financial performance and continue its turnaround efforts. In large part, the chapter 11 filings were due to three factors, all of which contributed to a liquidity crisis that prevented the Company from completing its turnaround goals outside of formal proceedings: (i) erosion of vendor confidence; (ii) decreased liquidity; and (iii) a global economic crisis.

Although the Company worked hard to preserve and, in some instances, enhance vendor relations, given the impact of the global economic crisis, its efforts did not instill the widespread vendor confidence the Company needed. Many of the Company’s merchandise and other vendors altered their relationships with the Company to the Company’s detriment. Specifically, various merchandise vendors restricted the Company’s available trade credit and reduced payment terms; in some instances, the Company’s terms were changed to cash in advance. This factor alone significantly strained operations because the Company found it more difficult to sustain adequate product inventory and other store supply levels.

Faced with these circumstances, the Company also found that additional liquidity was not available through traditional channels, such as the credit markets. This was due to the widespread liquidity crisis among all major banks and other lending institutions throughout the country. Accordingly, the Company could not access additional liquidity from third party sources.

Lastly, the Company found itself – like all other businesses at that time – entrenched in the worst economic crisis since the Great Depression. As fallouts from the mortgage crisis rippled through the United States economy, the Company witnessed firsthand the significant negative effects. These effects have taken many forms, not the least of which was decreased customer traffic in stores. During the months leading up to the Petition Date, consumers were increasingly concerned about rising unemployment and the general tightening of the credit markets, in which they were unable to borrow funds through credit cards, let alone home equity loans, to purchase household and other electronics products. This credit crisis had a drastic effect on sales because 70% of the Company’s sales were generated through credit card purchases.

These external events, coupled with the Company’s overall poor performance, necessitated further restructuring initiatives, which the Company determined could only be accomplished under chapter 11 of the Bankruptcy Code.

E.	Store Closing Sales and Liquidation

Prior to and after the Petition Date, the Debtors, together with their advisors, pursued various restructuring alternatives, including a stand-alone plan, transactions with strategic partners and sales of all or certain aspects of their business. The Debtors ultimately determined that a sale of the Debtors’ assets, whether as a going concern or for liquidation, represented the Debtors’ best option for maximizing the value of the Estates for their Creditors and parties in interest.

Accordingly, on January 9, 2009, the Debtors’ unsealed their Motion for Orders Pursuant to Bankruptcy Code Sections 105, 363 and 364 (I)(A) Approving Procedures in Connection with Sale of All or Substantially All of the Business (B) Authorizing Debtors to Enter into Stalking Horse Agreements in Connection with Store Closing and Miscellaneous Asset Sales or Stalking Horse or Financing Agreements in Connection with Going Concern Transactions, (C) Approving Payment of Termination Fees in Connection Therewith, and (D) Setting Auction and Hearing Dates, (II) Approving Sale of Debtors Assets Free and Clear of All Interests and (III) Granting Related Relief (the “Sale Motion,” Docket No. 1423), seeking authorization to conduct auctions for a sale or sales of the Debtors’ businesses as a going concern or for liquidation, or of miscellaneous assets of the Debtors.

On January 12, 2009, the Court entered its Order (I) Approving Procedures in Connection with Sale of All or Substantially All of the Business, (II) Authorizing Debtors to Enter into Stalking Horse Agreements in Connection with Store Closing and Miscellaneous Asset Sales or Stalking Horse or Financing Agreements in Connection with Going Concern Transactions, (III) Approving Payment of Termination Fees in Connection Therewith, (IV) Setting Auction and Hearing Dates Pursuant to Bankruptcy Code Sections 105 and 363 and (V) Granting Related Relief (the “Sale Procedures Order,” Docket No. 1460), approving the bidding procedures set forth in the Sale Motion. Pursuant to this order, the Debtors held an auction on January 13, 14 and 15, 2009.

Based on certain indications of interest, the Debtors were hopeful that they would receive a bid contemplating a sale of the Debtors’ businesses as a going concern. Unfortunately, the auction did not yield a feasible going concern bid. Instead, the Debtors, in consultation with the Creditors’ Committee and the agent under the DIP Credit Agreement (the “DIP Agent”), determined that the highest and best value alternative was to pursue a liquidation of the Debtors’ businesses. Accordingly, the Debtors’ determined that the highest or otherwise best bid received at the auction was that of Great American Group WF, LLC, Hudson Capital Partners, LLC, SB Capital Group, LLC, and Tiger Capital Group, LLC (collectively, the “Postpetition Liquidator”). The Debtors entered into an agency agreement (the “Final Store Closing Agreement”) with the Postpetition Liquidator on January 15, 2009.

On January 16, 2009, the Court approved the Final Store Closing Agreement and authorized the Debtors to conduct going-out-of-business sales at the Debtors’ remaining stores (Docket No. 1634). The Postpetition Liquidator commenced going-out-of-business sales (the “Final Store Closing Sales”) at the Debtors’ remaining stores on January 17, 2009 and concluded those sales by March 8, 2009.

F.	General Structure of the Plan

On August 24, 2009 the Debtors and the Creditors’ Committee filed the Plan. The Plan provides for the orderly liquidation of the remaining assets of the Debtors and the distribution of the proceeds of the liquidation of the Debtors’ assets according to the priorities set forth in the Bankruptcy Code. There are eighteen (18) distinct legal entities that are being liquidated pursuant to the Plan. The Plan provides for the entry of an order approving a substantive consolidation of the Debtors’ Estates and Chapter 11 Cases pursuant to a settlement among the Plan Proponents and other parties in interest. Following entry of the Confirmation Order, on the Effective Date, (i) all Intercompany Claims by, between and among the Debtors shall be eliminated, (ii) all assets and liabilities of the Subsidiary Debtors shall be merged or treated as if they were merged with the assets and liabilities of Circuit City, (iii) any obligation of a Debtor and all guarantees thereof by one or more of the other Debtors shall be deemed to be one obligation of Circuit City, (iv) the Interests shall be cancelled, and (v) each Claim filed or to be filed against any Debtor shall be deemed filed only against Circuit City and shall be deemed a single Claim against and a single obligation of Circuit City.

G.	Summary of Treatment of Claims and Interests Under the Plan

As noted above, the Plan constitutes a plan of liquidation for the Debtors.

As contemplated by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified under the Plan. Allowed Administrative and Allowed Priority Tax Claims are intended to be paid in full on or, as soon as reasonably practicable after, the Distribution Date of the Plan (or thereafter when they become Allowed), or, for ordinary course Administrative Claims, when such claims become due and, for Priority Tax Claims, as contemplated in 11 U.S.C. § 507(a)(8). See Appendix C to this Disclosure Statement for a breakdown of estimated Administrative, Priority and Miscellaneous Secured Claims by category.

The table below summarizes the classification and treatment of prepetition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail in Section VIII.C hereof.

The table below also contains an estimate of the percentage recoveries that the Plan Proponents believe will ultimately be available to each Class of Claims. These estimates are based upon a number of assumptions, which may or may not prove to be accurate.

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Summary of Claims and Interests Against and In the Debtors

Description and Amount of Claims or Interests	Summary of Treatment

Class 1: Miscellaneous Secured Claims

Class 1 consists of Claims that are (a) secured by a Lien on property in which a Debtor’s Estate has an interest or (b) subject to setoff under Bankruptcy Code section 553 and such right of setoff has been asserted by the holder of such right as required by Article VI.H. of the Plan, to the extent of the value of the Claimholders’ interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a) or, in the case of setoff, pursuant to Bankruptcy Code section 553.

Estimated Aggregate Amount of Allowed Class 1 Claims: $5 million to 20 million

•        On, or as soon as reasonably practicable after, the earlier of (a) the Distribution Date immediately following the date a Miscellaneous Secured Claim becomes an Allowed Miscellaneous Secured Claim or (b) the date that is ninety (90) days after the date on which such Miscellaneous Secured Claim becomes an Allowed Miscellaneous Secured Claim, a Holder of an Allowed Miscellaneous Secured Claim shall receive, in full and final satisfaction, settlement and release of and in exchange for, such Allowed Miscellaneous Secured Claim, (i) Cash equal to the unpaid portion of such Allowed Miscellaneous Secured Claim, to be paid out of the Liquidating Trust, (ii) a return of the Holder’s Collateral securing the Miscellaneous Secured Claim or (iii) such other treatment as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing.

•        Any Holder of a Miscellaneous Secured Claim shall retain its Lien in the Collateral or the proceeds of the Collateral (to the extent that such Collateral is sold by the Debtors or the Liquidating Trustee free and clear of such Lien) to the same extent and with the same priority as such Lien held as of the Petition Date until such time as (a) the Holder of such Miscellaneous Secured Claim (i) has been paid Cash equal to the value of its Allowed Miscellaneous Secured Claim, (ii) has received a return of the Collateral securing the Miscellaneous Secured Claim or (iii) has been afforded such other treatment as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing; or (b) such purported Lien has been determined by an order of the Bankruptcy Court to be invalid or otherwise avoidable.

•        Notwithstanding the foregoing, or anything to the contrary in the Plan, no Distributions shall be made to the Holder of any Allowed Miscellaneous Secured Claim unless either (a) the Liquidating Trust has sufficient Available Cash to pay, or reserve for, as the case may be, the Face Amount of all Miscellaneous Secured Claims or (b) the Liquidating Trust Oversight Committee consents to all or any portion of such Distribution.

Description and Amount of Claims or Interests	Summary of Treatment
• Class 1 Claims are Unimpaired and are therefore not entitled to vote on the Plan. Estimated Recovery: 100%

Class 2: Non-Tax Priority Claims

Class 2 consists of Claims, other than Administrative Claims or Priority Tax Claims, which are entitled to priority in payment pursuant to Bankruptcy Code section 507(a).

Estimated Aggregate Amount of Allowed Class 2 Claims: $35 million to 95 million

•        On, or as soon as reasonably practicable after, the earlier of (a) the Distribution Date immediately following the date a Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim or (b) the date that is ninety (90) days after the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, a Holder of an Allowed Non-Tax Priority Claim shall receive, to be paid out of the Liquidating Trust, in full and final satisfaction, settlement and release of and in exchange for such Allowed Non-Tax Priority Claim, (i) Cash equal to the unpaid portion of such Allowed Non-Tax Priority Claim or (ii) such other treatment as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing.

•        Notwithstanding the foregoing, or anything to the contrary in the Plan, no Distributions shall be made to the Holder of any Allowed Non-Tax Priority Claims unless (a) the Liquidating Trust has sufficient Available Cash to pay, or reserve for, as the case may be, the Face Amount of all Administrative Claims; and (b) either (i) the Liquidating Trust has sufficient Available Cash to pay, or reserve for, as the case may be, the Face Amount of all Non-Tax Priority Tax Claims or (ii) the Liquidating Trust Oversight Committee consents to all or any portion of such Distribution.

•        Class 2 Claims are Unimpaired and are therefore not entitled to vote on the Plan.

Estimated Recovery: 100%

Description and Amount of Claims or Interests	Summary of Treatment

Class 3: Convenience Claims

Class 3 consists of all General Unsecured Claims (a) Allowed in amounts greater than or equal to $1,000 for which the Holders of such Claims elect on their Ballots to have their Claims reduced to $1,000 and treated as Convenience Claims or (b) Allowed in an amount greater than or equal to $500 and less than $1,000 which Claims will be reduced to $500.

Estimated Aggregate Amount of Allowed Class 3 Claims: Unknown

•        Provided that the Face Amount of all Administrative Claims, Priority Claims and Miscellaneous Secured Claims have been paid in full or, to the extent not paid in full, funds sufficient to satisfy the Face Amount of all such Claims have been placed in a segregated reserve, and subject to the occurrence of the Effective Date, on, or as soon as reasonably practicable after, the Initial Distribution Date, (i) each Holder of an Allowed Convenience Claim in the amount of $1,000 shall receive from the Liquidating Trustee, in full and final satisfaction, settlement and release of and in exchange for such Convenience Claim, Cash in the amount of $100 and (ii) each Holder of an Allowed Convenience Claim in the amount of $500 shall receive from the Liquidating Trustee, in full and final satisfaction, settlement and release of and in exchange for such Convenience Claim, Cash in the amount of $50.

•        Class 3 Claims are Impaired and are entitled to vote on the Plan.

Estimated Recovery: 10%.

Class 4: General Unsecured Claims

Class 4 consists of Claims that are not Administrative Claims, Priority Tax Claims, Non-Tax Priority Claims, Miscellaneous Secured Claims Convenience Claims, Intercompany Claims, Subordinated 510(b) Claims or Subordinated 510(c) Claims.

Estimated Aggregate Amount of Allowed Class 4 Claims: $1.8 billion to $2 billion.

•        Provided that the Face Amount of all Administrative Claims, Priority Claims and Miscellaneous Secured Claims have been paid in full or, to the extent not paid in full, funds sufficient to satisfy the Face Amount of all such Claims have been placed in a segregated reserve, and subject to the occurrence of the Effective Date, on, or as soon as reasonably practicable after, the earlier of (a) the Distribution Date immediately following the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date that is ninety (90) days after the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive from the Liquidating Trustee, in full and final satisfaction, settlement and release of and in exchange for such Allowed General Unsecured Claim, its Pro Rata share of the Initial Class 4 Distribution Amount, if any, and, on each Periodic Distribution Date, each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the Periodic Class 4 Distribution Amount, if any.

•        Class 4 Claims are Impaired and are entitled to vote on the Plan.

Estimated Recovery: 0% to 13.5%

Description and Amount of Claims or Interests	Summary of Treatment

Class 5: Intercompany Claims

Class 5 consists of Claims held by a Debtor against another Debtor, including, without limitation: (a) any accounts reflecting intercompany book entries by a Debtor with respect to another Debtor, (b) any Claims not reflected in such book entries that is held by a Debtor against another Debtor, and (c) any derivative Claims asserted by or on behalf of one Debtor against another Debtor.

Estimated Aggregate Amount of Allowed Class 5 Claims: $0

•        In connection with, to the extent of and as a result of, the substantive consolidation of the Debtors’ Estates and the Chapter 11 Cases, on the Confirmation Date or such other date as may be set by an order of the Bankruptcy Court, but subject to the occurrence of the Effective Date, all Intercompany Claims shall be deemed eliminated, cancelled and/or extinguished and the Holders of Class 5 Claims shall not be entitled to, and shall not receive or retain any property or interest in property on account of such Claims.

•        Class 5 is deemed to have rejected the Plan and, therefore, is not entitled to vote to on the Plan.

Estimated Recovery: 0%

Class 6: Subordinated 510(c) Claims

Class 6 consists of Claims (i) subordinated pursuant to Bankruptcy Code section 510(c); or (ii) for punitive or exemplary damages or for a fine or penalty, to the extent permitted by applicable law.

Estimated Aggregate Amount of Allowed Class 6 Claims: $0

•        On the Effective Date, all Subordinated 510(c) Claims shall be deemed eliminated, cancelled and/or extinguished and each Holder thereof shall not be entitled to, and shall not receive or retain any property under the Plan on account of such Subordinated 510(c) Claims.

•        Class 6 is deemed to have rejected the Plan and, therefore, is not entitled to vote to on the Plan.

Estimated Recovery: 0%

Class 7: Subordinated 510(b) Claims

Class 7 consists of Claims subordinated pursuant to Bankruptcy Code section 510(b), which shall include Claims arising from the rescission of a purchase or sale of any Old Common Stock, Claims for damages arising from the purchase or sale of any Old Common Stock, or Claims for reimbursement, contribution or indemnification on account of any such Claims.

Estimated Aggregate Amount of Allowed Class 7 Claims: $0

•        On the Effective Date, all Subordinated 510(b) Claims shall be deemed eliminated, cancelled, and/or extinguished and each Holder thereof shall not be entitled to, and shall not receive or retain any property under the Plan on account of such Subordinated 510(b) Claims.

•        Class 7 is deemed to have rejected the Plan and, therefore, is not entitled to vote to on the Plan.

Estimated Recovery: 0%

Description and Amount of Claims or Interests	Summary of Treatment

Class 8: Interests

Class 8 consists of the legal, equitable, contractual, and other rights of any Person with respect to any capital stock or other ownership interest in any Debtor, whether or not transferable, and all options, warrants, call rights, puts, awards, or rights or agreements to purchase, sell, or subscribe for an ownership interest or other equity security in any Debtor, including the Old Circuit City Common Stock Interests and the Subsidiary Interests.

•        On the Effective Date, all Interests shall be cancelled and each Holder thereof shall not be entitled to, and shall not receive or retain any property or interest in property on account of, such Interests.

•        Class 8 is deemed to have rejected the Plan and, therefore, is not entitled to vote to accept or reject the Plan.

Estimated Recovery: 0%

ALTHOUGH THE PLAN PROPONENTS BELIEVE THAT THE ESTIMATED PERCENTAGE RECOVERIES ARE REASONABLE AND WITHIN THE RANGE OF ASSUMED RECOVERY, THERE IS NO ASSURANCE THAT THE ACTUAL AMOUNTS OF ALLOWED CLAIMS IN EACH CLASS WILL NOT MATERIALLY EXCEED OR THAT THE ACTUAL PERCENTAGE RECOVERY BY HOLDERS OF ALLOWED CLAIMS WILL NOT BE MATERIALLY LESS THAN THE ESTIMATED AGGREGATE AMOUNTS SHOWN IN THE TABLE ABOVE.

The actual recoveries under the Plan by the Debtors’ Creditors will be dependent upon a variety of factors including, but not limited to, whether, and in what amount and with what priority, Contingent Claims against the Debtors become non-contingent and fixed; and whether, and to what extent, Disputed Claims are resolved in favor of the Debtors. Accordingly, no representation can be or is being made with respect to whether each estimated percentage recovery shown in the table above will be realized by the Holder of an Allowed Claim or Allowed Interest in any particular Class.

IN THE VIEW OF THE PLAN PROPONENTS, THE PLAN PROVIDES THE HOLDERS OF CLAIMS WITH THE BEST RECOVERY POSSIBLE. ACCORDINGLY, THE PLAN PROPONENTS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF SUCH HOLDERS AND STRONGLY RECOMMEND THAT ALL SUCH HOLDERS ENTITLED TO VOTE, VOTE TO ACCEPT THE PLAN.

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	2.	Claims Bar Date and Proofs of Claim	29
VIII. SUMMARY OF THE PLAN OF LIQUIDATION			30
A.	Purpose and Effect of the Plan		30
B.	Substantive Consolidation		31
C.	Classification and Treatment of Claims and Interests		34
	1.	Unclassified Claims	34
	2.	Unimpaired Claims	36
	3.	Impaired Claims	37
	4.	Interests	39
	5.	Special Provision Regarding Unimpaired Claims	39
	6.	Special Provision Regarding Use of Section 502(d) to Deny Distributions to Holders of Claims	39
	7.	Allowed Claims	40
	8.	Special Provisions Regarding Insured Claims	40
D.	Acceptance Or Rejection Of The Plan		41
	1.	Impaired Classes of Claims Entitled to Vote	41
	2.	Acceptance by an Impaired Class	41
	3.	Presumed Acceptances by Unimpaired Classes	41
	4.	Classes Deemed to Reject Plan	41
	5.	Summary of Classes Voting on the Plan	41
	6.	Confirmation Pursuant to Bankruptcy Code Section 1129(b)	41
E.	Means For Implementation Of The Plan		42
	1.	Global Plan Settlement and Substantive Consolidation	42
	2.	Corporate Action	42
F.	Sources For Plan Distribution		44
G.	Liquidating Trust		44
	1.	Establishment of the Liquidating Trust	44
	2.	Trust Distributions	44
	3.	Duration of Trust	44
	4.	Liquidation of Causes of Action	45
	5.	Liquidating Trustee	45
	6.	Federal Income Taxation of Liquidating Trust	48
	7.	No Revesting Of Assets	49
	8.	Accounts	49
	9.	Release Of Liens	49
	10.	Exemption From Certain Transfer Taxes	49
	11.	Preservation Of Causes Of Action; Settlement Of Causes Of Action	50
	12.	Effectuating Documents; Further Transactions	50
H.	Provisions Governing Distributions		51
	1.	Distributions for Claims Allowed as of the Effective Date	51
	2.	Liquidating Trustee as Disbursing Agent	51
	3.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	51
	4.	Prepayment	52
	5.	Means of Cash Payment	52

ii

	6.	Interest on Claims	53
	7.	Withholding and Reporting Requirements	53
	8.	Setoffs	53
	9.	Procedure for Treating and Resolving Disputed, Contingent and/or Unliquidated Claims	54
	10.	Fractional Dollars	55
	11.	Allocation of Plan Distributions Between Principal and Interest	55
	12.	Distribution Record Date	56
I.	Treatment Of Executory Contracts And Unexpired Leases		56
	1.	Rejected Contracts And Leases	56
	2.	Bar To Rejection Damages	56
	3.	Assumed And Assigned Contracts And Leases	56
J.	Confirmation And Consummation Of The Plan		57
	1.	Conditions To Confirmation	57
	2.	Conditions To Effective Date	57
	3.	Waiver Of Conditions	58
	4.	Consequences Of Non-Occurrence Of Effective Date	58
	5.	Substantial Consummation	58
K.	Allowance And Payment Of Certain Administrative Claims		58
	1.	Professional Fee Claims	58
	2.	Substantial Contribution Compensation and Expenses Bar Date	59
	3.	Other Administrative Claims	59
L.	Effect Of Plan Confirmation		59
	1.	Binding Effect	59
	2.	Discharge of the Debtors	59
	3.	Releases by the Debtors	59
	4.	Injunction	60
	5.	Term of Bankruptcy Injunction or Stays	60
	6.	Satisfaction of Subordination Rights	60
	7.	Exculpation and Limitation of Liability	61
	8.	Indemnification Obligations	61
	9.	Dissolution of the Creditors’ Committee	61
M.	Retention Of Jurisdiction		62
IX. CERTAIN FACTORS TO BE CONSIDERED			64
A.	General Considerations		64
B.	Certain Bankruptcy Considerations		64
C.	Administrative and Priority Claims		64
X. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			65
A.	Certain Tax Consequences of the Plan		67
	1.	Treatment of Transfers to and Distributions by the Liquidating Trust	67
	2.	Allocation of Plan Distributions between Principal and Interest	70
	3.	Withholding, Backup Withholding, and Information Reporting	70
B.	Importance of Obtaining Professional Tax Assistance		71
XI. FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS			72
A.	Feasibility of the Plan		72

iii

B.	Acceptance of the Plan	72
C.	Best Interests Test	72
D.	Liquidation Analysis	73
E.	Application of the “Best Interests” of Creditors Test to the Liquidation Analysis and the Plan	73
F.	Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative	74
XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		74
A.	Alternative Plan(s) of Liquidation	74
B.	Liquidation under Chapter 7	75
C.	Dismissal of the Chapter 11 Cases	75
XIII. THE SOLICITATION AND VOTING PROCEDURE		75
A.	Parties in Interest Entitled to Vote	75
B.	Classes Impaired under the Plan	76
XIV. FURTHER INFORMATION		76
A.	Further Information; Additional Copies	76
B.	Internet Access to Bankruptcy Court Documents	76
XV. RECOMMENDATION AND CONCLUSION		77

iv

APPENDICES

A.	Joint Plan of Liquidation

B.	Schedule of Debtors

C.	Liquidation Analysis

DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN OF LIQUIDATION

OF CIRCUIT CITY STORES, INC. AND ITS AFFILIATED DEBTORS AND DEBTORS

IN POSSESSION AND ITS OFFICIAL COMMITTEE OF CREDITORS HOLDING

GENERAL UNSECURED CLAIMS

I. INTRODUCTION

The Plan Proponents submit this disclosure statement (the “Disclosure Statement”) pursuant to Bankruptcy Code section 1125, for use in the solicitation of votes on the Plan. A copy of the Plan is annexed as Appendix A to this Disclosure Statement.

This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition operating and financial history, the need to seek chapter 11 protection, significant events that have occurred during the Chapter 11 Cases, the liquidation of the Debtors’ remaining stores by the Postpetition Liquidator and the anticipated liquidation of the Debtors’ remaining assets and operations. This Disclosure Statement also describes terms and provisions of the Plan, certain effects of Confirmation of the Plan, and the manner in which Distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that Holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. Unless otherwise noted herein, all dollar amounts provided in this Disclosure Statement and in the Plan are given in United States dollars.

FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE SECTIONS VIII AND IX HEREOF.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE PLAN PROPONENTS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH DOCUMENTS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE PLAN PROPONENTS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, TO THE EXTENT THAT ANY ENTITY ASSERTS THAT THIS DISCLOSURE STATEMENT CONSTITUTES AN ADMISSION OF ANY FACT OR LIABILITY, THE PLAN PROPONENTS DO NOT BELIEVE THAT THIS DISCLOSURE STATEMENT CONSTITUTES SUCH AN ADMISSION OF ANY FACT OR

LIABILITY, STIPULATION, OR WAIVER, BUT RATHER IS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER APPLICABLE EVIDENTIARY RULES. THE PLAN PROPONENTS RESERVE THEIR RIGHTS TO ASSERT IN ANY SUCH CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS THAT THIS DISCLOSURE STATEMENT IS NOT ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING ANY OF THE DEBTORS OR ANY OTHER PARTY. THIS DISCLOSURE STATEMENT SHALL NOT BE DEEMED ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS OR INTERESTS. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

THE DEBTORS EXPRESSLY RESERVE ALL OF THEIR RIGHTS TO DISMISS ANY OF THE CHAPTER 11 CASES AT ANY TIME.

THE PLAN PROPONENTS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF ALL CLAIMS. ACCORDINGLY, THE PLAN PROPONENTS URGE HOLDERS OF CLAIMS TO VOTE TO ACCEPT THE PLAN.

FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION II AND SECTION XIII OF THE DISCLOSURE STATEMENT.

II. PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.	Notice to Holders of Claims and Interests

This Disclosure Statement will be transmitted to Holders of Claims that are entitled to vote on the Plan. A discussion and listing of those Holders of Claims that are entitled to vote on the Plan and those Holders of Claims that are not entitled to vote on the Plan is provided herein. The primary purpose of this Disclosure Statement is to provide adequate information to enable such Claimholders to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

The Bankruptcy Court has been asked to approve this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable such Claimholders to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT (WHEN SUCH APPROVAL IS OBTAINED) DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN, OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

WHEN AND IF CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, WHETHER OR NOT SUCH HOLDERS ARE ENTITLED TO VOTE OR DID VOTE ON THE

PLAN AND WHETHER OR NOT HOLDERS RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS, YOU ARE ENCOURAGED TO READ THE PLAN AND THIS DISCLOSURE STATEMENT CAREFULLY. IN PARTICULAR, ALL HOLDERS OF IMPAIRED CLAIMS WHO ARE ENTITLED TO VOTE ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, the Debtors’ businesses and operations, considerations pertinent to acceptance or rejection of the Plan and developments concerning the Chapter 11 Cases.

THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES AND ASSUMPTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTING FIRM AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

B.	Holders of Claims Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are in a class that will receive a distribution under a proposed chapter 11 plan are entitled to vote to accept or reject a proposed chapter 11 plan. Classes of claims in which the holders of claims are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims or interests that receive no distribution on account of their claims or interests are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.

Under Bankruptcy Code section 1124, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitled the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

In addition, a holder of an impaired claim or interest which is entitled to receive or retain property under the plan may vote to accept or to reject a plan only if the claim or interest is “allowed” for purposes of voting, which means generally that no party in interest has objected to such claim or interest or, if no proof of claim was filed, that such claim or interest has not been scheduled by the Debtor as contingent, unliquidated or disputed.

Thus, the Holder of a Claim against a Debtor that is Impaired under the Plan is entitled to vote to accept or reject the Plan if (i) the Plan provides a Distribution in respect of such Claim, (ii)(a) the Claim has been scheduled by the Debtors (and such claim is not scheduled at zero or as disputed, contingent or unliquidated) or (b) the Claimholder has filed a Proof of Claim on or before the Bar Date applicable to such Holder, pursuant to Bankruptcy Code sections 502(a) and 1126(a) and Bankruptcy Rules 3003 and 3018, and (iii) (a) no objection to the Claim has been timely filed or any timely objection been withdrawn, dismissed or denied by Final Order, or (b) pursuant to Bankruptcy Rule 3018(a), upon application of the Holder of the Claim with respect to which there has been an objection, the Bankruptcy Court temporarily allows the Claim in an amount that the Bankruptcy Court deems proper for the purpose of accepting or rejecting the Plan, all as further set forth in the Solicitation Procedures Motion.

Under the Plan, Class 1 and Class 2 are Unimpaired and are presumed under Bankruptcy Code section 1126(f) to have accepted the Plan, and their votes to accept or to reject the Plan will not be solicited. Class 3 and Class 4 are Impaired under the Plan and are entitled to vote on the Plan, subject to the limitations set forth above. Classes 5, 6, 7 and 8 are Impaired under the Plan and will not receive or retain any distribution or property under the Plan on account of their Claims or Interests and, therefore, are deemed under Bankruptcy Code section 1126(g) to have rejected the Plan and are not entitled to vote to accept or reject the Plan. Pursuant to Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

C.	Acceptance of the Plan

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds ( 2 /3) in dollar amount and more than one-half ( 1/2) in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds ( 2/3) of the number of shares in such class that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Section XI of this Disclosure Statement entitled, “Feasibility of the Plan and Best Interests of Creditors”.

Bankruptcy Code section 1129(b) permits the confirmation of a plan notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class. For a more detailed description of the requirements for confirmation of a non-consensual plan, see Section XI.F. of this Disclosure Statement entitled, “Confirmation Without Acceptance of All Impaired Classes: the ‘Cramdown’ Alternative.”

D.	Solicitation Package

Accompanying this Disclosure Statement are copies of (1) the Plan; (2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider confirmation of the Plan and related matters and the time for filing objections to confirmation of the Plan (the “Confirmation Hearing Notice”); and (3) if you are the Holder of Claim(s) entitled to vote on the Plan, one or more Ballots (and return envelopes) to be used by you in voting to accept or reject the Plan.

The Confirmation Hearing Notice sets forth in detail, among other things, procedures governing voting deadlines and objection deadlines with respect to the Plan and confirmation of the Plan. The Confirmation Hearing Notice and the instructions attached to the Ballot should be read in connection with this section of the Disclosure Statement.

E.	Voting Procedures, Ballots and Voting Deadline

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you will receive separate Ballots that must be used for each separate Class of Claims. After carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement. You must complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided.

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN NOVEMBER 10, 2009 AT 4:00 P.M. (EASTERN TIME) (THE “VOTING DEADLINE”) BY KURTZMAN CARSON CONSULTANTS (THE “VOTING AGENT”).

DO NOT RETURN ANY STOCK CERTIFICATES OR DEBT INSTRUMENTS WITH YOUR BALLOT.

If you have any questions about (i) the procedure for voting your Claim or with respect to the packet of materials that you have received or (ii) the amount of your Claim, or if you wish to obtain, at your own expense (unless otherwise specifically required by Bankruptcy Rule 3017(d)) an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

Circuit City Stores, Inc., et al.

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, California 90245

(888) 830-4650 (telephone)

Or visit: http://www.kccllc.net/circuitcity

F.	Withdrawal of Ballots; Revocation; Changes to Vote

Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. To be valid, a notice of withdrawal must (i) contain the description of the Claim(s) to which it relates, including, at a minimum, the claim number from the Claims Agent’s claim register and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Voting Agent in a timely manner at the address set forth above. The Plan Proponents intend to consult with the Voting Agent to determine whether any withdrawals of Ballots were received and whether the requisite acceptances of the Plan have been received.

Any party who previously submitted a properly completed Ballot to the Voting Agent prior to the Voting Deadline may revoke such Ballot and change her, his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. If more than one timely, properly completed Ballot is received, only the Ballot that bears the latest date will be counted for purposes of determining whether the requisite acceptances of the Plan have been received.

G.	Waivers of Defects and Other Irregularities

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of Ballots will be determined by the Voting Agent and the Plan Proponents in their sole discretion, which determination will be final and binding, subject to approval by the Bankruptcy Court (if necessary). As indicated in Section II.F. above, “Withdrawal of Ballots; Revocation; Changes to Vote,” effective withdrawals of Ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Plan Proponents reserve the absolute right to contest the validity of any such withdrawal. Unless otherwise directed by the Court, a purported notice of withdrawal of Ballots that is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast Ballot. The Plan Proponents also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Plan Proponents or their counsel, be unlawful. The Plan Proponents further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Plan Proponents, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Plan Proponents (or the Bankruptcy Court) determine. Neither the Plan Proponents nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not therefore been cured or waived) will be invalidated.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to Bankruptcy Code section 1126(e), that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Bankruptcy Court has entered an order (the “Solicitation Procedures Order”, Docket No.     ) which sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly. The Solicitation Procedures Order also establishes a deadline by which the Debtors must file an objection to a Claim, the effect of which would be to require the Holder of such Claim to seek an order authorizing them to vote on the Plan pursuant to Bankruptcy Rule 3018.

H.	Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to Bankruptcy Code section 1128 and Bankruptcy Rule 3017(c), the Confirmation Hearing will be held on November 23, 2009 at 10:00 a.m. (Eastern Time) before the Honorable Kevin R. Huennekens, United States Bankruptcy Judge for the Eastern District of Virginia, in the Bankruptcy Court, 701 East Broad Street, Room 5000, Richmond, VA 23219. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

Pursuant to the Solicitation Procedures Order, the Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served by personal service, overnight delivery, or first-class mail so that they are RECEIVED on or before November 16, 2009, at 4:00 p.m. (Eastern Time) (the “Confirmation Objection Deadline”) by the following parties:

(i) the Debtors: if by first-class mail, Circuit City Stores, Inc., P.O. Box 5695, Glen Allen, VA 23058-5695 (Attn: Michelle Mosier) or, if by overnight delivery or personal service, Circuit City Stores, Inc., 4951 Lake Brook Drive, Suite #500, Glen Allen, VA 23060 (Attn: Michelle Mosier);

(ii) counsel for the Debtors: (x) if by first-class mail, Skadden, Arps, Slate, Meagher & Flom LLP, One Rodney Square, P.O. Box 636, Wilmington, DE 19899-636 (Attn: Gregg M. Galardi and Ian S. Fredericks) or, if by overnight delivery or personal service, Skadden, Arps, Slate, Meagher & Flom LLP, One Rodney Square, 10th and King Streets, 7th Floor, Wilmington, DE 19801 (Attn: Gregg M. Galardi and Ian S. Fredericks), (y) Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Drive, Chicago, IL 60606 (Attn: Chris L. Dickerson and Jessica S. Kumar) and (z) McGuireWoods LLP, One James Center, 901 E. Cary Street, Richmond, VA 23219 (Attn: Douglas M. Foley and Sarah B. Boehm);

(iii) counsel for the Creditors’ Committee: (x) Pachulski Stang Ziehl & Jones, LLP, 10100 Santa Monica Boulevard, 11th Floor, Los Angeles, CA 90067 (Attn: Jeffrey N. Pomerantz and Stanley E. Goldich), (y) Pachulski Stang Ziehl & Jones, LLP, 780 Third Avenue, 36th Floor, New York, NY 10017 (Attn: Robert J. Feinstein) and (z) Tavenner & Beran, PLC, 20 N. Eighth Street, Second Floor, Richmond, VA 23219 (Attn: Lynn L. Tavenner and Paula S. Beran); and

(iv) the Office of the United States Trustee for the Eastern District of Virginia, 701 East Broad Street, Suite 4304, Richmond, VA 23219 (Attn: Robert B. Van Arsdale)

in each case so as to be RECEIVED NO LATER THAN CONFIRMATION OBJECTION DEADLINE. OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH ABOVE SHALL NOT BE CONSIDERED AND SHALL BE DEEMED OVERRULED.

III. HISTORY, OPERATIONS, AND STRUCTURE OF THE DEBTORS

A.	Introductory Note

As detailed more fully herein, on January 16, 2009, the Bankruptcy Court approved the Debtors’ entry into the Final Store Closing Agreement and the liquidation of the Debtors’ remaining inventory. Upon entry into the Final Store Closing Agreement, the Postpetition Liquidator commenced going-out-of-business sales at the Debtors’ remaining stores and the Debtors began the process of winding down their Estates, assessing their liabilities, and liquidating their remaining assets. The going-out-of-business sales concluded on or before March 8, 2009. A description of the Debtors’ history, structure, and business practices is provided to help understand and analyze the Plan.

B.	The Company

The Debtors’ headquarters were located in Richmond, Virginia and are now located in Glen Allen, Virginia. The parent company, Circuit City, is a publicly traded Virginia corporation. The other Debtors are all direct or indirect subsidiaries of Circuit City. A list of the Debtors is attached hereto as Appendix B. By order of the Bankruptcy Court, the Debtors’ cases were procedurally consolidated for administrative purposes.

C.	Employees

As of the Petition Date, the Debtors employed approximately 39,600 full and part-time employees. The Debtors’ stores were staffed with highly trained sales and installation professionals. None of the Debtors’ employees were covered by collective bargaining agreements, and the Debtors considered relations with employees to be good.

In conjunction with the store closings and the wind down of the Debtors’ businesses, as described herein, substantially all of the Debtors’ employees were terminated.

IV. PREPETITION CAPITAL STRUCTURE OF THE DEBTORS

A.	Secured Indebtedness

Prior to the Petition Date, certain Debtors were parties to that certain Second Amended and Restated Credit Agreement, dated January 31, 2008 (as amended) (the “Prepetition Credit Agreement”) that provided for a revolving credit facility with various lenders, including Bank of America, N.A. as administrative agent, in the maximum amount of $1.3 billion of revolving commitments. The Prepetition Credit Agreement was secured by first priority liens on and security interests in, among other things, goods, general intangibles, payment intangibles, accounts, and inventory. As of the Petition Date, the amount outstanding under the Prepetition Credit Agreement was approximately $898 million. As of the date of this Disclosure Statement, the Debtors have no remaining indebtedness under the Prepetition Credit Agreement.

B.	Equity

As of the Petition Date, Circuit City had authorized and issued 167,793,742 shares of publicly-traded common stock.

V. CORPORATE STRUCTURE OF THE DEBTORS

A.	Current Corporate Structure

Circuit City owns either directly or indirectly all or substantially all of the equity interests in each of its subsidiaries.

B.	Board of Directors and Executive Officers

The following persons comprised Circuit City’s Board of Directors (the “Board”) and executive officers as of the Petition Date:

Name	Title
Bruce H. Besanko	Executive Vice President and Chief Financial Officer
Brian S. Bradley	Senior Vice President – Multi-Channel
Kelly E. Breitenbecher	Senior Vice President – Supply Chain & Space Planning
Ronald M. Brill	Director
Carolyn H. Byrd	Director
James F. Hardymon	Director
John T. Harlow	Executive Vice President and Chief Operating Officer
Reginald D. Hedgebeth	Senior Vice President, General Counsel and Secretary
Lyle G. Heidemann	Director
Eric A. Jonas, Jr.	Senior Vice President – Human Resources
Alan Kane	Director
John J. Kelly	Senior Vice President – Merchandising
Allen King	Director, Chairman
Don R. Kornstein	Director

James A. Marcum	Director, Vice Chairman, Acting President and Chief Executive Officer
J. Patrick Spainhour	Director
Jeffrey S. Stone	Executive Vice President – New Business Development
Ronald L. Turner	Director
Elliott Wahle	Director
Carolyn Y. Woo	Director

Since the Petition Date, in light of the liquidation, Circuit City has reduced its Board and officers significantly. The following persons comprise the Circuit City’s Board and executive officers as of the date of this Disclosure Statement:

Name	Title
Ronald M. Brill	Director
Alan Kane	Director
Allen King	Director, Chairman
Don R. Kornstein	Director
James A. Marcum	Director, Vice Chairman, Acting President and Chief Executive Officer
Michelle Mosier	Vice President and Controller, Principal Financial Officer

The Board has the authority to appoint committees to perform certain management and administrative functions. Prior to the Petition Date, the Board appointed an Audit Committee, a Nominating and Governance Committee, a Compensation and Personnel Committee and an Executive Committee.

VI. EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES

A.	Financial Results Prior to the Petition Date

Due to the substantial efforts of the Company and its employees, for the fiscal year ending February 29, 2008, the Company generated revenues of approximately $11.14 billion. However, notwithstanding these efforts, the Company generated operating losses before taxes of approximately $351 million. As a result, as of the Petition Date, the Company had experienced two consecutive years of losses.

On September 30, 2008, the Company filed its 10-Q (the “September 10-Q”). The September 10-Q reflected that the Debtors had total combined assets of approximately $3.013 billion (book value) and total combined liabilities of approximately $2.228 billion. In addition, the September 10-Q reflected that, during the six-month period commencing March 1, 2008, and ending August 31, 2008, the Company experienced additional losses before taxes of approximately $400.4 million. The largest driver of declining performance was a double-digit decline in in-store traffic from the previous year.

B.	The Company’s Pre-Filing Turnaround Efforts

As referenced in the September 10-Q and subsequent press releases, to improve financial performance and to implement a global turnaround, the Company pursued three primary objectives. First, the Company brought in a new management team with extensive turnaround experience. Second, the Company sought to restore its brand, retain existing customers and attract new customers. Third, the Company sought to close unprofitable stores and markets. Finally, the Company sought to preserve and, in some instances, improve vendor relations.

With respect to the first objective, the Company’s Board of Directors recognized the need for executives with experience in turnaround situations. Accordingly, in August of 2008, the Company appointed James Marcum as Vice Chairman of the Board to lead the efforts to accelerate the pace of the Company’s turnaround. In September of 2008, Circuit City announced that its then present chairman, president and chief executive officer agreed to step down from his positions and resign as a director of Circuit City. In response, the Board appointed Mr. Marcum to fill the vacant positions by serving as acting president and chief executive officer of Circuit City.

To address the second objective – brand restoration and customer retention and attraction – the Company determined that it was necessary to implement widespread operational changes. These operational changes consisted of, among other things, the following: (i) differentiating its business from other electronics retailers by focusing on elevating the customer service standards in all stores; (ii) improving merchandising standards; (iii) increasing in-stock levels on key items and advertised products; (iv) advertising and pricing changes, including launching a new pricing initiative – the “One Price Promise” – where customers pay the same price for merchandise whether they purchase the merchandise over the internet or in-store and increased broadcast advertising; and (v) improving overall in-store environments.

To begin to address the third objective – closing unprofitable stores – in October 2008, the Company began soliciting offers from liquidation firms to conduct store closing sales at approximately 155 stores (the “Initial Closing Stores”) and liquidate the Company’s inventory and certain other assets therein. To that end, in or about mid-October, the Company obtained confidentiality agreements from six national liquidation firms.

After discussions with the liquidation firms, the Company was provided initial bids from two distinct joint ventures, neither of which was acceptable and, thus, the Company commenced negotiations regarding revised bid structures.

Again, the Company received two proposals, and began negotiating with the joint venture that provided the better of the two proposals. These negotiations continued for two days and resulted in the terms of a formal bid in the form of a store closing agency agreement (the “Initial Store Closing Agreement”). The Company provided the Initial Store Closing Agreement to the other joint venture bidder with a request to submit its highest or otherwise best bid. That joint venture declined to do so.

Based on the bid submitted by the joint venture comprised of Hilco Merchant Resources, LLC and Gordon Brothers Retail Partners, LLC (the “Prepetition Liquidator”), and with advice of its advisors and with consent of the Prepetition Agent, the Company determined that proceeding with liquidation sales at 155 unprofitable stores (the “Initial Store Closing Sales”) according to the terms of the Initial Store Closing Agreement was in its best interest and the best interests of its stakeholders. Accordingly, on October 31, 2008, the Prepetition Liquidator and the Company executed the Initial Store Closing Agreement.2 Thereafter, on November 5, 2008, the Prepetition Liquidator began the Initial Store Closing Sales at the Initial Closing Stores. The Prepetition Liquidator concluded the Initial Store Closing Sales by December 31, 2008.

As a result of the Initial Store Closing Sales, the Company necessarily laid off numerous employees that were no longer needed for continued operations. In addition to the layoffs associated with the Initial Store Closing Sales, the Company determined that an overall reduction in workforce was necessary. Accordingly, on November 7, 2008, the Company laid-off approximately 1,300 additional employees.

Finally, to address the third objective – improved vendor relations – the Company sought to maintain a transparent dialogue with various members of its merchandise vendor community, especially its largest vendors. This began approximately one year prior to the Petition Date and continued through all of 2008. In the months directly preceding the Petition Date, the Company engaged in frequent communication with its vendor community. In particular, the Company held many face-to-face meetings with its key vendors. During these meetings, the Company apprised vendors of the Company’s turnaround efforts, operational changes, and long-term strategy.

C.	Commencement Of The Chapter 11 Cases

Notwithstanding the Company’s efforts, the Company was forced to commence chapter 11 proceedings to attempt to restore positive financial performance and continue its turnaround efforts. In large part, the chapter 11 filings were due to three factors, all of which contributed to a liquidity crisis that prevented the Company from completing its turnaround goals outside of formal proceedings: (i) erosion of vendor confidence; (ii) decreased liquidity; and (iii) a global economic crisis.

Although the Company worked hard to preserve and, in some instances, enhance vendor relations, given the impact of the global economic crisis, the Company’s efforts did not instill the widespread vendor confidence the Company needed. Many of the Company’s merchandise and other vendors altered their relationships with the Company to the Company’s detriment. Specifically, various merchandise vendors restricted the Company’s available trade credit and reduced payment terms; in some instances, the Company’s terms were changed to cash in advance. This factors alone significantly strained operations because the Company found it more difficult to sustain adequate product inventory and other store supply levels.

More notably, the Company found itself with additional liquidity problems due to significantly decreased availability under the Prepetition Credit Facility, which resulted from three distinct, but related factors. First, to pay vendors, the Company was forced to fund such

[2]	On November 4, 2008, the Debtors and Prepetition Agent amended and restated the Store Closing Agreement to address certain non-material issues that arose following October 31, 2008.

payments, in part, through borrowings under the Prepetition Credit Facility. Second, because the Company was unable to purchase as much inventory as it otherwise would have had vendors not restricted trade credit and terms, the Debtors’ availability under the Prepetition Credit Facility, which was calculated based on, among other factors, inventory levels, decreased. Third, in October 2008, the Prepetition Agent conducted a valuation of the Company’s inventory. Using the new valuation, the calculation under the Prepetition Credit Facility resulted in further decreased availability.

Faced with these circumstances, the Company also found that additional liquidity was not available through traditional channels, such as the credit markets. This was due to the widespread liquidity crisis among all major banks and other lending institutions throughout the country. Accordingly, the Company could not access additional liquidity from third party sources.

Lastly, the Company found itself – like all other businesses at that time – entrenched in the worst economic crisis since the Great Depression. As fallouts from the mortgage crisis rippled through the United States economy, the Company witnessed firsthand the significant negative effects. These effects have taken many forms, not the least of which was decreased customer traffic in stores. During the months leading up to the Petition Date, consumers were increasingly concerned about rising unemployment and the general tightening of the credit markets, in which they were unable to borrow funds through credit cards, let alone home equity loans, to purchase household and other electronics products. This credit crisis had a drastic effect on sales because 70% of the Company’s sales were generated through credit card purchases.

These external events, coupled with the Company’s overall poor performance, necessitated further restructuring initiatives, which the Company determined could only be accomplished under chapter 11 of the Bankruptcy Code. In addition, without immediate relief, the Company was concerned that it would not receive goods for the soon-to-follow Black Friday and the ensuing holiday season.

Accordingly, on November 10, 2008, the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The cases (case numbers 08-35653 through 08-35670) were assigned to the Honorable Kevin R. Huennekens.

Also on the Petition Date, InterTAN Canada and Tourmalet Corporation commenced proceedings (the “Canadian Case”) in the Ontario Superior Court of Justice (the “Canadian Court”) under the Companies’ Creditors Arrangement Act (the “CCAA”) in Canada. InterTAN Canada is a wholly owned subsidiary of InterTAN, Inc. (“InterTAN”). The debtors in the Canadian Case are not governed by the Plan.

VII. CHAPTER 11 CASES

A.	Continuation of Business; Stay of Litigation

After the Petition Date, the Debtors continued to operate as debtors in possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. Under the Bankruptcy Code, the Debtors are required to comply with certain statutory reporting requirements, including the filing of monthly operating reports. As of the date hereof, the Debtors have complied with such requirements. The Debtors are authorized to operate their business in the ordinary course, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

An immediate effect of the filing of the Debtors’ bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by Creditors, the enforcement of Liens against property of the Debtors, and the continuation of litigation against the Debtors. This relief provides the Debtors with the “breathing room” necessary to assess their business and carry out an organized reorganization or wind-down process. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization or liquidation.

B.	First Day Orders

At the first day hearing (the “First Day Hearing”) held in these Chapter 11 Cases, the Debtors filed numerous motions seeking immediate relief. The Bankruptcy Court entered numerous “first day orders” (the “First Day Orders”). The First Day Orders are intended to facilitate the transition between the Debtors’ prepetition and postpetition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. Many of the First Day Orders obtained in these Chapter 11 Cases are typical for large chapter 11 cases.

The First Day Orders in the Chapter 11 Cases authorized, among other things:

(1) the joint administration of the Chapter 11 Cases for procedural purposes (Docket No. 77);

(2) the retention of Kurtzman Carson Consultants LLC as agent of the Bankruptcy Court (the “Claims Agent”) (Docket No. 108);

(3) the maintenance of the Debtors’ bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date (Docket No. 83) and the waiver of investment and deposit requirements (Docket No. 131);

(4) payment of employees’ accrued prepetition wages and employee benefit claims (Docket No. 80);

(5) payment of certain prepetition tax claims (Docket No. 110);

(6) continued utility services during the first months of the Chapter 11 Cases (Docket No. 117);

(7) the maintenance of certain prepetition customer programs and practices (Docket No. 111);

(8) payment of prepetition shipping charges and related obligations (Docket No. 112);

(9) the maintenance of certain insurance policies and insurance premium financing programs (Docket No. 113);

(10) payment of certain prepetition claims of foreign vendors (Docket No. 132);

(11) confirmation that the Debtors’ undisputed obligations arising from postpetition delivery of goods will have administrative expense priority status and that certain holders of valid reclamation claims will have administrative expense treatment (Docket No. 133);

(12) a deadline for filing requests for payment of certain administrative expenses arising under Bankruptcy Code section 503(b)(9) (Docket No. 107);

(13) the continuation of the Initial Store Closing Sales (Docket No. 82);

(14) the rejection of certain non-residential real property leases (Docket No. 81); and

(15) certain procedures for trading in the Debtors’ equity securities and claims against the Debtors (Docket No. 135).

C.	Debtor-in-Possession Financing

On November 10, 2008, the Bankruptcy Court granted the Debtors interim authority to enter into the DIP Facility (the “Interim DIP Order,” Docket No. 78). The Interim DIP Order approved the DIP Facility on an interim basis and authorized the Debtors to obtain credit and incur debt on an interim basis up to the initial aggregate committed amount of $1.1 billion (consisting of $1.05 billion for the Debtors and $50 million for InterTAN Canada (to be guaranteed by the Debtors)).

The Bankruptcy Court granted final authority to enter into the DIP Facility on December 23, 2008 (the “Final DIP Order,” Docket No. 1262). The Final DIP Order approved the DIP Facility on a final basis and authorized the Debtors to borrow under the DIP Facility: (A) up to the aggregate committed amount of $1.1 billion (consisting of $1.05 billion for the Debtors and $50 million for InterTAN Canada (to be guaranteed by the Debtors)) through and including December 29, 2008, (B) up to the aggregate committed amount of $900 million (consisting of $850 million for the Debtors and $50 million for borrowings by InterTAN Canada (to be guaranteed by the Debtors)) on December 30, 2008 and December 31, 2008, (C) up to the aggregate committed amount of $910 million (consisting of $850 million for the Debtors and $60 million for borrowings by InterTAN Canada (to be guaranteed by the Debtors)) for the period January 1, 2009 through and including January 17, 2009, and (D) thereafter up to the aggregate committed amount of $900 million (consisting of $850 million for the Debtors and $50 million for borrowings by InterTAN Canada (to be guaranteed by the Debtors)), all in accordance with the terms and conditions of the DIP Credit Agreement.

Under the terms of the DIP Credit Agreement and the Final DIP Order, to secure the repayment of the borrowing and all other obligations arising under the DIP Facility, the Debtors granted the DIP Lenders priming first priority, continuing, valid, binding, enforceable, non-avoidable and automatically perfected postpetition security interests and liens upon on substantially all of the Debtors’ assets, senior and superior in priority to all other secured and unsecured Creditors of the Debtors’ Estates except as otherwise provided in the Final DIP Order. Obligations under the DIP Facility were also granted “superpriority” claim status under Bankruptcy Code section 364(c)(1), meaning they had priority over all other administrative expenses. The liens and claims granted to the DIP Lenders were subject to the fees and expenses of the U.S. Trustee under 28 U.S.C. § 1930 and the Clerk of the Bankruptcy Court, as well as a carve-out for fees and disbursements of the Debtors’ professionals and the Creditors’ Committee’s professionals. The DIP Credit Agreement also contained covenants, representations and warranties, events of default, and other terms and conditions typical of credit facilities of a similar nature.

Under the terms of the DIP Credit Agreement and the Final DIP Order, the proceeds of the DIP Facility were to be used solely for (a) working capital and general corporate purposes (including capital expenditures), (b) payment of costs of administration of the Chapter 11 Cases and (c) payment in full of the Prepetition Credit Agreement.

On February 17, 2009, following approval of the Final Store Closing Agreement, as set forth in Section VII.E.3. of the Disclosure Statement, below, the Court entered an order approving the third amendment to the DIP Credit Agreement (the “Third DIP Amendment,” Docket No. 2214) and amending the Final DIP Order. The Third DIP Amendment provides for a wind down budget of the Debtors’ operations and termination of the DIP Facility on the earlier of the completion of the liquidation sales or April 30, 2009. The Third Amendment further authorized the Debtors to borrow under the DIP Facility: (A) up to the aggregate committed amount of $265 million (consisting of $225 million for the Debtors and $40 million for InterTAN Canada (to be guaranteed by the Debtors)) from February 16, 2009 through February 27, 2009 and (B) thereafter, up to the aggregate committed amount of $140 million (consisting of $100 million for the Debtors and $40 million for borrowings by InterTAN Canada (to be guaranteed by the Debtors)).

In accordance with the Third DIP Amendment, following the conclusion of the liquidation sales, the Debtors have no outstanding borrowings under the DIP Credit Agreement and the DIP Facility is fully cash collateralized.

D.	Appointment of Creditors’ Committee

On November 12, 2008, pursuant to Bankruptcy Code section 1102(a), the U.S. Trustee appointed certain entities as members to the Creditors’ Committee. The Creditors’ Committee members are: Hewlett-Packard Company, Samsung Electronics America, Inc., LG Electronics USA, Inc., Alliance Entertainment, Garmin International, Inc., Simon Property Group, Inc., Weidler Settlement Class, Developers Diversified Realty Corp., Toshiba America Consumer Products, LLC, Paramount Home Entertainment and Pension Benefit Guarantee Corporation.

The Bankruptcy Court authorized the retention of various professionals by the Creditors’ Committee, including (i) Pachulski Stang Ziehl & Jones LLP as bankruptcy counsel (Docket No. 1671); (ii) Tavenner & Beran, PLC as local counsel (Docket No. 1672); (iii) Jefferies & Company, Inc. as financial advisor (Docket No. 1682, as supplemented, Docket No. 2330); (iv) Protiviti, Inc. as financial advisor (Docket No. 1668, as corrected, Docket No. 1907); and (v) Gowling Lafleur Henderson LLP as Canadian counsel (Docket No. 1667).

E.	Other Material Relief Obtained During the Chapter 11 Cases

In addition to the first day relief sought in these Chapter 11 Cases, the Debtors have sought authority with respect to a multitude of matters designed to assist in the administration of the Chapter 11 Cases and to maximize the value of the Debtors’ Estates. Set forth below is a brief summary of certain of the principal motions the Debtors have filed during the pendency of the Chapter 11 Cases.

1.	Retention of Debtors’ Professionals

During these Chapter 11 Cases, the Bankruptcy Court has authorized the retention of various Professionals by the Debtors, including:

(i) the retention of Skadden, Arps, Slate, Meagher & Flom LLP and its affiliates (“Skadden”) as bankruptcy counsel (Docket No. 792);

(ii) the retention of McGuireWoods LLP (“McGuire”) as local counsel (Docket No. 791);

(iii) the retention of Kirkland & Ellis LLP (“Kirkland”) as special counsel (Docket No. 914, as corrected, Docket No. 1091);

(iv) the retention of Rothschild, Inc. (“Rothschild”) as investment banker (Docket No. 1435);

(v) the retention of FTI Consulting, Inc. (“FTI”) as financial advisors (Docket No. 1269);

(vi) the retention of DJM Realty Services, LLC (“DJM”) as real estate consultants and advisors (Docket No. 1436);

(vii) the retention of KPMG LLP (“KPMG”) as auditors and tax consultants (Docket No. 1278);

(viii) the retention of Ernst & Young LLP (“E&Y”) as accounting and tax consultants (Docket No. 1277); and

(ix) the retention of Streambank, LLC (“Streambank”) as intellectual property disposition consultants and advisors (Docket No. 3128, as revised, Docket No. 3319).

2.	Extension of Time to Assume or Reject Leases

Given the complexity of these Chapter 11 Cases and the number of real property leases involved, the Debtors were unable to complete their analysis of all nonresidential real property leases during the time limitation prescribed by Section 365(d)(4) of the Bankruptcy Code. Therefore, upon motion of the Debtors, on December 10, 2008, the Bankruptcy Court extended the time by which the Debtors must assume or reject leases of nonresidential real property for six (6) months, through and including June 8, 2009 (Docket No. 882). As set forth in Section VII.E.6. of this Disclosure Statement, the Debtors assumed or rejected all but one of their leases of nonresidential property prior to the June 8, 2009 deadline. The deadline was extended with respect to the remaining lease until June 10, 2009 and that lease was ultimately assumed and assigned.

3.	Entry into the Final Store Closing Agreement

After the Petition Date, the Debtors continued to pursue various restructuring alternatives, including a stand-alone plan, transactions with strategic partners and sales of all or certain aspects of their business. The Debtors ultimately determined that a sale of the Debtors’ assets, whether as a going concern or for liquidation, represented the Debtors’ best option for maximizing the value of the Estates for their Creditors and parties in interest. Thus, after the Petition Date, Rothschild continued to actively contact strategic partners, industry leaders, and other potential purchasers concerning a going concern sale of the Debtors.

On January 9, 2009, the Debtors’ unsealed the Sale Motion, seeking authorization to conduct auctions for a sale or sales of the Debtors’ businesses as a going concern or for liquidation, or of miscellaneous assets of the Debtors.

On January 12, 2009, the Court entered the Sale Procedures Order. Pursuant to this order, the Debtors held an auction on January 13, 14 and 15, 2009.

Based on certain indications of interest, the Debtors were hopeful that they would receive a bid contemplating a sale of the Debtors’ businesses as a going concern. Unfortunately, the auction did not yield a feasible going concern bid. Instead, the Debtors, in consultation with the Creditors’ Committee and the DIP Agent, determined that the highest and best value alternative was to pursue a liquidation of the Debtors’ businesses. Accordingly, the Debtors’ determined that the highest or otherwise best bid received at the auction was that of the Postpetition Liquidator.

The Debtors entered into the Final Store Closing Agreement with the Postpetition Liquidator on January 15, 2009. On January 16, 2009, the Court entered the Sale Order, approving the Debtors’ entry into the Final Store Closing Agreement and commencement of the Final Store Closing Sales to sell the merchandise at each of the Debtors’ 567 remaining retail stores and distribution centers. The Postpetition Liquidator completed the Final Store Closing Sales on March 8, 2009.

4.	Wind-Down Incentive and Retention Plan

By motion dated February 6, 2009 (the “Wind-Down Incentive Plan Motion,” Docket No. 2008), the Debtors sought authorization from the Bankruptcy Court to implement a wind-down incentive and retention plan (the “Wind-Down Incentive Plan”). On March 25, 2009, the Bankruptcy Court entered the Order Under Bankruptcy Code Sections 105, 363(b) and 503(c)(3) Approving a Wind Down Incentive and Retention Plan and Authorizing Payment of Wind Down Incentive Pay to Plan Participants (Docket No. 2757) approving the Wind-Down Incentive Plan. The Wind-Down Incentive Plan is a standard program designed to address the Debtors’ retention needs during the pendency of the Chapter 11 Cases. In particular, it serves the purposes of incentivizing employees to maximize returns from the liquidation and combating the negative employee morale and turnover problems resulting from the uncertainties and increased burdens imposed on employees in the Chapter 11 Cases, particularly in light of the liquidation.

The Wind-Down Incentive Plan Motion contemplated certain bonus payments to James Marcum, the Company’s acting president and chief executive officer. Approval of these bonuses was postponed by agreement between the Creditors’ Committee and the Debtors. The Debtors intend to seek authorization to make the bonus payments to Mr. Marcum in conjunction with confirmation of the Plan, and the Creditors’ Committee has not objected to such relief.

5.	Extension of Exclusive Periods

Pursuant to an order of the Bankruptcy Court dated March 3, 2009 (Docket No. 2398), the Bankruptcy Court extended the Debtors’ exclusive period to propose a plan (the “Plan Proposal Period”) and to solicit acceptances of such plan (the “Solicitation Period”, and together with the Plan Proposal Period, the “Exclusive Periods”) through July 8, 2009 and September 6, 2009, respectively. Pursuant to an order of the Bankruptcy Court dated July 28 (Docket No. 4307), the Bankruptcy Court further extended the Plan Proposal Period until July 31, 2009 and the Solicitation Period until September 29, 2009.

6.	Real Property

(a) Assumption and Assignment, Termination and Rejection of Unexpired Leases of Nonresidential Real Property

On the Petition Date, the Debtors were parties to approximately 970 nonresidential real property leases. As of the date of this Disclosure Statement, all of the Debtors’ unexpired nonresidential real property leases have been either assumed and assigned to a purchaser, terminated or rejected.

The Debtors have rejected real property leases pursuant to:

(a)	Bankruptcy Court order, dated November 10, 2008 (Docket No. 81);

(b)	Bankruptcy Court order, dated December 10, 2008 (Docket No. 896), deeming leases rejected if not assumed and assigned;

(c)	Bankruptcy Court order, dated December 23, 2008 (Docket No. 1270);

(d)	Bankruptcy Court order, dated December 24, 2008 (Docket No. 1308);

(e)	Bankruptcy Court order, dated January 16, 2009 (Docket No. 1666);

(f)	Bankruptcy Court order, dated January 21, 2009 (Docket No. 1705);

(g)	Bankruptcy Court order, dated March 3, 2009 (Docket No. 2400);

(h)	Bankruptcy Court order, dated March 4, 2009 (Docket No. 2405);

(i)	Bankruptcy Court order, dated March 31, 2009 (Docket No. 2882); and

(j)	Bankruptcy Court order, dated April 2, 2009 (Docket No. 2915).

The Debtors have assumed real property leases and assigned them to third parties pursuant to:

(a)	Bankruptcy Court order, dated December 24, 2008 (Docket No. 1304, as amended January 23, 2009, Docket No. 1743);

(b)	Bankruptcy Court order, dated December 24, 2008 (Docket No. 1305); and

(c)	Bankruptcy Court order, dated February 3, 2009 (Docket No. 1941).

In addition to the above lease rejections and assumptions and assignments, on February 3, 2009, the Debtors filed their Motion for Orders under Bankruptcy Code Sections 105, 363, and 365 (i) Approving Bidding and Auction Procedures for Sale of Unexpired Nonresidential Real Property Leases, (ii) Setting Sale Hearing Dates and (iii) Authorizing and Approving (A) Sale of Certain Unexpired Nonresidential Real Property Leases Free and Clear of All Interests, (B) Assumption and Assignment of Certain Unexpired Nonresidential Real Property Leases and (C) Lease Rejection Procedures (the “Lease Sale Motion,” Docket No. 1946), seeking approval of procedures for the sale or rejection of the Debtors’ remaining real property leases. Pursuant to the Lease Sale Motion, the order approving the procedures sought therein (the “Lease Sale Bidding Procedures Order,” Docket No. 2242, as supplemented, Docket No. 2346), and the modified order granting the Debtors additional time to market certain leases beyond the March 31, 2009 automatic rejection date established in the Lease Sale Bidding Procedures Order (the “Modified Lease Sale Bidding Procedures Order,” Docket No. 2855), the Debtors marketed the majority of their remaining retail location leases.

As a result of these marketing efforts, and following an auction held on March 10, 2009, and subsequent auctions held on May 11, 2009 and June 3, 2009, the Debtors assumed and assigned, or agreed with the lease counterparties to terminate, a number of their real property leases. Those leases for which the Debtors did not receive any satisfactory offers were rejected by notice, pursuant to the procedures established by the Lease Sale Bidding Procedures Order.

Specifically, the Debtors rejected certain real property leases, pursuant to the Lease Sale Bidding Procedures Order, by:

(a)	Rejection Notice, dated February 25, 2009 (Docket No. 2410);

(b)	Rejection Notice, dated February 25, 2009 (Docket No. 2412);

(c)	Rejection Notice, dated February 26, 2009 (Docket No. 2409);

(d)	Rejection Notice, dated March 3, 2009 (Docket No. 2408);

(e)	Rejection Notice, dated March 4, 2009 (Docket No. 2419);

(f)	Rejection Notice, dated March 5, 2009 (Docket No. 2434);

(g)	Rejection Notice, dated March 6, 2009 (Docket No. 2463);

(h)	Rejection Notice, dated March 13, 2009 (Docket No. 2592); and

(i)	Rejection Notice, dated April 23, 2009 (Docket No. 3142).

In addition, the Debtors agreed with lease counterparties to terminate certain real property leases, in accordance with the Lease Sale Bidding Procedures Order, pursuant to:

(a)	Bankruptcy Court order, dated March 13, 2009 (Docket No. 2586);

(b)	Bankruptcy Court order, dated March 17, 2009 (Docket No. 2612);

(c)	Bankruptcy Court order, dated March 17, 2009 (Docket No. 2614);

(d)	Bankruptcy Court order, dated March 20, 2009 (Docket No. 2731);

(e)	Bankruptcy Court order, dated March 23, 2009 (Docket No. 2741); and

(f)	Bankruptcy Court order, dated March 30, 2009 (Docket No. 2838).

Finally, the Debtors assumed certain real property leases and assigned them to third parties, in accordance with the Lease Sale Bidding Procedures Order and the Modified Lease Sale Bidding Procedures Order, pursuant to:

(a)	Bankruptcy Court order, dated March 13, 2009 (Docket No. 2580);

(b)	Bankruptcy Court order, dated March 13, 2009 (Docket No. 2581);

(c)	Bankruptcy Court order, dated March 13, 2009 (Docket No. 2582);

(d)	Bankruptcy Court order, dated March 13, 2009 (Docket No. 2583);

(e)	Bankruptcy Court order, dated March 13, 2009 (Docket No. 2584);

(f)	Bankruptcy Court order, dated March 13, 2009 (Docket No. 2585);

(g)	Bankruptcy Court order, dated March 17, 2009 (Docket No. 2607);

(h)	Bankruptcy Court order, dated March 17, 2009 (Docket No. 2609);

(i)	Bankruptcy Court order, dated March 17, 2009 (Docket No. 2611);

(j)	Bankruptcy Court order, dated March 17, 2009 (Docket No. 2613);

(k)	Bankruptcy Court order, dated March 18, 2009 (Docket No. 2651);

(l)	Bankruptcy Court order, dated March 20, 2009 (Docket No. 2691);

(m)	Bankruptcy Court order, dated March 20, 2009 (Docket No. 2696);

(n)	Bankruptcy Court order, dated May 19, 2009 (Docket No. 3378);

(o)	Bankruptcy Court order, dated June 3, 2009 (Docket No. 3508);

(p)	Bankruptcy Court order, dated June 8, 2009 (Docket No. 3541); and

(q)	Bankruptcy Court order, dated June 10, 2009 (Docket No. 3575, as amended July 10, 2009, Docket No. 4036).

(b)	Real Property Sales

On February 12, 2009, the Debtors filed their Motion for Orders Under Bankruptcy Code Sections 105 and 363 and Bankruptcy Rules 2002 and 6004 (I) Approving Bidding Procedures, (II) Setting Auction and Sale Hearing Dates, (III) Authorizing and Approving Sale by Seller of Certain Real Property Located in Phoenix, Arizona Free and Clear of Liens and (IV) and Granting Related Relief (Docket No. 2125) pursuant to which they sought Court authorization of procedures to sell certain real property located in Phoenix, Arizona and Court approval of the sale of the Phoenix property. On March 3, 2003, the Court entered the Order Under Bankruptcy Code Sections 105 and 363 and Bankruptcy Rules 2002 and 6004 (I) Approving Bidding Procedures and (II) Setting Auction and Sale Hearing Dates in Connection With the Sale of Certain Real Property Located in Phoenix, Arizona (Docket No. 2401), approving bidding and auction procedures. After an auction held on March 18, 2009, the Debtors determined, after consultation with the Creditors’ Committee, that the highest and best bid for the Phoenix property was that of BRG Properties, LLC. Following a sale hearing, on March 20, 2009, the Court entered the Order Under Bankruptcy Code Sections 105 and 363 and Bankruptcy Rules 2002 and 6004 Approving Sale by Seller of Certain Real Property Located in Phoenix, Arizona Free and Clear of Liens (Docket No. 2710), approving the sale of the Phoenix property to BRG Properties, LLC for a purchase price of $4.105 million.

On April 24, 2009, the Debtors filed their Motion for Order Pursuant to Bankruptcy Code Sections 105, 363 and 503 and Bankruptcy Rules 2002 and 6004 (A) Authorizing Seller to Enter Into Agreement in Connection with Sale of Certain Real Property Located in Ardmore, Oklahoma, Subject to Higher or Otherwise Better Bids, (B) Approving Termination Fee in Connection Therewith, (C) Approving Sale of Real Property Free and Clear of All Interests, and

(D) Granting Related Relief (Docket No. 3148) pursuant to which they sought Court authorization of procedures to sell certain real property located in Ardmore, Oklahoma and Court approval of the sale of the Ardmore property. On March 3, 2009, the Court entered the Order Under Bankruptcy Code Sections 105 and 363 and Bankruptcy Rules 2002 and 6004 (I) Approving Bidding Procedures and (II) Setting Auction and Sale Hearing Dates in Connection With the Sale of Certain Real Property Located in Ardmore, Oklahoma (Docket No. 2401), approving bidding and auction procedures. After an auction held on May 11, 2009, the Debtors determined, after consultation with the Creditors’ Committee, that the highest and best bid for the Ardmore property was that of Shores Oilfield Equipment Company, Inc. Following a sale hearing, on May 15, 2009, the Court entered the Order Under Bankruptcy Code Sections 105, 363 and 503 and Bankruptcy Rules 2002 and 6004 Approving Sale by Seller of Certain Real Property Located in Ardmore, Oklahoma Free and Clear of Liens (Docket No. 3355), approving the sale of the Ardmore property to Shores Oilfield Equipment Company, Inc. for a purchase price of $8.2 million.

On June 2, 2009, the Debtors filed their Motion for Order Under Bankruptcy Code Sections 105, 363, 365 and 503 and Bankruptcy Rules 2002, 6004 and 6006 (A) Authorizing Seller to Enter into Agreement for Sale of Certain Real Property in Baltimore, Maryland Subject to Higher or Otherwise Better Bids, (B) Approving Termination Fee in Connection Therewith, (C) Approving Sale of Real Property Free and Clear of All Interests, (D) Approving Assumption, Assignment and Sale of Certain Unexpired Leases of Non-Residential Real Property Free and Clear of All Interests and (E) Granting Related Relief (Docket No. 3496) pursuant to which they sought Court authorization of procedures to sell certain real property located in Baltimore, Maryland and Court approval of the sale of the Baltimore property and the assumption and assignment of the leases associated therewith. After an auction held on June 22, 2009, the Debtors determined, after consultation with the Creditors’ Committee, that the highest and best bid for the Baltimore property was that of VEI Circuit, LLC. Following a sale hearing, on June 25, 2009, the Court entered the Order Under Bankruptcy Code Sections 105, 363, 365 and 503 and Bankruptcy Rules 2002, 6004 and 6006 Authorizing and Approving the Sale by Seller of Certain Real Property Located in Baltimore, Maryland and the Assumption, Assignment and Sale by Seller of Certain Unexpired Leases of Non-Residential Real Property Free and Clear of Liens and Interests (Docket No. 3799), approving the sale of the Baltimore property to VEI Circuit, LLC for a purchase price of $4.65 million.

On June 26, 2009, the Debtors filed their Motion for Order under Bankruptcy Code Sections 105, 363 and 503 and Bankruptcy Rules 2002 and 6004 (A) Authorizing Seller to Enter into Agreement for Sale of Certain Real Property in Virginia Beach, Virginia Subject to Higher or Otherwise Better Bids, (B) Approving Termination Fee in Connection Therewith, (C) Approving Sale of Real Property Free and Clear of All Interests and (D) Granting Related Relief (Docket No. 3819) pursuant to which they sought Court authorization of procedures to sell certain real property located in Virginia Beach, Virginia and Court approval of the sale of the Virginia Beach property. Following the expiration of the bid deadline, the only bid for the Virginia Beach property was that of the stalking horse bidder, Cardinal Capital Partners, Inc. Following a sale hearing, on July 16, 2009, the Court entered the Order Under Bankruptcy Code Sections 105, 363, 365 and 503 and Bankruptcy Rules 2002 and 6004 Authorizing and Approving the Sale by Seller of Certain Real Property Located in Virginia Beach, Virginia Free and Clear of Liens and Interests (Docket No. 4127), approving the sale of the Virginia Beach property to Cardinal Capital Partners, Inc. for a purchase price of $439,000 plus a waiver of certain prepetition Claims.

On July 2, 2009, the Debtors filed their Motion for Orders Under Bankruptcy Code Sections 105, 363 and 503 and Bankruptcy Rules 2002 and 6004 (I)(A) Approving Bidding Procedures for Sale of Certain Real Property in Moreno Valley, California, (B) Authorizing Sellers to Enter Into Agreement in Connection Therewith Subject to Higher and Better Proposals (C) Approving Expense Reimbursement in Connection Therewith (D) Setting Auction and Sale Hearing Dates; (II) Approving Sale of Property Free and Clear of Liens; and (III) and Granting Related Relief (Docket No. 3925) pursuant to which they sought Court authorization of procedures to sell certain real property located in Moreno Valley, California and Court approval of the sale of the Moreno Valley property. On July 28, 2009, the Court entered the Order Under Bankruptcy Code Sections 105, 363 and 503 and Bankruptcy Rules 2002 and 6004 (I) Approving Bidding Procedures for Sale of Certain Real Property Located in Moreno Valley, California, (II) Authorizing Sellers to Enter Into Agreement in Connection Therewith, (III) Approving Expense Reimbursement in Connection Therewith and (IV) Setting Auction and Sale Hearing Dates (Docket No. 4305), approving bidding and auction procedures. Following the expiration of the bid deadline, the only bid for the Moreno Valley property was that of the stalking horse bidder, 99¢ Only Stores. Accordingly, at a sale hearing to be held on August 27, 2009, the Debtors will seek entry of an order approving the sale of the Moreno Valley property to the stalking horse bidder, 99¢ Only Stores, for a purchase price of $2.25 million.

On July 28, 2009, the Debtors filed their Motion for Order Under Bankruptcy Code Sections 105, 363, 365 and 503 and Bankruptcy Rules 2002, 6004 and 6006 (A) Authorizing Seller to Enter into Agreement for Sale of Certain Real Property in San Jose, California Subject to Higher or Otherwise Better Bids, (B) Approving Termination Fee in Connection Therewith, (C) Approving Sale of Real Property Free and Clear of All Interests, (D) Approving Assumption, Assignment and Sale of Certain Unexpired Lease of Non-Residential Real Property Free and Clear of All Interests and (C) Granting Related Relief (Docket No. 4324, as amended Docket No. 4359) pursuant to which they sought Court authorization of procedures to sell certain real property located in San Jose, California and Court approval of the sale of the San Jose property and the assumption and assignment of the leases associated therewith. After an auction held on August 12, 2009, the Debtors determined, after consultation with the Creditors’ Committee, that the highest and best bid for the San Jose property was that of Smythe European, Inc. At a sale hearing to be held on August 27, 2009, the Debtors will seek entry of an order approving the sale of the San Jose property to Smythe European, Inc. for a purchase price of $11.15 million.

On July 28, 2009, the Debtors filed their Debtors’ Motion for Order Under Bankruptcy Code Sections 105 and 363 and Bankruptcy Rules 2002 and 6004 (A) Authorizing Seller to Enter into Agreement for Sale of Certain Real Property in Los Angeles, California Subject to Higher or Otherwise Better Bids, (B) Approving Sale of Real Property Free and Clear of All Interests and (C) Granting Related Relief (Docket No. 4321) pursuant to which they sought Court authorization of procedures to sell certain real property located in Lose Angeles, California and Court approval of the sale of the Los Angeles property. After an auction held on August 20, 2009, the Debtors determined, after consultation with the Creditors’ Committee, that the highest and best bid for the Los Angeles property was that of Children’s Hospital Los Angeles. At a sale hearing to be held on August 27, 2009, the Debtors intend to seek entry of an order approving the sale of the Los Angeles property to Children’s Hospital Los Angeles for a purchase price of $585,000.

On August 7, 2009, the Debtors filed their Motion for Order Under Bankruptcy Code Sections 105, 363 and 503 and Bankruptcy Rules 2002 and 6004 (A) Authorizing Seller to Enter into Agreement for Sale of Certain Real Property in Atlanta, Georgia Subject to Higher or Otherwise Better Bids, (B) Approving Expense Reimbursement in Connection Therewith, (C) Approving Sale of Real Property Free and Clear of All Interests and (D) Granting Related Relief (Docket No. 4397) pursuant to which they sought Court authorization of procedures to sell certain real property located in Atlanta, Georgia and Court approval of the sale of the Atlanta property. After an auction held on August 24, 2009, the Debtors determined, after consultation with the Creditors’ Committee, that the highest and best bid for the Atlanta property was that of Axion Holdings, LLC. At a sale hearing to be held on August 27, 2009, the Debtors intend to seek entry of an order approving the sale of the Georgia property to Axion Holdings, LLC for a purchase price of $2.1 million.

As of the date of this Disclosure Statement, and aside from the properties set forth above for which sales are pending, the Debtors own five remaining properties. The Debtors’ real estate advisor, DJM, continues to market the remaining properties.

7.	Sale of the Canadian Assets

Pursuant to an extensive marketing process approved in the Canadian Case, InterTAN Canada and its advisors actively marketed InterTAN Canada’s business for sale as a going concern. Those marketing efforts culminated in an asset purchase agreement with Bell Canada and its affiliate, 4458729 Canada Inc. (the “Canadian Purchaser”), to purchase the InterTAN Canada business (the “Canadian APA”). The Canadian APA also called for the sale and/or license by Circuit City Stores West Coast, Inc. of certain trademarks and licensed trademarks used by InterTAN Canada in the operation of its business. The Canadian APA further covered the sale by Ventoux International, Inc. of its shares of Circuit City Global Sourcing Limited, a wholly owned subsidiary of Ventoux International, Inc. through which InterTAN Canada sources private label products from factories in Asia.

On March 6, 2009, the Debtors filed their Motion for Order Pursuant to Bankruptcy Code Sections 105 and 363 and Bankruptcy Rule 9019 (I) Approving the Sale by Circuit City Stores West Coast, Inc. and Ventoux International, Inc. of Certain Assets Free and Clear of all Interests; (II) Approving InterTAN, Inc.’s Authorization of InterTAN Canada Ltd.’s Sale of Substantially all of its Assets; (III) Approving the Intercompany Agreement; (IV) Approving the Foto Source Settlement Agreement; and (V) Granting Related Relief (Docket No. 2466), seeking approval of the Canadian APA and certain related agreements and actions.

After a sale hearing, on March 20, 2009 the Court entered the Order Pursuant to Bankruptcy Code Sections 105 and 363 (I) Approving the Sale by Circuit City Stores West Coast, Inc. and Ventoux International, Inc. of Certain Assets Free and Clear of all Interests; (II) Approving InterTAN, Inc.’s Authorization of InterTAN Canada Ltd.’s Sale of Substantially all of its Assets; (III) Approving the Intercompany Agreement; (IV) Approving the Foto Source Settlement Agreement; and (V) Granting Related Relief (Docket No. 2711) approving the sale pursuant to the Canadian APA (the “Canadian Sale”). The Canadian Sale closed on July 1, 2009. The Debtors received $15 million of the total proceeds of the Canadian Sale on account of the trademarks and the shares of Circuit City Global Sourcing. Any additional proceeds of the Canadian Sale remaining after payment of claims in the Canadian Case will be distributed to the Company.

8.	Sale of the Intellectual Property and Internet Assets

In addition to the foregoing assets, the Debtors also possessed certain intellectual property and internet-related property, contracts, hardware and software, which were not purchased or liquidated pursuant to the Final Store Closing Agreement.

In the period prior to the Court’s approval of the liquidation, Rothschild had actively contacted potential purchasers concerning sales of some or all of the assets of the Debtors. In connection therewith, Rothschild received several indications of interest in certain of the Debtors’ intellectual property and internet-related assets, including offers to purchase certain of such assets. Given the interest the Debtors initially received in a going concern sale, the Debtors originally focused on pursuing such a sale and did not go forward with the offers for the intellectual property assets at that time. However, following the Court’s approval of the liquidation, the Debtors and their advisors recommenced efforts to market the intellectual property and internet-related assets, including by retaining Streambank as the Debtors’ intellectual property disposition consultants and advisors, as set forth in Section III.E.1 hereof.

These efforts resulted, on April 5, 2009, in the Debtors’ entry into an asset purchase agreement with Systemax, Inc. (the “Systemax Agreement”), as the stalking horse bidder for certain of the intellectual property and internet-related assets (the “IP Assets”). On April 9, 2009, the Debtors filed their Motion for Orders Pursuant to Bankruptcy Code Sections 105, 332 and 363 (I)(A) Approving Procedures in Connection With Sale of Intellectual Property, Internet-Related Property and Customer Information, (B) Authorizing Sellers to Enter Into a Stalking Horse Agreement in Connection Therewith, (C) Approving Certain Bid Protections in Connection Therewith, (D) Approving Form and Manner of Sale Notice and (E) Setting Auction and Sale Hearing Dates; (II) Authorizing US Trustee to Appoint Consumer Privacy Ombudsman; (III) Approving Sale of Intellectual Property, Internet-Related Property and Customer Information Free and Clear of all Interests; and (IV) Granting Related Relief (Docket No. 2977), seeking approval of the Debtors’ entry into the Systemax Agreement and establishment of bidding procedures to enable the Debtors to solicit competing bids and conduct an auction.

On April 16, 2009, the Court entered the Order Pursuant to Bankruptcy Code Sections 105, 332 and 363 (I) Approving Procedures in Connection with Sale of Intellectual Property, Internet-Related Property and Customer Information, (II) Authorizing Sellers to Enter Into Stalking Horse Agreement in Connection Therewith, (III) Approving Certain Bid Protections in Connection Therewith, (IV) Approving Form and Manner of Sale Notice and (V) Setting Auction and Sale Hearing Dates (Docket No. 3071) approving entry into the Systemax Agreement as the stalking horse agreement, and approving bidding procedures.

The Debtors received a number of bids from parties interested in purchasing the IP Assets. Following an auction on May 11, 2009, the Debtors determined, after consultation with the Creditors’ Committee, that the highest or otherwise best offer was that ultimately received from Systemax, Inc. at the auction. Following a sale hearing, on May 15, 2009, the Court entered the Order (I) Approving Sale of Intellectual Property, Internet-Related Property and Customer Information Free and Clear of All Interests; and (II) Granting Related Relief (Docket No. 3358) approving the sale of the IP Assets to Systemax, Inc. The purchase price for the IP Assets was $14 million plus a percentage of revenues earned on the IP Assets, which Systemax, Inc. guaranteed to be at least $3 million, secured by a letter of credit.

In addition, on July 6, 2009, the Debtors filed their Motion for Orders Pursuant to Bankruptcy Code Sections 105 and 363 and Bankruptcy Rules 2002 and 6004 (I)(A) Approving Procedures in Connection With Sales of Miscellaneous Intellectual Property Assets, (B) Authorizing Sellers to Enter Into Stalking Horse Agreements in Connection Therewith, (C) Approving the Payment of Termination Fees in Connection Therewith, (D) Approving Form and Manner of Sale Notice and (E) Setting Auction and Hearing Dates; (II) Approving Sale of Miscellaneous Intellectual Property Assets Free and Clear of All Interests; and (III) Granting Related Relief (Docket No. 3960) seeking approval of bidding procedures with respect to miscellaneous intellectual property and internet-related assets remaining after the sale to Systemax, Inc. (the “Remaining IP Assets”).

On July 17, 2009, the Court entered the Order Under Bankruptcy Code Sections 105 and 363 and Bankruptcy Rules 2002 and 6004 (I) Approving Procedures in Connection with Sales of Miscellaneous Intellectual Property Assets, (II) Authorizing Sellers to Enter Into Stalking Horse Agreements in Connection Therewith, (III) Approving the Payment of Termination Fees in Connection Therewith, (IV) Setting Auction and Hearing Dates and (V) Granting Related Relief (Docket No. 4157) approving bidding procedures in connection with the sale of the Remaining IP Assets. Prior to the bid deadline, the Debtors received bids on certain of the Remaining IP Assets, including: the domain name “800.com”; the intellectual property and customer data associated with firedogSM, the Debtors’ technical services division; Trading Circuit, a buyer-to-buyer internet auction website and the associated customer information; and certain customer information and trademarks. Following an auction on August 18, 2009, the Debtors determined, after consultation with the Creditors’ Committee, that the highest and best bids for the Remaining IP Assets were those of (i) Steven Ivester, to purchase 800.com at a purchase price of $250,000, (ii) Firstmark, to purchase the firedogSM assets at a purchase price of $250,000, (iii) Micro Electronics, to purchase the Trading Circuit assets at a purchase price of $40,000 and (iv) Micro Electronics, to purchase certain customer information and trademarks at a purchase price of $350,000. At a sale hearing to be held on August 27, 2009, the Debtors will seek approval of the sale of the foregoing Remaining IP Assets.

9.	Miscellaneous Asset Sales

(a)	The Corporate Airplanes

As set forth above, the Sale Procedures Order allowed for bids on miscellaneous of the Debtors’ assets. Pursuant to the Sale Procedures Order, the Debtors received a bid on Circuit City’s Hawker airplane. Following an auction for the airplane, held on January 14, 2009, the Debtors determined, after consultation with the Creditors’ Committee, that the highest and best bid for the airplane was that of TACALA, LLC. Following a sale hearing, on January 20, 2009 the Court entered the Order (I) Approving Sale of Aircraft Free and Clear of all Liens, Claims, Interests and Encumbrances; and (II) Granting Related Relief (Docket No. 1684, as amended, Docket No. 1740 and Docket No. 2228) approving the sale of the Hawker airplane to TACALA, LLC for a purchase price of $4.5 million.

On January 16, 2009, the Debtors entered into a brokerage agreement with Martinair, Inc. (“Martinair”), to engage Martinair as the Debtors’ airplane broker. Martinair actively marketed the Debtors’ Learjet airplane. As a result of these marketing efforts, the Debtors received a number of offers for the airplane. On February 3, 2009 the Debtors filed their Motion for Order Pursuant to Bankruptcy Code Sections 105 and 363 (A) Authorizing Debtors to Enter into Agreement in Connection with Sale of Aircraft, Subject to Higher or Otherwise Better Bids, (B) Approving Sale of Aircraft Free and Clear of All Interests; and (C) Granting Related Relief (Docket No. 1948), pursuant to which they sought to sell the Learjet to AVEST LLC, subject to higher and better offers. After an auction held on February 12, 2009, the Debtors and Martinair determined, after consultation with the Creditors’ Committee, that the highest and best bid for the airplane was that of Omni Air Transport, LLC. Following a sale hearing, on February 17, 2009, the Court entered the Order (I) Approving Sale of Aircraft Free and Clear of all Liens, Claims, Interests and Encumbrances; and (II) Granting Related Relief (Docket No. 2213, as amended, Docket No. 2251) approving the sale of the Learjet airplane to Omni Air Transport, LLC for a purchase price of $4.35 million.

(b)	The Excluded Defective Inventory

The majority of the Debtors’ inventory was disposed of pursuant to the Final Store Closing Agreement. However, the Final Store Closing Agreement excluded certain defective or obsolete inventory (the “Excluded Defective Inventory”). As a result, on February 3, 2009, the Debtors filed their Motion for Orders Pursuant to Bankruptcy Code Sections 105 and 363 and Bankruptcy Rule 6004 (I) Approving Procedures in Connection with Sale of Excluded Defective Inventory, (II) Approving Sale of Such Inventory Free and Clear of All Interests and (III) Granting Related Relief (Docket No. 1944), seeking Court approval of procedures to sell the Excluded Defective Inventory. On February 18, 2009, the Court approved a sale process in connection with the sale of the Excluded Defective Inventory (Docket No. 2229). Pursuant to the sale process, the Debtors conducted an auction on February 25, 2009. Following the auction, the Debtors determined, after consultation with the Creditors’ Committee, that the highest and best bid for the Excluded Defective Inventory was that of Hyper Microsystems, Inc. On March 3, 2009, pursuant to the Court’s Order, the Debtors submitted the Notice of Sale of Excluded Defective Inventory to Hyper Microsystems Inc. (Docket No. 2361). The purchase price for the Excluded Defective Inventory was $12.2 million.

(c)	Miscellaneous De Minimis Assets

On February 3, 2009, the Debtors filed their Motion for Order Under 11 U.S.C. §§ 105 and 363 Approving Procedures to Sell Certain Miscellaneous Assets Free and Clear of All Interests without Further Order of Court (Docket No. 1922) pursuant to which they sought Court authority to sell certain miscellaneous assets, including defective or obsolete merchandise, furniture, fixtures, owned equipment, and other personal and real property (the “Miscellaneous Assets”) for which the purchase price is less than $100,000 without need for further order of the

Bankruptcy Court. On February 17, 2009, the Court entered the Order Granting Debtors’ Motion for Order Under 11 U.S.C. §§ 105 and 363 Approving Procedures to Sell Certain Miscellaneous Assets Free and Clear of all Interests Without Further Order of Court (Docket No. 2208), establishing procedures for the sale of the Miscellaneous Assets. The Debtors have sold a variety of Miscellaneous Assets pursuant to these procedures.

10.	Termination of Pension Plan

On April 20, 2009, the Pension Benefit Guaranty Corporation (the “PBGC”) provided the Debtors with a Notice of Determination stating that, under section 4042 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. § 1342(a)(2), the PBGC had determined that the Retirement Plan of Circuit City Stores Inc. (the “Retirement Plan”) would be unable to pay benefits when due. Accordingly, the PBGC determined to terminate the plan under ERISA § 4042(c) and to appoint itself as statutory trustee under ERISA § 4048, effective March 31, 2009.

On May 21, 2009, Circuit City entered into the Agreement for Appointment of Trustee and Termination of Plan (the “PBGC Agreement”), pursuant to which the Retirement Plan was terminated, effective March 31, 2009, and the PBGC was appointed trustee of the Retirement Plan. Circuit City reserves any and all rights with respect to the PBGC Agreement and nothing herein shall be construed as a waiver of such rights.

11.	Claims Settlement Procedures

On August 10, 2009, the Court entered the Order Under 11 U.S.C. §§ 105 and 363, and Fed. R. Bankr. P. 2002, 9006, and 9019 Authorizing the Establishment of Procedures to Settle Certain Pre-Petition and Post-Petition Claims and Causes of Actions Without Further Court Approval (the “Claims Settlement Procedures Order,” Docket No. 4401), approving certain procedures for settling Claims and Causes of Action. Pursuant to the Claims Settlement Procedures Order, the Debtors may enter into settlements with parties in interest and, absent any objection or extension, such settlements will become binding upon expiration of the prescribed notice period.

F.	Summary of Claims Process and Bar Date

1.	Schedules and Statements of Financial Affairs

The Debtors filed Schedules of Assets and Liabilities and Statements of Financial Affairs (collectively, the “Schedules and Statements”) with the Bankruptcy Court on December 19, 2008 (Docket Nos. 10-16, 1130, 1131, 2231, 3306). Among other things, the Schedules and Statements set forth the Claims of known Creditors against the Debtors as of the Petition Date, based upon the Debtors’ books and records.

2.	Claims Bar Date and Proofs of Claim

By order dated December 10, 2008, the Bankruptcy Court established January 30, 2009 at 5:00 p.m. (Eastern Time) as the general bar date for filing nongovernmental Proofs of Claim against the Debtors (the “General Bar Date”). Governmental Units were required to file proofs of claim by May 11, 2009 at 5:00 p.m. (Eastern Time) (the “Governmental Units Bar Date”). Notice of the General Bar Date and the Governmental Units Bar Date was mailed to Creditors on December 19, 2008, and notice of the General Bar Date and the Governmental Units Bar Date was published in the Wall Street Journal and the Richmond Times Dispatch on December 24, 2008.

By order dated May 14, 2009, the Bankruptcy Court established June 30, 2009 at 5:00 p.m. Eastern Time as the bar date for filing initial administrative claim requests for claims first arising from and after the Petition Date through and including April 30, 2009 (the “Initial Administrative Bar Date”). Notice of the Initial Administrative Bar Date was mailed to Creditors on or prior to May 22, 2009, and notice of the Initial Administrative Bar Date was published in the national edition of the Wall Street Journal, the international edition of the Financial Times, and the Richmond Times Dispatch on May 21, 2009.

The Bankruptcy Court’s orders bars any Holder of a Claim that does not file a Proof of Claim or administrative claim request required to be filed by the General Bar Date, the Governmental Units Bar Date or the Administrative Bar Date, as the case may be, from asserting any such Claim against the Debtors or any successors to the Debtors. As of the date of this Disclosure Statement, over 11,500 Proofs of Claim and administrative claim requests have been timely filed and not withdrawn in the Chapter 11 Cases.

VIII. SUMMARY OF THE PLAN OF LIQUIDATION

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND INTEREST HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS.

A.	Purpose and Effect of the Plan

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Chapter 11 also allows a debtor to formulate and consummate a plan of liquidation.

A plan of liquidation sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of liquidation by a bankruptcy court makes the plan binding upon the debtor and any creditor of or interest holder in the debtor, whether or not such creditor or interest holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan.

Consistent with the Court’s approval of the Debtors’ liquidation, the Plan provides for the distribution of the proceeds of the liquidation of all assets of the Debtors to various Creditors as contemplated under the Plan and for the wind-up the Debtors’ corporate affairs. Under the Plan, Claims against, and Interests in, the Debtors are divided into Classes according to their relative seniority and other criteria.

If the Plan is confirmed by the Bankruptcy Court and consummated, the Claims and Interests of the various Classes will be treated in accordance with the provisions in such Plan for each such Class. On the Distribution Dates, the Debtors will make Distributions to certain Classes of Claims as provided in such Plan. A general description of the Classes of Claims against the Debtors created under the Plan, the treatment of those Classes under the Plan, and the property to be distributed under the Plan are described below.

B.	Substantive Consolidation

Substantive consolidation of the estates of multiple debtors in bankruptcy effectuates a combination of the assets and liabilities of the involved debtors for certain purposes. The common effects of consolidation are (i) the pooling of the assets of, and claims against, the consolidated debtors; (ii) satisfying liabilities from a common fund; and (iii) combining the creditors of the debtors for purposes of voting on plans of reorganization or liquidation.

The Plan contemplates and is predicated upon entry of an order substantially consolidating the Debtors’ Estates and the Chapter 11 Cases pursuant to the Global Plan Settlement. On the Effective Date, the Global Plan Settlement provides that (i) all Intercompany Claims by, between and among the Debtors shall be eliminated, (ii) all assets and liabilities of the Subsidiary Debtors shall be merged or treated as if they were merged with the assets and liabilities of Circuit City, (iii) any obligation of a Debtor and all guarantees thereof by one or more of the other Debtors shall be deemed to be one obligation of Circuit City, (iv) the Interests shall be cancelled, and (v) each Claim filed or to be filed against any Debtor shall be deemed filed only against Circuit City and shall be deemed a single Claim against and a single obligation of Circuit City. On the Effective Date, the Global Plan Settlement further provides that, in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect.

Substantive consolidation of multiple debtors under a plan is expressly permitted by section 1123(a)(5)(C) of the Bankruptcy Code. See, e.g., In re Stone & Webster, Inc., 286 B.R. 532, 546 (Bankr. D. Del. 2002) (“§ 1123(a)(5)(C) clearly authorizes a bankruptcy court to confirm a Chapter 11 plan containing a provision that substantively consolidates the estates of two or more debtors.”); see also Schnelling v. Crawford (In re James River Coal Co., Inc.), 360 B.R. 139, 148, n.1 (Bankr. E.D. Va. 2007)(Huennekens, J.) (noting that “it is not unusual for bankruptcy courts to confirm plans of reorganization to call for the ‘substantive consolidation’ of the different corporate entities comprising the corporate group”).

The propriety of substantive consolidation must be evaluated on a case-by-case basis. In deciding whether to consolidate, courts historically relied on the presence or absence of certain fact-intensive “elements” that are similar to factors relevant to piercing the corporate veil under applicable state law. These elements have included, but are not limited to:

•	the degree of difficulty in segregating and ascertaining the individual assets and liabilities of the entities to be consolidated;

•	the presence or absence of consolidated financial statements among the entities to be consolidated;

•	the commingling of assets and business function among the entities to be consolidated;

•	the unity of interests and ownership among the various entities;

•	the existence of parent and intercorporate guarantees on loans to the various entities; and

•	the transfer of assets to and from the various entities without formal observance of corporate formalities.

These factors are “examples of information that may be useful to courts charged with deciding whether there is substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or realize some benefit.” Eastgroup Props v. S. Motel Ass’n, Ltd., 935 F.2d 245 (11th Cir. 1991).

More recent cases, while not ignoring the numerous elements of the Eastgroup test, have applied a less mechanical approach set forth by the Second Circuit Court of Appeals in Union Savings Bank v. Augie/Restivo Baking Co. Ltd. (In re Augie/Restivo Baking Co., Ltd.), 860 F.2d 515 (2d Cir. 1988). This second test recognizes that the extensive list of elements and factors frequently cited and relied upon by some courts in determining the propriety of substantive consolidation are variations of two critical factors, namely (1) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit or (2) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors. Under the Augie/Restivo test, the presence of either factor is a sufficient basis for the court to order substantive consolidation.

While the Fourth Circuit Court of Appeals has not directly enunciated a standard, courts in the Fourth Circuit have generally followed the approach set forth in Augie/Restivo. See In re Fas Mart Convenience Stores, Inc., 320 B.R. 587, 594 (Bankr. E.D. Va. 2004)(applying Augie/Restivo standard to determine appropriateness of substantive consolidation); In re Smith, 2009 WL 1241316, *1 (Bankr. E.D.N.C. Apr. 29, 2009)(same); Campbell v. Cathcart (In re Derivium Capital, LLC), 380 B.R. 429, 442 (Bankr. D.S.C. 2006) (same).3

[3]	Courts in the Fourth Circuit have continued to apply the Augie/Restivo test notwithstanding the Third Circuit Court of Appeals’ subsequent decision in In re Owens Corning, 419 F.3d 195 (3d Cir. 2005). The Owens Corning court opined that substantive consolidation is appropriate if (i) the debtors prepetition disregarded separateness such that creditors relied on the breakdown of entity borders and treated them as one legal entity or (ii) postpetition the debtors’ assets and liabilities are so intertwined that separating them is prohibitive and hurts all creditors. Id. at 209, 211-212.

The Plan Proponents have engaged in extensive analysis of the Debtors’ Estates and the facts underlying the decision whether to substantively consolidate. Based on this analysis, as further set forth immediately below, the Plan Proponents have determined that the facts of these cases support the substantive consolidation of the Debtors’ Estates.

Historically, the Company has maintained its domestic retail store operations through three operating companies which are Circuit City, and its wholly-owned subsidiaries, Circuit City Stores West Coast, Inc. (“CCWC”) and Circuit City Stores PR, LLC (“CCPR”). Circuit City is also the parent company to numerous other corporations, the majority of whose primary objective was to provide services to the operating companies of Circuit City, CCWC and CCPR. An examples of such a supporting corporation is Circuit City Purchasing Company, LLC.

Circuit City, as parent of the Subsidiary Debtors, performed certain administrative services on behalf of all of the Subsidiary Debtors and acted as agent on behalf of the Subsidiary Debtors for the purchases of goods and services. Circuit City also performed other administrative functions on behalf of the Subsidiary Debtors, including cash management, payroll services, tax services, risk management and financial reporting. Historically, Circuit City had an established practice of charging an administrative fee to reflect the cost of services performed on behalf of the Subsidiary Debtors. This practice was discontinued in fiscal year 2000, although the administrative and agency services continued to be performed. In addition, in connection with its role as agent and its performance of administrative services on behalf the Subsidiary Debtors, Circuit City issued purchase orders under Circuit City’s name and made disbursements of operating costs, including payroll, on behalf of the Subsidiary Debtors on disbursement accounts and checks written under Circuit City’s name. As a result, vendors and service providers often had no knowledge of the Debtor entity to which they were providing services.

Further, for tax planning purposes, CCWC owned the proprietary rights to the Debtors’ intellectual property (i.e. trademarks, trade names). As such, CCWC charged a royalty to Circuit City for its use of the intellectual property in the operations of its retail stores, which represented the majority of domestic stores. Historically, a royalty rate was established based upon independent transfer pricing studies. However, that practice ceased in latter years despite the significant growth in the business over the past 20 years, leaving in question the appropriateness of the charge among the Debtors’ Estates.

Circuit City maintained an elaborate system of intercompany accounts to track activity between both the parent and subsidiaries and among the subsidiaries. Such intercompany accounting was managed on a net basis, the result of which has made it very difficult to ascertain intercompany debtor/creditor relationships among the parent and individual subsidiaries.

The Debtors and their advisors have spent significant amount of time trying to accurately reconstruct the books and records of the Debtors’ Estates to reflect an appropriate level of royalty charges and an appropriate charge for administrative services amongst the Debtor companies and to ascertain, as a result, the proper intercompany debtor/creditor relationships between Circuit City and the Subsidiary Debtors.

While these analyses necessarily relied on the use of significant high-level assumptions, the analyses suggest that recoveries would be similar for the substantially all of the Debtors’ Creditors either on a consolidated or non-consolidated basis. However, the process of disentangling the Estates would be both time consuming and extremely costly. On the other hand, the Plan Proponents do not believe any Claimholders would be adversely affected by consolidation of the Estates.

Accordingly, the Plan Proponents seek Bankruptcy Court approval of the Global Plan Settlement, set forth in Article V.A.1. of the Plan. Through the Global Plan Settlement, the Plan will effect a consensual substantive consolidation of the Chapter 11 Cases. Specifically, the Global Plan Settlement provides that the Debtors’ Estates and Chapter 11 Cases will be substantively consolidated and all Claims based upon guarantees of collection, payment, or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect.

The Plan Proponents do not seek substantive consolidation as a ploy to deprive a specific Creditor or group of Creditors of their rights while providing a windfall to other Creditors. The Plan Proponents are seeking substantive consolidation because the Plan Proponents believe that, in view of the limited funding available to unsecured Creditors and the expense involved in unraveling the Estates, the recovery by Creditors of Circuit City and/or the other Subsidiary Debtors will, at best, be maximized, and at worst, be largely unaffected by consolidating the assets of each of the Debtors in accordance with the Global Plan Settlement. Nor are the Plan Proponents simply “deeming” substantive consolidation to have occurred for some purpose but not others. Rather, the Plan provides for the elimination of all Intercompany Claims, and for the merger of all assets and liabilities of the Subsidiary Debtors with the assets and liabilities of Circuit City in conjunction with the transfer of Estate assets to the Liquidating Trust.

C.	Classification and Treatment of Claims and Interests

1.	Unclassified Claims

(a)	Administrative Claims

An Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases under Bankruptcy Code sections 503(b), 507(b), or 1114(e)(2), and entitled to priority under Bankruptcy Code section 507(a)(2), including: (a) any actual and necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries and commissions for services and payments for inventory, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); and (b) all other claims entitled to administrative claim status pursuant to a Final Order of the Bankruptcy Court, including Professional Fee Claims and 503(b)(9) Claims.

Except as otherwise provided in the Plan, and subject to the requirements of the Plan, on, or as soon as reasonably practicable after, the earlier of (a) the Distribution Date immediately following the date an Administrative Claim becomes an Allowed Administrative Claim or (b) the date that is ninety (90) days after the date on which such Administrative Claim becomes an Allowed Administrative Claim, a Holder of an Allowed Administrative Claim shall receive, to be paid out of the Liquidating Trust, in full and final satisfaction, settlement and release of and in exchange for such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto (i) prior to the Effective Date, by the Debtors and (ii) subsequent to the Effective Date, by the Liquidating Trustee. Notwithstanding the foregoing, or anything to the contrary in the Plan, no Distributions shall be made to the Holder of any Allowed Administrative Claim unless either (a) the Liquidating Trust has sufficient Available Cash to pay, or reserve for, as the case may be, the Face Amount of all Administrative Claims or (b) the Liquidating Trust Oversight Committee consents to all or any portion of such Distribution.

Administrative Claimholders will be paid in full on account of their Claims and are not entitled to vote on the Plan.

(b)	Priority Tax Claims

A Priority Tax Claim means a Claim of a Governmental Unit of the kind specified in Bankruptcy Code sections 502(i) or 507(a)(8).

Except to the extent that an Allowed Priority Tax Claim has been paid prior to the Distribution Date, a Holder of an Allowed Priority Tax Claim shall be entitled to receive, to be paid out of the Liquidating Trust, in full and final satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, (i) regular installment Cash payments, occurring not less frequently than quarterly over a period not exceeding five (5) years after the Petition Date, in an aggregate principal amount equal to the unpaid portion of such Allowed Priority Tax Claim, plus interest on the unpaid portion thereof at the Case Interest Rate from the Effective Date through the date of payment thereof or (ii) such other treatment as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing; provided, however, that the Liquidating Trustee shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Effective Date without premium or penalty. Notwithstanding the foregoing, or anything to the contrary in the Plan, no Distributions shall be made to the Holder of any Allowed Priority Tax Claims unless (a) the Liquidating Trust has sufficient Available Cash to pay, or reserve for, as the case may be, the Face Amount of all Administrative Claims; and (b) either (i) the Liquidating Trust has sufficient Available Cash to pay, or reserve for, as the case may be, the Face Amount of all Priority Tax Claims or (ii) the Liquidating Trust Oversight Committee consents to all or any portion of such Distribution.

Priority Tax Claimholders will be paid in full on account of their Claims and are not entitled to vote on the Plan.

2.	Unimpaired Claims

(a)	Class 1: Miscellaneous Secured Claims

A Miscellaneous Secured Claim means a Claim that is (a) secured by a valid and perfected Lien on property in which a Debtor’s Estate has an interest or (b) subject to setoff under Bankruptcy Code section 553 and such right of setoff has been asserted by the holder of such right as required by Article VI.H.2. of the Plan, to the extent of the value of the Claimholder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a) or, in the case of setoff, pursuant to Bankruptcy Code section 553.

On, or as soon as reasonably practicable after, the earlier of (a) the Distribution Date immediately following the date a Miscellaneous Secured Claim becomes an Allowed Miscellaneous Secured Claim or (b) the date that is ninety (90) days after the date on which such Miscellaneous Secured Claim becomes an Allowed Miscellaneous Secured Claim, a Holder of an Allowed Miscellaneous Secured Claim shall receive, in full and final satisfaction, settlement and release of and in exchange for, such Allowed Miscellaneous Secured Claim, (i) Cash equal to the unpaid portion of such Allowed Miscellaneous Secured Claim, to be paid out of the Liquidating Trust, (ii) a return of the Holder’s Collateral securing the Miscellaneous Secured Claim or (iii) such other treatment as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing. Any Holder of a Miscellaneous Secured Claim shall retain its Lien in the Collateral or the proceeds of the Collateral (to the extent that such Collateral is sold by the Debtors or the Liquidating Trustee free and clear of such Lien) to the same extent and with the same priority as such Lien held as of the Petition Date until such time as (a) the Holder of such Miscellaneous Secured Claim (i) has been paid Cash equal to the value of its Allowed Miscellaneous Secured Claim, (ii) has received a return of the Collateral securing the Miscellaneous Secured Claim or (iii) has been afforded such other treatment as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing; or (b) such purported Lien has been determined by an order of the Bankruptcy Court to be invalid or otherwise avoidable. Notwithstanding the foregoing, or anything to the contrary in the Plan, no Distributions shall be made to the Holder of any Allowed Miscellaneous Secured Claim unless either (a) the Liquidating Trust has sufficient Available Cash to pay, or reserve for, as the case may be, the Face Amount of all Miscellaneous Secured Claims or (b) the Liquidating Trust Oversight Committee consents to all or any portion of such Distribution.

Class 1 is conclusively presumed to have accepted the Plan and, therefore, Holders of Class 1 Claims are not entitled to vote to accept or reject the Plan.

(b)	Class 2: Non-Tax Priority Claims

A Non-Tax Priority Claim means a Claim, other than an Administrative Claim or Priority Tax Claim, which is entitled to priority in payment pursuant to Bankruptcy Code section 507(a).

On, or as soon as reasonably practicable after, the earlier of (a) the Distribution Date immediately following the date a Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim or (b) the date that is ninety (90) days after the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, a Holder of an Allowed Non-Tax Priority Claim shall receive, to be paid out of the Liquidating Trust, in full and final satisfaction, settlement and release of and in exchange for such Allowed Non-Tax Priority Claim, (i) Cash equal to the unpaid portion of such Allowed Non-Tax Priority Claim or (ii) such other treatment as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing. Notwithstanding the foregoing, or anything to the contrary in the Plan, no Distributions shall be made to the Holder of any Allowed Non-Tax Priority Claims unless (a) the Liquidating Trust has sufficient Available Cash to pay, or reserve for, as the case may be, the Face Amount of all Administrative Claims; and (b) either (i) the Liquidating Trust has sufficient Available Cash to pay, or reserve for, as the case may be, the Face Amount of all Non-Tax Priority Tax Claims or (ii) the Liquidating Trust Oversight Committee consents to all or any portion of such Distribution.

Class 2 is conclusively presumed to have accepted the Plan and, therefore, Holders of Class 2 Claims are not entitled to vote to accept or reject the Plan.

3.	Impaired Claims

(a)	Class 3: Convenience Claims

A Convenience Claim means a General Unsecured Claim (a) Allowed in an amount greater than or equal to $1,000 for which the Holder of such Claim elects on its Ballot to have its Claim reduced to $1,000 and treated as a Convenience Claim or (b) Allowed in an amount greater than or equal to $500 and less than $1,000 which Claim will be reduced to $500.

Provided that the Face Amount of all Administrative Claims, Priority Claims and Miscellaneous Secured Claims have been paid in full or, to the extent not paid in full, funds sufficient to satisfy the Face Amount of all such Claims have been placed in a segregated reserve, and subject to the occurrence of the Effective Date, on, or as soon as reasonably practicable after, the Initial Distribution Date, (i) each Holder of an Allowed Convenience Claim in the amount of $1,000 shall receive from the Liquidating Trustee, in full and final satisfaction, settlement and release of and in exchange for such Convenience Claim, Cash in the amount of $100 and (ii) each Holder of an Allowed Convenience Claim in the amount of $500 shall receive from the Liquidating Trustee, in full and final satisfaction, settlement and release of and in exchange for such Convenience Claim, Cash in the amount of $50.

Class 3 is Impaired and is entitled to vote on the Plan.

(b)	Class 4: General Unsecured Claims

A General Unsecured Claim means a Claim that is not an Administrative Claim, Priority Tax Claim, Non-Tax Priority Claim, Miscellaneous Secured Claim, Convenience Claim, Intercompany Claim, Subordinated 510(b) Claim or Subordinated 510(c) Claim.

Provided that the Face Amount of all Administrative Claims, Priority Claims and Miscellaneous Secured Claims have been paid in full or, to the extent not paid in full, funds sufficient to satisfy the Face Amount of all such Claims have been placed in a segregated reserve, and subject to the occurrence of the Effective Date, on, or as soon as reasonably practicable after, the earlier of (a) the Distribution Date immediately following the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date that is ninety (90) days after the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive from the Liquidating Trustee, in full and final satisfaction, settlement and release of and in exchange for such Allowed General Unsecured Claim, its Pro Rata share of the Initial Class 4 Distribution Amount, if any, and, on each Periodic Distribution Date, each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the Periodic Class 4 Distribution Amount, if any.

Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.

(c)	Class 5: Intercompany Claims

An Intercompany Claim means any Claim held by a Debtor against another Debtor, including, without limitation: (a) any account reflecting intercompany book entries by a Debtor with respect to another Debtor, (b) any Claim not reflected in such book entries that is held by a Debtor against another Debtor, and (c) any derivative Claim asserted by or on behalf of one Debtor against another Debtor.

In connection with, to the extent of and as a result of, the substantive consolidation of the Debtors’ Estates and the Chapter 11 Cases, on the Confirmation Date or such other date as may be set by an order of the Bankruptcy Court, but subject to the occurrence of the Effective Date, all Intercompany Claims shall be deemed eliminated, cancelled and/or extinguished and the Holders of Class 5 Claims shall not be entitled to, and shall not receive or retain any property or interest in property on account of such Claims.

By operation of the Bankruptcy Code, Class 5 is deemed to have rejected the Plan and, therefore, Holders of Class 5 Claims are not entitled to vote to accept or reject the Plan. However, the Debtors, as Plan Proponents, support approval of the Plan.

(d)	Class 6: Subordinated 510(c) Claims

A Subordinated 510(c) Claim means any Claim (i) subordinated pursuant to Bankruptcy Code section 510(c); or (ii) for punitive or exemplary damages or for a fine or penalty, to the extent permitted by applicable law.

On the Effective Date, all Subordinated 510(c) Claims shall be deemed eliminated, cancelled and/or extinguished and each Holder thereof shall not be entitled to, and shall not receive or retain any property under the Plan on account of such Subordinated 510(c) Claims.

Class 6 is deemed to have rejected the Plan and, therefore, Holders of Subordinated 510(c) Claims are not entitled to vote to accept or reject the Plan.

(e)	Class 7: Subordinated 510(b) Claims

A Subordinated 510(b) Claim means any Claim subordinated pursuant to Bankruptcy Code section 510(b), which shall include any Claim arising from the rescission of a purchase or sale of any Old Common Stock, any Claim for damages arising from the purchase or sale of any Old Common Stock, or any Claim for reimbursement, contribution or indemnification on account of any such Claim.

On the Effective Date, all Subordinated 510(b) Claims shall be deemed eliminated, cancelled, and/or extinguished and each Holder thereof shall not be entitled to, and shall not receive or retain any property under the Plan on account of such Subordinated 510(b) Claims.

Class 7 is deemed to have rejected the Plan and, therefore, Holders of Subordinated 510(b) Claims are not entitled to vote to accept or reject the Plan.

4.	Interests

(a)	Class 8: Interests

An Interest means the legal, equitable, contractual, and other right of any Person with respect to any capital stock or other ownership interest in any Debtor, whether or not transferable, and any option, warrant, call right, put, award, or right or agreement to purchase, sell, or subscribe for an ownership interest or other equity security in any Debtor, including the Old Circuit City Common Stock Interests and the Subsidiary Interests.

On the Effective Date, all Interests shall be cancelled and each Holder thereof shall not be entitled to, and shall not receive or retain any property or interest in property on account of, such Interests.

Class 8 is deemed to have rejected the Plan and, therefore, Holders of Class 8 Interests are not entitled to vote to accept or reject the Plan.

5.	Special Provision Regarding Unimpaired Claims

Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Court, or any document or agreement enforceable pursuant to the terms of the Plan, nothing shall affect the rights and defenses, both legal and equitable, of the Debtors and the Liquidating Trustee with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

6.	Special Provision Regarding Use of Section 502(d) to Deny Distributions to Holders of Claims

Notwithstanding anything to the contrary in the Plan, the Liquidating Trustee may only use Bankruptcy Code section 502(d) as a basis for refusing to make a Distribution to a Holder of a Claim that is subject to a pending section 502(d) objection until the earlier of (i) ninety (90) days after the Effective Date or (ii) entry of an order establishing some other deadline.

7.	Allowed Claims

Except as set forth in Article III.F. or III.G. of the Plan, the Liquidating Trustee shall only make Distributions to Holders of Allowed Claims. No Holder of a Disputed Claim will receive any Distribution on account thereof until (and then only to the extent that) its Disputed Claim becomes an Allowed Claim; provided, however, that if the only dispute regarding a Disputed Claim is to the amount of the Disputed Claim, the Holder of a Disputed Claim shall be entitled to a Distribution on account of that portion of the Disputed Claim which the Liquidating Trustee does not dispute, which Distribution shall be made by the Liquidating Trustee at the time and in the manner that the Liquidating Trustee makes Distributions to Holders of Allowed Claims pursuant to the provisions of the Plan. The Liquidating Trustee may, in its discretion, withhold Distributions otherwise due hereunder to any Claimholder until the Claims Objection Deadline, to enable a timely objection thereto to be filed. Any Holder of a Claim that becomes an Allowed Claim after the Effective Date will receive its Distribution in accordance with the terms and provisions of the Plan and the Liquidating Trust Agreement.

8.	Special Provisions Regarding Insured Claims

Distributions under the Plan to each Holder of an Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Insured Claim is classified; provided, however, that the maximum amount of any Distribution under the Plan on account of an Allowed Insured Claim shall be limited to an amount equal to: (a) the applicable deductible or self-insured retention under the relevant insurance policy minus (b) any reimbursement obligations of the Debtors to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs); provided further, however, that, to the extent that a Claimholder has an Allowed Insured Claim, the amount of which exceeds the total coverage available from the relevant insurance policies of the Debtors, such Claimholder shall have an Allowed General Unsecured Claim in the amount by which such Allowed Insured Claim exceeds the coverage available from the relevant Debtors’ insurance policies. Nothing in this section shall constitute a waiver of any Cause of Action the Debtors may hold against any Person, including the Debtors’ insurance carriers, or is intended to, shall, or shall be deemed to preclude any Holder of an Allowed Insured Claim from seeking and/or obtaining a Distribution or other recovery from any insurer of the Debtors in addition to any Distribution such Holder may receive under the Plan; provided further, however, that the Debtors do not waive, and expressly reserve their rights to assert that any insurance coverage is property of the Estates to which they are entitled.

The Plan shall not expand the scope of, or alter in any other way, the obligations of the Debtors’ insurers under their policies, and the Debtors’ insurers shall retain any and all defenses to coverage that such insurers may have. The Plan shall not operate as a waiver of any other Claims the Debtors’ insurers have asserted or may assert in any Proof of Claim or the Debtors’ rights and defenses with respect to such Proofs of Claim.

D.	Acceptance Or Rejection Of The Plan

1.	Impaired Classes of Claims Entitled to Vote

Subject to Article III of the Plan, the votes of Holders of Claims and Interests in Impaired Classes who receive or retain property on account of their Claims or Interests and who are entitled to vote under the Solicitation Procedures Order will be solicited for acceptance or rejection of the Plan.

2.	Acceptance by an Impaired Class

In accordance with Bankruptcy Code section 1126(c) and except as provided in Bankruptcy Code section 1126(e), an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the Holders of at least two-thirds ( 2/3) in dollar amount and more than one-half ( 1/2) in number of the Claims of such Class that are entitled to vote and have timely and properly voted to accept or reject the Plan.

3.	Presumed Acceptances by Unimpaired Classes

Classes 1 and 2 are Unimpaired by the Plan. Under Bankruptcy Code section 1126(f), such Claimholders are conclusively presumed to accept the Plan, and the votes of such Claimholders will not be solicited.

4.	Classes Deemed to Reject Plan

Claimholders in Classes 5, 6 and 7 and Interest Holders in Class 8 are not entitled to receive or retain any property under the Plan. Under Bankruptcy Code section 1126(g), Holders of Claims in Classes 5, 6 and 7 and Holders of Interests in Class 8 are deemed to reject the Plan, and the votes of such Claimholders or Interest Holders will not be solicited.

5.	Summary of Classes Voting on the Plan

As a result of the provisions of Articles II and III of the Plan, the votes of Holders of Claims in Class 3 and Class 4 that are not subject to an objection or who have filed a motion under Bankruptcy Rule 3018(a) for temporary allowance of their Claims for voting purposes, all as further set out in the Solicitation Procedures Order, will be solicited with respect to the Plan.

6.	Confirmation Pursuant to Bankruptcy Code Section 1129(b)

Because Classes 5, 6, 7 and 8 are deemed to reject the Plan, the Plan Proponents will seek confirmation of the Plan from the Court by employing the “cramdown” procedures set forth in section 1129(b) of the Bankruptcy Code. The Plan Proponents reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Exhibit or schedule, including to amend or modify the Plan or such Exhibits or schedules to satisfy the requirements of Bankruptcy Code section 1129(b), if necessary.

E.	Means For Implementation Of The Plan

1.	Global Plan Settlement and Substantive Consolidation

(a)	Global Plan Settlement and Substantive Consolidation

The Plan contemplates and is predicated upon entry of an order substantially consolidating the Debtors’ Estates and the Chapter 11 Cases pursuant to the Global Plan Settlement set forth below, approval of which is being sought under Bankruptcy Rule 9019.

On the Effective Date, the Global Plan Settlement provides that (i) all Intercompany Claims by, between and among the Debtors shall be eliminated, (ii) all assets and liabilities of the Subsidiary Debtors shall be merged or treated as if they were merged with the assets and liabilities of Circuit City, (iii) any obligation of a Debtor and all guarantees thereof by one or more of the other Debtors shall be deemed to be one obligation of Circuit City, (iv) the Interests shall be cancelled, and (v) each Claim filed or to be filed against any Debtor shall be deemed filed only against Circuit City and shall be deemed a single Claim against and a single obligation of Circuit City. On the Effective Date, in accordance with the terms of the Plan, including the Global Plan Settlement, and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect. The foregoing (x) shall not affect the rights of any Holder of a Miscellaneous Secured Claim with respect to the Collateral securing its Claim, or the terms and implementation of any settlement, and the rights and obligations of the parties thereto, entered into in connection with the confirmation of the Plan and (y) shall not, and shall not be deemed to, prejudice the Causes of Action and the Avoidance Actions (subject to the releases set forth in Article X of the Plan), which shall survive entry of the Global Plan Settlement Approval Order for the benefit of the Debtors and their Estates, as if there had been no substantive consolidation.

(b)	Global Plan Settlement Approval Order

The Plan and Disclosure Statement, jointly, shall serve as, and shall be deemed to be, a motion for entry of an order under Bankruptcy Rule 9019 approving the Global Plan Settlement and the associated substantive consolidation of the Debtors’ Chapter 11 Cases. If no objection to the Global Plan Settlement is timely filed and served by any Holder of an Impaired Claim affected by the Plan as provided therein on or before the Voting Deadline or such other date as may be established by the Bankruptcy Court, the Global Plan Settlement Approval Order (which may be the Confirmation Order) may be approved by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to the Global Plan Settlement and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

2.	Corporate Action

(a)	Transfer of Estate Assets

Upon the Effective Date, (a) the members of the board of directors or managers, as the case may be, of each of the Subsidiary Debtors and Circuit City shall be deemed to have resigned; (b) each of the Debtors shall cause all its Assets and the Assets of its Estate to be transferred to the Liquidating Trust in accordance with the Plan.

Upon transfer of the Assets, the Debtors shall have no further duties or responsibilities in connection with the implementation of the Plan.

(b)	Dissolution of the Debtors

On the Effective Date, each of the Debtors shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of the Debtors or payments to be made in connection therewith.

As soon as practicable after the transfer of Assets to the Liquidating Trust, the Liquidating Trustee shall provide for the retention and storage of the books, records and files that shall have been delivered to the Liquidating Trust until such time as all such books, records and files are no longer required to be retained under applicable law, and file a certificate informing the Bankruptcy Court of the location at which such books, records, and files are being stored

The Professionals employed by the Debtors shall be entitled to reasonable compensation and reimbursement of actual, necessary expenses for post-Effective Date activities, including the preparation, filing, and prosecution of Final Fee Applications, upon the submission of invoices to the Liquidating Trust. Any time or expenses incurred in the preparation, filing, and prosecution of Final Fee Applications shall be disclosed by each Professional in its Final Fee Application and shall be subject to approval of the Bankruptcy Court.

(c)	Legal Representation of the Debtors and the Creditors’ Committee After the Effective Date

Upon the Effective Date, the attorney-client relationship between the Debtors and their current counsel, Skadden, Arps, Slate, Meagher & Flom LLP and McGuireWoods, LLP, and between the Creditors’ Committee and its current counsel, Pachulski, Stang, Ziehl & Jones LLP and Tavenner & Beran, PLC, shall be deemed terminated.

(d)	Cancellation of Existing Securities and Agreements

Except as otherwise provided in the Plan, and in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, the Interests and any other promissory notes, share certificates, whether for preferred or common stock (including treasury stock), other instruments evidencing any Claims or Interests, and all options, warrants, calls, rights, puts, awards and commitments shall be deemed cancelled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtors under the notes, share certificates, and other agreements and instruments governing such Claims and Interests shall be released; provided, however, that certain instruments, documents, and credit agreements related to Claims shall continue in effect solely for the purposes of allowing the agents to make distributions to the beneficial holders and lenders thereunder. The holders of or parties to such canceled notes, share certificates and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan.

(e)	No Further Action

Each of the matters provided for under the Plan involving the corporate or limited liability company structure of the Debtors or corporate or limited liability company action to be taken by or required of the Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan, and shall be authorized and approved in all respects without any requirement of further action by any Person, including but not limited to, the Liquidating Trust, the Liquidating Trustee, Holders of Claims or Interests against or in the Debtors, or directors or officers of the Debtors.

F.	Sources For Plan Distribution

All Cash necessary for the Liquidating Trustee to make payments of Cash pursuant to the Plan shall be obtained from the following sources: (a) the Debtors’ Cash on hand, which shall be transferred to the Liquidating Trustee on the Effective Date, (b) Cash received in liquidation of the assets of the Liquidating Trust and (c) proceeds of the Causes of Action.

G.	Liquidating Trust

1.	Establishment of the Liquidating Trust

The Liquidating Trust shall be established and shall become effective on the Effective Date. All Distributions to the Holders of Allowed Claims shall be from the Liquidating Trust. The Liquidating Trust shall hold and administer the following assets and the Net Proceeds thereof (collectively, the “Liquidating Trust Assets”):

(a) the Assets of the Debtors, including but not limited to the Causes of Action for liquidation and distribution in accordance with the Plan; and

(b) all other property of the Debtors and the Estates, and each of them, which shall be transferred by the Debtors to the Liquidating Trust on the Effective Date for liquidation and distribution in accordance with the Plan.

2.	Trust Distributions

The Liquidating Trustee shall liquidate all Assets of the Debtors and the Estates (including, without limitation, all Causes of Action) and distribute the Net Proceeds of such liquidation from the Liquidating Trust in accordance with the Plan and the Liquidating Trust Agreement.

3.	Duration of Trust

The Liquidating Trust shall have an initial term of five (5) years; provided, however, that, if warranted by the facts and circumstances, and subject to the approval of the Bankruptcy Court with jurisdiction over the case, upon a finding that an extension of the term of the Liquidating

Trust is necessary to accomplish the liquidating purpose of the Liquidating Trust, the Liquidating Trust’s term may be extended for a finite term based on facts and circumstances. Each extension of the term of the Liquidating Trust must be approved by the Court within six (6) months of the beginning of the extended term. The Liquidating Trust may be terminated earlier than its scheduled termination if (a) the Bankruptcy Court has entered a Final Order closing the Chapter 11 Cases pursuant to Bankruptcy Code section 350(a) and (b) the Liquidating Trustee has administered all assets of the Liquidating Trust and performed all other duties required by the Plan and the Liquidating Trust Agreement. As soon as practicable after the Final Trust Distribution Date, the Liquidating Trustee shall seek entry of a Final Order closing the Chapter 11 Cases pursuant to Bankruptcy Code section 350.

4.	Liquidation of Causes of Action

Notwithstanding any other term or provision of the Plan, the Debtors shall have, prior to the Effective Date, and the Liquidating Trustee shall have, on and after the Effective Date, sole authority and responsibility for investigating, analyzing, commencing, prosecuting, litigating, compromising, collecting, and otherwise administering the Causes of Action.

5.	Liquidating Trustee

(a)	Appointment

The appointment of the Liquidating Trustee shall be effective as of the Effective Date. Successor Liquidating Trustee(s) shall be appointed as set forth in the Liquidating Trust Agreement.

(b)	Term

Unless the Liquidating Trustee resigns or dies earlier, the Liquidating Trustee’s term shall expire upon termination of the Liquidating Trust pursuant to the Plan and/or the Liquidating Trust Agreement.

(c)	Powers and Duties

The Liquidating Trustee shall have the rights and powers set forth in the Liquidating Trust Agreement including, but not limited to, the powers of a debtor-in-possession under Bankruptcy Code sections 1107 and 1108. The Liquidating Trustee shall be governed in all things by the terms of the Liquidating Trust Agreement and the Plan. The Liquidating Trustee shall administer the Liquidating Trust, and its assets, and make Distributions from the proceeds of the Liquidating Trust in accordance with the Plan. In addition, the Liquidating Trustee shall, in accordance with the terms of the Plan, take all actions necessary to wind down the affairs of the Debtors consistent with the Plan and applicable non-bankruptcy law. Without limitation, the Liquidating Trustee shall file final federal, state, foreign and, to the extent applicable, local, tax returns. Subject to the terms of the Liquidating Trust Agreement, which includes, among other things, limitations on the Liquidating Trustee’s discretion to take certain action without approval of the Liquidating Trust Oversight Committee or, in some circumstances, the Bankruptcy Court, the Liquidating Trustee shall be authorized, empowered and directed to take all actions necessary to comply with the Plan and exercise and fulfill the duties and obligations arising thereunder, including, without limitation, to:

(i)	employ, retain, and replace one or more attorneys, accountants, auctioneers, brokers, managers, consultants, other professionals, agents, investigators, expert witnesses, consultants, and advisors as necessary to discharge the duties of the Liquidating Trustee under the Plan and the Liquidating Trust Agreement;

(ii)	object to the allowance of Claims pursuant to the terms of the Plan;

(iii)	open, maintain and administer bank accounts as necessary to discharge the duties of the Liquidating Trustee under the Plan and the Liquidating Trust Agreement;

(iv)	pay reasonable and necessary professional fees, costs, and expenses as set forth in the Plan;

(v)	investigate, analyze, commence, prosecute, litigate, compromise, and otherwise administer the Causes of Action and all related Liens for the benefit of the Liquidating Trust and its beneficiaries, as set forth in the Plan, and take all other necessary and appropriate steps to collect, recover, settle, liquidate, or otherwise reduce to Cash the Causes of Action, including all receivables, and to negotiate and effect settlements and lien releases with respect to all related Claims and all related Liens;

(vi)	administer, sell, liquidate, or otherwise dispose of all Collateral and all other Assets of the Estates in accordance with the terms of the Plan;

(vii)	represent the Estates before the Bankruptcy Court and other courts of competent jurisdiction with respect to matters concerning the Liquidating Trust;

(viii)	seek the examination of any entity under and subject to the provisions of Bankruptcy Rule 2004;

(ix)	comply with applicable orders of the Bankruptcy Court and any other court of competent jurisdiction over the matters set forth in the Plan;

(x)	comply with all applicable laws and regulations concerning the matters set forth in the Plan;

(xi)	exercise such other powers as may be vested in the Liquidating Trust pursuant to the Liquidating Trust Agreement, the Plan, or other Final Orders of the Bankruptcy Court;

(xii)	execute any documents, instruments, contracts, and agreements necessary and appropriate to carry out the powers and duties of the Liquidating Trust; and

(xiii)	stand in the shoes of the Debtors for all purposes.

(d)	Fees and Expenses

Except as otherwise provided in the Plan, compensation of the Liquidating Trustee and the costs and expenses of the Liquidating Trustee and the Liquidating Trust (including, without limitation, professional fees and expenses) shall be paid from the Liquidating Trust. The Liquidating Trustee shall pay, without further order, notice, or application to the Bankruptcy Court, the reasonable fees and expenses of the Liquidating Trustee Professionals, as necessary to discharge the Liquidating Trustee’s duties under the Plan and the Liquidating Trust Agreement. Payments to the Liquidating Trustee, or to the Liquidating Trustee Professionals, shall not require notice to any party, or an order of the Bankruptcy Court approving such payments; provided, however, that the Liquidating Trustee shall be entitled to payment of reasonable fees and expense incurred prior to the Effective Date in an amount to be agreed to by the Plan Proponents and approved by the Bankruptcy Court in the Confirmation Order.

(e)	Retention of Professionals and Compensation Procedure

On and after the Effective Date, subject to the terms of the Liquidating Trust Agreement, the Liquidating Trustee may engage such professionals and experts as may be deemed necessary and appropriate by the Liquidating Trustee to assist the Liquidating Trustee in carrying out the provisions of the Plan and the Liquidating Trust Agreement, including, but not limited to, Professionals retained prior to the Effective Date by either the Debtors or the Creditors’ Committee. Subject to the terms of the Liquidating Trust Agreement, for services performed from and after the Effective Date, Liquidating Trustee Professionals shall receive compensation and reimbursement of expenses in a manner to be determined by the Liquidating Trustee.

(f)	Liquidating Trustee as Successor

Pursuant to Bankruptcy Code section 1123(b), the Liquidating Trustee shall be the successor to the Debtors for all purposes.

(g)	Compromising Claims

Pursuant to Bankruptcy Rule 9019(b), the Plan and the Liquidating Trust Agreement, as of the Effective Date, the Liquidating Trustee is authorized to approve compromises of the Causes of Action and all Claims, Disputed Claims, and Liens and to execute necessary documents, including Lien releases and stipulations of settlement or release, without notice to any party and without further order of the Bankruptcy Court, except as otherwise provided in the Liquidating Trust Agreement.

(h)	Investment Powers

The powers of the Liquidating Trustee to invest any Cash that is held by the Liquidating Trust, other than those powers reasonably necessary to maintain the value of the assets and to further the Liquidating Trust’s liquidating purposes, shall be limited to powers to invest in demand and time deposits, such as short-term certificates of deposit, in banks or other savings institutions, or other temporary liquid investments, such as treasury bills. The Liquidating Trustee is prohibited from continuing or engaging in the conduct of a trade or business, except to the extent reasonably necessary to and consistent with the liquidating purpose of the Liquidating Trust.

(i)	Distributions

Except as otherwise provided in the Plan, the Liquidating Trustee is required to distribute at least annually to beneficiary Claimholders qualifying for Distributions from the Liquidating Trust under the Plan the Liquidating Trust’s net income and all net proceeds from the sale of assets by the Liquidating Trust, except that the Liquidating Trust may retain an amount of net proceeds or net income reasonably necessary to maintain the value of its assets or to meet Claims and contingent liabilities (including Disputed Claims). The Liquidating Trustee shall make continuing efforts to dispose of the Liquidating Trust’s assets, make timely Distributions, and not unduly prolong the duration of the Liquidating Trust.

(j)	Vesting of Assets

On the Effective Date, all property treated by the Plan, any minutes, and general corporate records of Debtors, and any books and records relating to the foregoing not otherwise treated by the Plan, shall vest in the Liquidating Trust free and clear of all Liens, Claims, encumbrances, and other interests and shall thereafter be administered, liquidated by sale, collection, recovery, or other disposition and distributed by the Liquidating Trust in accordance with the terms of the Liquidating Trust Agreement and the Plan.

6.	Federal Income Taxation of Liquidating Trust

(a)	Treatment of Liquidating Trust and Asset Transfers

For federal income tax purposes, the Debtors, the Liquidating Trust, the Liquidating Trustee and the beneficiary Claimholders shall treat the Liquidating Trust as a liquidating trust within the meaning of Treasury Income Tax Regulation Section 301.7701-4(d) and IRS Revenue Procedure 94-45, 1994-2 C.B. 124. For federal income tax purposes, the transfer of assets to the Liquidating Trust under the Plan is treated as a deemed transfer to the beneficiary Claimholders in satisfaction of their Claims followed by a deemed transfer of the assets by the beneficiary Claimholders to the Liquidating Trust. For federal income tax purposes, the beneficiary Claimholders will be deemed to be the grantors and owners of the Liquidating Trust and its assets. For federal income tax purposes, the Liquidating Trust will be taxed as a grantor trust within the meaning of IRC Sections 671-677 (a non-taxable pass-through tax entity) owned by the beneficiary Claimholders. The Liquidating Trust will file federal income tax returns as a grantor trust under IRC Section 671 and Treasury Income Tax Regulation Section 1.671-4 and report, but not pay tax on, the Liquidating Trust’s tax items of income, gain, loss deductions and credits (“Tax Items”). The beneficiary Claimholders will report such Tax Items on their federal income tax returns and pay any resulting federal income tax liability. The Debtors, the Liquidating Trust and the beneficiary Claimholders will use consistent valuations of the assets transferred to the Liquidating Trust for all federal income tax purposes, such valuations to be determined jointly by the Debtors and the Liquidating Trustee.

(b)	Reserves that may be Established by the Liquidating Trustee

The Plan permits the Liquidating Trustee to create separate reserves for Disputed Claims. The Liquidating Trustee may, at the Liquidating Trust’s sole discretion, file a tax election to treat any such reserve as a Disputed Ownership Fund (“DOF”) within the meaning of Treasury Income Tax Regulation Section 1.468B-9 for federal income tax purposes rather than to tax such reserve as a part of the Liquidating Trust. If such an election were made, the Liquidating Trust would comply with all federal and state tax reporting and tax compliance requirements of the DOF, including but not limited to the filing of a separate federal income tax return for the DOF and the payment of federal and/or state income tax due.

7.	No Revesting Of Assets

The property of the Debtors’ Estates shall not be vested in the Debtors on or following the Effective Date, but shall be vested in the Liquidating Trust and continue to be subject to the jurisdiction of the Bankruptcy Court following confirmation of the Plan until such property is distributed to Holders of Allowed Claims in accordance with the provisions of the Plan, the Liquidating Trust Agreement, and the Confirmation Order.

8.	Accounts

The Liquidating Trustee shall (a) establish one or more general accounts into which shall be deposited all funds not required to be deposited into any other account or reserve and (b) create, fund, and withdraw funds from, as appropriate, any reserves or other accounts maintained or established by the Liquidating Trustee.

9.	Release Of Liens

Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, or other agreement created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens, or other security interests against the property of the Estates shall be released.

10.	Exemption From Certain Transfer Taxes

Pursuant to Bankruptcy Code section 1146(c), any transfers from any of the Debtors to the Liquidating Trust or to any other Person pursuant to the Plan in the United States shall not be subject to any stamp tax or similar tax, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

11.	Preservation Of Causes Of Action; Settlement Of Causes Of Action

(a)	Preservation of Causes of Action

In accordance with section 1123(b)(3) of the Bankruptcy Code or any corresponding provision of similar federal or state laws, and except as otherwise provided in the Final DIP Order, the Plan or the Confirmation Order, on and after the Effective Date, (a) the Liquidating Trustee shall be deemed to be a representative of the Debtors as the party in interest in the Chapter 11 Cases and any adversary proceeding in the Chapter 11 Cases, under the Plan or in any judicial proceeding or appeal as to which any of the Debtors is a party and (b) the Liquidating Trustee shall retain all of the Causes of Action of the Debtors and their Estates, a nonexclusive list of which is set forth on Exhibit D, annexed hereto, and other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other causes of action of a trustee and debtor in possession under the Bankruptcy Code. The Liquidating Trustee and/or the Liquidating Trust may, in accordance with the Liquidating Trust Agreement, enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Causes of Action.

The Plan Proponents have not concluded their investigation into the Causes of Action. Accordingly, in considering the Plan, each party in interest should understand that any and all Causes of Action that may exist against such Person or entity may be pursued by the Liquidating Trust and/or the Liquidating Trustee, regardless of whether, or the manner in which, such Causes of Action are listed on Exhibit D to the Plan or described in the Plan. The failure of the Plan Proponents to list a claim, right, cause of action, suit or proceeding on Exhibit D shall not constitute a waiver or release by the Debtors or their Estates of such claim, right of action, suit or proceeding. The substantive consolidation of the Debtors and their Estates pursuant to the Global Plan Settlement Approval Order as set forth in Article V.A. of the Plan shall not, and shall not be deemed to, prejudice any of the Causes of Action, which shall survive entry of the Global Plan Settlement Approval Order for the benefit of the Debtors and their Estates, and, upon the Effective Date, for the benefit of the Liquidating Trust.

(b)	Settlement of Causes of Action

Subject to the terms of the Liquidating Trust Agreement, at any time after the Confirmation Date but before the Effective Date, notwithstanding anything in the Plan to the contrary, the Debtors may settle some or all of the Causes of Action with the approval of the Court pursuant to Bankruptcy Rule 9019. After the Effective Date, the Liquidating Trustee, in accordance with the terms of the Plan and the Liquidating Trust Agreement, will determine whether to bring, settle, release, compromise, enforce or abandon such rights (or decline to do any of the foregoing) in accordance with Article V.E.5(g) of the Plan.

12.	Effectuating Documents; Further Transactions

Subject to the terms and conditions of the Plan, prior to the Effective Date, any appropriate officer of the applicable Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Subject to the terms and conditions of the Plan and the Liquidating Trust Agreement, after the Effective Date, the Liquidating Trust shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

H.	Provisions Governing Distributions

1.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, all Distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Distribution Date by the Liquidating Trustee. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to the terms and conditions of the Plan. Notwithstanding any other provision of the Plan to the contrary, no Distribution shall be made on account of any Allowed Claim or portion thereof that (i) has been satisfied after the Petition Date pursuant to an order of the Bankruptcy Court; (ii) is listed in the Schedules as contingent, unliquidated, disputed or in a zero amount, and for which a Proof of Claim has not been timely filed; or (iii) is evidenced by a Proof of Claim that has been amended by a subsequently filed Proof of Claim that purports to amend the prior Proof of Claim.

2.	Liquidating Trustee as Disbursing Agent

The Liquidating Trustee shall make all Distributions required under the Plan, subject to the terms and provisions of the Plan and the Liquidating Trust Agreement. The Liquidating Trustee shall be required to post a bond or surety or other security for the performance of its duties as provided in the Confirmation Order. The Liquidating Trustee shall be authorized and directed to rely upon the Debtors’ books and records and its representatives and professionals in determining Allowed Claims not entitled to Distribution under the Plan in accordance with the terms of the Plan.

3.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

(a)	Delivery of Distributions in General

Distributions to Holders of Allowed Claims shall be made by the Liquidating Trustee (a) at the addresses set forth on the Proofs of Claim filed by such Holders, (b) at the addresses set forth in any written notices of address changes delivered to the Liquidating Trustee after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Liquidating Trustee has not received a written notice of a change of address, (d) at the addresses set forth in the other records of the Debtors or the Liquidating Trustee at the time of the Distribution or (e) in the case of the Holder of a Claim that is governed by an agreement and is administered by an agent or servicer, at the addresses contained in the official records of such agent or servicer.

Distributions shall be made from the Liquidating Trust in accordance with the terms of the Plan and the Liquidating Trust Agreement.

In making Distributions under the Plan, the Liquidating Trustee may rely upon the accuracy of the claims register maintained by the Claims Agent in the Chapter 11 Cases, as modified by any Final Order of the Bankruptcy Court disallowing Claims in whole or in part.

(b)	Undeliverable and Unclaimed Distributions

If the Distribution to any Holder of an Allowed Claim is returned to the Liquidating Trustee as undeliverable or is otherwise unclaimed, no further Distributions shall be made to such Holder unless and until the Liquidating Trustee is notified in writing of such Holder’s then-current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made by the Liquidating Trustee shall be returned to the Liquidating Trustee until such Distributions are claimed. The Liquidating Trustee shall, with respect to Cash, maintain in the Liquidating Trust Cash on account of undeliverable and unclaimed Distributions until such time as a Distribution becomes deliverable, is claimed or is forfeited.

Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable or unclaimed Distribution within six (6) months after the last Periodic Distribution Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed Distribution and shall be forever barred and enjoined from asserting any such Claim for an undeliverable or unclaimed Distribution against the Debtors and their Estates, the Liquidating Trustee, the Liquidating Trust, and their respective agents, attorneys, representatives, employees or independent contractors, and/or any of its and their property. In such cases, any Cash otherwise reserved for undeliverable or unclaimed Distributions shall become the property of the Liquidating Trust free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary and shall be distributed in accordance with the terms of the Plan and the Liquidating Trust Agreement. Nothing contained in the Plan or the Liquidating Trust Agreement shall require the Debtors, or the Liquidating Trustee to attempt to locate any Holder of an Allowed Claim; provided, however, that in his sole discretion, the Liquidating Trustee may periodically publish notice of unclaimed Distributions.

4.	Prepayment

Except as otherwise provided in the Plan or the Confirmation Order, the Debtors or the Liquidating Trustee, as the case may be, shall have the right to prepay, without penalty, all or any portion of an Allowed Administrative Claim, Allowed Priority Tax Claim, Allowed Miscellaneous Secured Claim or Allowed Non-Tax Priority Claim, at any time.

5.	Means of Cash Payment

Cash payments made pursuant to the Plan shall be in U.S. dollars and shall be made, on and after the Effective Date, at the option and in the sole discretion of the Liquidating Trustee by (i) checks drawn on or (ii) wire transfers from a domestic bank selected by the Liquidating Trustee. In the case of foreign Creditors, Cash payments may be made, at the option of the Liquidating Trustee, in such funds and by such means as are necessary or customary in a particular jurisdiction.

6.	Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

7.	Withholding and Reporting Requirements

In connection with the Plan and all Distributions under the Plan, the Liquidating Trustee shall, to the extent applicable, comply with all tax withholding, payment, and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all Distributions under the Plan shall be subject to any such withholding, payment, and reporting requirements. The Liquidating Trustee shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment, and reporting requirements. All amounts properly withheld from Distributions to a Holder as required by applicable law and paid over to the applicable taxing authority for the account of such Holder shall be treated as part of the Distributions to such Holder. All persons holding Claims shall be required to provide any information necessary to effect information reporting and withholding of such taxes. For example, with respect to any employee-related withholding, if the Debtors are obligated by law to withhold amounts from Distributions to a present or former employee to satisfy such present or former employee’s tax and other payroll obligations, the Liquidating Trustee may withhold a portion of the Distributions allocated to the Holder of an Allowed Claim that is a present or former employee, whether or not such Distributions are in the form of Cash, in such amount as is determined necessary to satisfy such Holder’s tax and other payroll obligations with respect to the Distributions.

Notwithstanding any other provision of the Plan, (a) each Holder of an Allowed Claim that is to receive a Distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution, and (b) no Distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Liquidating Trustee for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon the Liquidating Trustee in connection with such Distribution. Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable Distribution pursuant to Article VI.C.2 of the Plan.

8.	Setoffs

(a)	By a Debtor

Except as otherwise provided in the Plan, the Debtors, prior to the Effective Date, and the Liquidating Trustee, on and after the Effective Date, may, pursuant to Bankruptcy Code section 553 or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, Claims of any nature whatsoever that the Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, the Liquidating Trust or the Liquidating Trustee of any such Claim that the Debtors may have against such Holder.

(b)	By Non-Debtors

Unless otherwise stipulated in writing by the Debtors (before the Effective Date) or by the Liquidating Trust (after the Effective Date), any party against whom a claim or counterclaim is asserted by the Estates (an “Estate Claim”) must assert any setoff rights, right of subrogation, or recoupment of any kind against such Estate Claim at the time it answers such Estate Claim, or such right of setoff, subrogation or recoupment will be deemed waived and forever barred; provided, however that nothing in the Plan shall limit the assertion of such right of setoff, subrogation or recoupment via an amended or supplemental pleading to the extent permitted by Rule 15 of the Federal Rules of Civil Procedure and/or Rule 7015 of the Federal Rules of Bankruptcy Procedure.

9.	Procedure for Treating and Resolving Disputed, Contingent and/or Unliquidated Claims

(a)	Objection Deadline; Prosecution of Objections

Except as set forth in the Plan with respect to Administrative Claims, all objections to Claims must be filed and served on the Holders of such Claims by the Claims Objection Deadline, as the same may be extended by the Bankruptcy Court. If an objection has not been filed to a Proof of Claim or the Schedules have not been amended with respect to a Claim that (i) was Scheduled by the Debtors but (ii) was not Scheduled as contingent, unliquidated, and/or disputed, by the Claims Objection Deadline, as the same may be extended by order of the Bankruptcy Court, the Claim to which the Proof of Claim or Scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier. Notice of any motion for an order extending the Claims Objection Deadline shall be required to be given only to those persons or entities that have requested notice in the Chapter 11 Cases, or to such persons as the Bankruptcy Court shall order.

From the Confirmation Date through the Claims Objection Deadline, any party in interest, including the Liquidating Trustee, may file objections, settle, compromise, withdraw, or litigate to judgment objections to Claims. Subject to the terms of the Liquidating Trust Agreement, from and after the Effective Date, the Liquidating Trustee may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. Nothing contained in the Plan, however, shall limit the right of the Liquidating Trustee to object to Claims, if any, filed or amended after the Effective Date.

(b)	No Distributions on Disputed Claims

Notwithstanding any other provision of the Plan or the Liquidating Trust Agreement, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim (except for objections based upon

Bankruptcy Code section 502(d), which shall be governed by Article III.F. of the Plan) have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim; provided, however, that if the only dispute regarding a Disputed Claim is to the amount of the Disputed Claim, the Holder of a Disputed Claim shall be entitled to a Distribution on account of that portion of the Disputed Claim which the Debtors or the Liquidating Trustee do not dispute at the time and in the manner that the Liquidating Trustee makes Distributions to Holders of Allowed Claims pursuant to the provisions of the Plan.

(c)	Distributions on Allowed Claims

Payments and Distributions from the Liquidating Trust to each respective Claimholder on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, shall be made in accordance with provisions of the Plan that govern Distributions to such Claimholders. Except as otherwise provided in the Plan, on the earlier of (a) the Distribution Date following the date when a Disputed Claim becomes an Allowed Claim or (b) ninety (90) days after such Disputed Claim becomes an Allowed Claim, the Liquidating Trustee will distribute to the Claimholder any Cash from the Liquidating Trust that would have been distributed on the dates Distributions were previously made to Claimholders had such Allowed Claim been an Allowed Claim on such dates.

All Distributions made under Article VI of the Plan on account of an Allowed Claim will be made together with any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates Distributions were previously made to Holders of Allowed Claims included in the applicable Class.

(d)	De Minimis Distributions

Except as otherwise provided in the Plan, the Liquidating Trustee shall not have any obligation to make a Distribution on account of an Allowed Claim if the amount to be distributed to the specific Holder of the Allowed Claim on the particular Periodic Distribution Date does not constitute a final Distribution to such Holder and such Distribution has a value less than $10.00. The Liquidating Trustee shall have no obligation to make any Distribution on Claims Allowed in an amount less than $500.00.

10.	Fractional Dollars

Any other provision of the Plan notwithstanding, the Liquidating Trustee shall not be required to make Distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down.

11.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a Distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such Distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

12.	Distribution Record Date

The Liquidating Trustee will have no obligation to recognize the transfer of or sale of any participation in any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes related to the Plan to recognize, deal with and distribute only to those Holders of Allowed Claims who are record Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date, as stated on the official claims register.

I.	Treatment Of Executory Contracts And Unexpired Leases

1.	Rejected Contracts And Leases.

Except as otherwise provided in the Confirmation Order, the Plan, or any other Plan Document, the Confirmation Order shall constitute an order under Bankruptcy Code section 365 rejecting all prepetition executory contracts and unexpired leases to which any Debtor is a party, to the extent such contracts or leases are executory contracts or unexpired leases, on and subject to the occurrence of the Effective Date, unless such contract or lease (a) previously shall have been assumed, assumed and assigned, or rejected by the Debtors, (b) previously shall have expired or terminated pursuant to its own terms before the Effective Date, (c) is the subject of a pending motion to assume or reject on the Confirmation Date, or (d) is identified in Exhibit C to the Plan as an insurance agreement of the Debtors; provided, however, that the Plan Proponents may amend such Exhibit C at any time prior to the Confirmation Date; provided further however, that listing an insurance agreement on such Exhibit shall not constitute an admission by a Debtor that such agreement is an executory contract or that any Debtor has any liability thereunder.

2.	Bar To Rejection Damages.

If the rejection of an executory contract or unexpired lease pursuant to Article VII.A. of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the applicable Debtor or its Estate, the Liquidating Trust, or their respective successors or properties unless a Proof of Claim is filed and served on the Liquidating Trust and counsel for the Liquidating Trustee within thirty (30) days after service of a notice of the Effective Date or such other date as is prescribed by the Bankruptcy Court.

3.	Assumed And Assigned Contracts And Leases.

Except as otherwise provided in the Confirmation Order, the Plan, or any other Plan Document entered into after the Petition Date or in connection with the Plan, the Confirmation Order shall constitute an order under Bankruptcy Code section 365 assuming, as of the Effective Date, those insurance agreements listed on Exhibit C to the Plan; provided, however, that the Plan Proponents may amend such Exhibit at any time prior to the Confirmation Date; provided further, however, that listing an insurance agreement on such Exhibit shall not constitute an admission by a Debtor that such agreement is an executory contract or that any Debtor has any liability thereunder.

J.	Confirmation And Consummation Of The Plan

1.	Conditions To Confirmation.

The following are conditions precedent to the occurrence of the Confirmation Date:

(a) A Final Order finding that the Disclosure Statement contains adequate information pursuant to Bankruptcy Code section 1125 shall have been entered by the Bankruptcy Court;

(b) The Global Plan Settlement Approval Order, which may be the Confirmation Order, in form and substance reasonably acceptable to the Plan Proponents, shall have been entered by the Bankruptcy Court prior to or contemporaneously with the Confirmation Order;

(c) A proposed Confirmation Order in form and substance, reasonably acceptable to the Plan Proponents; and

(d) Approval of all provisions, terms and conditions of the Plan in the Confirmation Order.

2.	Conditions To Effective Date.

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in writing in accordance with Article VIII.C. of the Plan.

(a) The Confirmation Order shall have been entered and become a Final Order and shall provide that the Debtors, the Liquidating Trust, and the Liquidating Trustee are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan or effectuate, advance, or further the purposes thereof;

(b) All Plan Exhibits shall be, in form and substance, reasonably acceptable to the Plan Proponents, and shall have been executed and delivered by all parties’ signatory thereto;

(c) The Debtors shall be authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures, and the agreements or documents created in connection with, and expressly provided for under, the Plan; and

(d) All other actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

3.	Waiver Of Conditions.

Each of the conditions set forth in Articles VIII.A and VIII.B of the Plan may be waived in whole or in part by the Plan Proponents. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Plan Proponents regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of a party to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

4.	Consequences Of Non-Occurrence Of Effective Date.

In the event that the Effective Date does not timely occur, the Plan Proponents reserve all rights to seek an order from the Bankruptcy Court directing that the Confirmation Order be vacated, that the Plan be null and void in all respects, and/or that any settlement of Claims provided for in the Plan be null and void. In the event that the Bankruptcy Court shall enter an order vacating the Confirmation Order, the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases not previously assumed, assumed and assigned, or rejected, shall be extended for a period of thirty (30) days after the date the Confirmation Order is vacated, without prejudice to further extensions.

5.	Substantial Consummation

Substantial consummation of the Plan, as defined in Bankruptcy Code section 1101(2), shall not be deemed to have occurred unless and until the Face Amount of all Administrative Claims, Priority Claims and Miscellaneous Secured Claims have been paid in full or, to the extent not paid in full, funds sufficient to satisfy the Face Amount all such Claims have been placed in a segregated reserve.

K.	Allowance And Payment Of Certain Administrative Claims

1.	Professional Fee Claims

(a)	Final Fee Applications

The Final Fee Applications must be filed no later than forty-five (45) days after the Effective Date. Objections, if any, to Final Fee Applications of such Professionals must be filed and served on the Liquidating Trustee and its respective counsel, the requesting Professional and the Office of the U.S. Trustee no later than forty-five (45) days from the date on which each such Final Fee Application is served and filed. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Fee Claims shall be determined by the Court.

(b)	Employment of Professionals after the Effective Date

Except as otherwise provided for in the Liquidating Trust Agreement, from and after the Effective Date, any requirement that Professionals comply with Bankruptcy Code sections 327 through 331 or any order previously entered by the Bankruptcy Court in seeking retention or compensation for services rendered or expenses incurred after such date shall terminate.

2.	Substantial Contribution Compensation and Expenses Bar Date

Any Person who wishes to make a Substantial Contribution Claim based on facts or circumstances arising after the Petition Date, must file an application with the clerk of the Court, on or before the Final Administrative Claims Bar Date, and serve such application on counsel for the Plan Proponents and as otherwise required by the Court and the Bankruptcy Code on or before the Final Administrative Claims Bar Date, or be forever barred from seeking such compensation or expense reimbursement. Objections, if any, to the Substantial Contribution Claim must be filed no later than the Administrative Claims Objection Deadline, unless otherwise extended by Order of the Court.

3.	Other Administrative Claims

All other requests for payment of an Administrative Claim arising after April 30, 2009 up to and through the Effective Date, other than Professional Fee Claims, must be filed with the Court and served on counsel for the Plan Proponents no later than the Final Administrative Claims Bar Date. Unless the Liquidating Trustee or any other party in interest objects to an Administrative Claim by the Administrative Claims Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Liquidating Trustee or any other party in interest objects to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim.

L.	Effect Of Plan Confirmation

1.	Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Liquidating Trust and the Liquidating Trustee.

2.	Discharge of the Debtors

Pursuant to Bankruptcy Code section 1141(d)(3), Confirmation will not discharge Claims against the Debtors; provided, however, that no Claimholder or Interest Holder may, on account of such Claim or Interest, seek or receive any payment or other distribution from, or seek recourse against, any Debtor, the Liquidating Trust, the Liquidating Trustee, and/or their respective successors, assigns and/or property, except as expressly provided in the Plan.

3.	Releases by the Debtors

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors (in their individual capacities and as debtors and debtors in possession) will be deemed to release forever, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities (other than the rights of the Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered hereunder, and liabilities arising after the Effective Date in the ordinary course of business) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or part on any act omission, transaction, event, or other occurrences (i) taking place on or after the Petition Date through and including the Effective Date in connection with, relating to, or arising out of the Debtors, the Chapter 11 Cases, the negotiation and filing of the Plan, the Disclosure Statement or any prior plans of reorganization, the filing of the Chapter 11 Cases, the pursuit of confirmation of the Plan or any prior plans of reorganization, the consummation of the Plan, the administration of the Plan, or the property to be liquidated and/or distributed under the Plan or (ii) in connection with, relating to, or arising out of the Initial Store Closings and/or the negotiation of the DIP Agreements or the DIP Facility, and that could have been asserted by or on behalf of the Debtors or their Estates, including pursuant to principles of substantive consolidation, piercing the corporate veil, alter ego, domination, constructive trust and similar principles of state or federal creditors’ rights laws, in any such case, against the Released Parties.

Notwithstanding the foregoing, nothing in the Plan or in the Confirmation Order is intended to or shall be deemed in any way to affect any releases, waivers, or discharges provided by the Final DIP Order.

4.	Injunction

Except as otherwise provided in the Plan, including, but not limited to, as set forth in Article VI.H.2 of the Plan, the Confirmation Order shall provide, among other things, that from and after the Effective Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors are permanently enjoined from taking any of the following actions against the Estate(s), the Liquidating Trust, the Liquidating Trustee, or any of their property on account of any such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting, or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors, except as set forth in Article VI.H.2. of the Plan; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained in the Plan shall preclude such Persons from exercising their rights pursuant to and consistent with the terms of the Plan or the Confirmation Order.

5.	Term of Bankruptcy Injunction or Stays

All injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code section 105 or 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. Upon the Effective Date, the injunction provided in Article X.D. of the Plan shall apply.

6.	Satisfaction of Subordination Rights

All Claims against the Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to Distributions on account of Claims against or Interests in the Debtors, based upon any subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the Distributions under the Plan to Claimholders or

Interest Holders having such subordination rights, and such subordination rights shall be deemed waived, released, and terminated as of the Effective Date. Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment or like legal process by any Claimholder or Interest Holder by reason of any subordination rights or otherwise, so that, each Claimholder shall have and receive the benefit of the Distributions in the manner set forth in the Plan.

7.	Exculpation and Limitation of Liability

Except as otherwise specifically provided in the Plan, the Debtors, the Liquidating Trustee, the Liquidating Trust, the Creditors’ Committee, the members of the Creditors’ Committee, solely in their capacity as such, and any of the foregoing parties’ respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur any claim, action, proceeding, cause of action, Avoidance Action, suit, account, controversy, agreement, promise, right to legal remedies, right to equitable remedies, right to payment, or Claim (as defined in Bankruptcy Code Section 101(5)), whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured and whether asserted or assertable directly or derivatively, in law, equity, or otherwise to one another or to any Claimholder or Interest Holder, or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission originating or occurring (i) on or after the Petition Date through and including the Effective Date in connection with, relating to, or arising out of the Debtors, the Chapter 11 Cases, the negotiation and filing of the Plan, the Disclosure Statement or any prior plans of reorganization, the filing of the Chapter 11 Cases, the pursuit of confirmation of the Plan or any prior plans of reorganization, the consummation of the Plan, the administration of the Plan, or the property to be liquidated and/or distributed under the Plan or (ii) in connection with, relating to, or arising out of the Initial Store Closings and/or the negotiation of the DIP Agreements or the DIP Facility, except for their willful misconduct or gross negligence as determined by a Final Order of a court of competent jurisdiction, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

8.	Indemnification Obligations

Except as otherwise provided in the Plan or any contract, instrument, release, or other agreement or document entered into in connection with the Plan, any and all indemnification obligations that the Debtors have pursuant to a contract, instrument, agreement, certificate of incorporation, by-law, comparable organizational document or any other document, or applicable law shall be rejected as of the Effective Date, to the extent executory.

9.	Dissolution of the Creditors’ Committee

Effective on the Effective Date, the Creditors’ Committee shall have no further powers or duties and shall be dissolved for all purposes; provided, however, that the Creditors’ Committee and the Professionals employed by the Creditors’ Committee shall be entitled to reasonable compensation and reimbursement of actual, necessary expenses for post-Effective Date activities, including the preparation, filing, and prosecution of Final Fee Applications, upon the submission of invoices to the Liquidating Trust. Any time or expenses incurred in the preparation, filing, and prosecution of Final Fee Applications shall be disclosed by each Professional in its Final Fee Application and shall be subject to approval of the Bankruptcy Court.

M.	Retention Of Jurisdiction

Under Bankruptcy Code sections 105(a) and 1142, and notwithstanding entry of the Confirmation Order, substantial consummation of the Plan and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the determination of requests for the payment of claims entitled to priority under Bankruptcy Code section 507(a)(1), including compensation of any reimbursement of expenses of parties entitled thereto;

(b) Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Bankruptcy Code sections 330, 331, 503(b), 1103, and 1129(a)(4); provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Liquidating Trust and/or the Liquidating Trustee shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c) Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

(d) Effectuate performance of and payments under the provisions of the Plan;

(e) Hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters arising out of, under or related to the Chapter 11 Cases, the Plan or the Liquidating Trust Agreement;

(f) Enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(g) Hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

(h) Consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(j) Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

(k) Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(l) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(m) Except as otherwise limited in the Plan, recover all Assets of the Debtors and property of the Estates, wherever located;

(n) Hear and determine matters concerning state, local and federal taxes in accordance with Bankruptcy Code sections 346, 505 and 1146;

(o) Hear and determine all matters related to the property of the Estates from and after the Confirmation Date;

(p) Hear and determine the Causes of Action;

(q) Hear and determine all disputes involving the existence, nature or scope of the injunctions, indemnification, exculpation and releases granted pursuant to the Plan;

(r) Hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date, (ii) the winding up of the Debtors’ affairs, and (iii) the activities of the Liquidating Trust and/or the Liquidating Trustee, including (A) challenges to or approvals of the Liquidating Trustee’s activities, (B) resignation, incapacity or removal of the Liquidating Trustee and successor Liquidating Trustees, (C) reporting by, termination of and accounting by the Liquidating Trustee, and (D) release of the Liquidating Trustee from its duties;

(s) Hear and determine disputes with respect to compensation of the Liquidating Trustee and the Liquidating Trustee Professionals;

(t) Hear and determine all disputes involving the existence, nature and/or scope of the injunctions and releases provided in the Plan, including any dispute relating to any liability arising out of any termination of employment or the termination of any employee or retiree benefit provision, regardless of whether such termination occurred prior to or after the Effective Date;

(u) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(v) Enforce all orders previously entered by the Bankruptcy Court;

(w) Dismiss any and/or all of the Chapter 11 Cases; and

(x) Enter a final decree closing the Chapter 11 Cases.

IX. CERTAIN FACTORS TO BE CONSIDERED

The Holders of Claims against any of the Debtors should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

A.	General Considerations

The Plan sets forth the means for satisfying the Claims against each of the Debtors. Certain Claims and Interests receive no Distributions pursuant to the Plan.

B.	Certain Bankruptcy Considerations

Even if all Impaired voting Classes vote in favor of the Plan and, with respect to any Impaired Class deemed to have rejected the Plan, the requirements for “cramdown” are met, the Bankruptcy Court may choose not to confirm the Plan. Bankruptcy Code section 1129 requires, among other things, a showing that the value of Distributions to dissenting Holders of Claims and Interests may not be less than the value such Holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. See Section XI.D. Although the Plan Proponents believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. See Appendix C annexed hereto for a Liquidation Analysis of the Debtors.

The Plan provides for certain conditions that must be fulfilled prior to Confirmation of the Plan and the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be met (or waived) or that the other conditions to Confirmation, if any, will be satisfied. If a chapter 7 liquidation were to occur, there is a substantial risk that the value of the Debtors’ Estates would be substantially eroded to the detriment of all stakeholders.

C.	Administrative and Priority Claims

As discussed elsewhere in this Disclosure Statement, the Plan provides that additional Distributions under the Plan (in excess of any Distributions made during the Chapter 11 Cases)

to Holders of General Unsecured Claims and Convenience are entirely dependent on whether there will be net cash remaining after payment in full of all Allowed Administrative, Priority Tax, Miscellaneous Secured and Non-Tax Priority Claims, and all other costs and expenses of the wind-down of the Debtors’ Estates (“Liquidating Debtor Net Available Cash”).

While the Plan Proponents currently estimate that there will be Liquidating Debtor Net Available Cash, all Allowed Administrative, Priority Tax, Miscellaneous Secured and Non-Tax Priority Claims have not yet been resolved or fixed in amount, and all costs and expenses of completing the wind-down of the Estates cannot be estimated with certainty. As a result, the actual allowed amounts of all such Claims could turn out to be substantially higher than the estimate made by the Plan Proponents herein, and there can be no assurance that there will be any Liquidating Debtor Net Available Cash.

Additionally, as the number and amount of Priority Tax Claims and Administrative Claims are presently unknown to the Debtors, it is possible that, if the actual number and amount of Priority Tax Claims and Administrative Claims exceeds the Debtors’ estimates, the Debtors may not obtain enough Cash to satisfy all Priority Tax Claims and Administrative Claims in full. Accordingly, should Priority Tax Claims and Administrative Claims exceed the amount of Cash held by the Debtors and Holders of such Priority Tax Claims and Administrative Claims refuse to consent to less than payment in full, the Bankruptcy Court may deny Confirmation of the Plan. As set forth elsewhere in the Plan and the Disclosure Statement, the Debtors reserve their right to seek to dismiss or convert one or more of the Chapter 11 Cases.

X. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain anticipated U.S. federal income tax consequences of the Plan to the Debtors, the Liquidating Trust and certain Holders that are entitled to vote to accept or reject the Plan. This discussion is provided for information purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations promulgated thereunder, judicial authorities, and current administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, that could adversely affect the U.S. federal income tax consequences described below.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of its particular facts and circumstances, or to certain types of Holders subject to special treatment under the Tax Code (for example, governmental entities and entities exercising governmental authority, non-U.S. taxpayers, banks and certain other financial institutions, broker-dealers, insurance companies, tax-exempt organizations, real estate investment trusts, regulated investment companies, persons holding a Claim as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, Holders that are or hold their Claims through a partnership or other pass-through entity, and persons that have a functional currency other than the U.S. dollar). This discussion assumes that Holders hold their Claims as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. Furthermore, this discussion generally does not address the U.S. federal income tax consequences to Holders that are Unimpaired under the Plan or Holders that are not entitled to receive or retain any property under the Plan.

The tax treatment of Holders and the character, amount and timing of income, gain or loss recognized as a consequence of the Plan and the distributions provided for by the Plan may vary, depending upon, among other things: (i) whether the Claim (or portion thereof) constitutes a Claim for principal or interest; (ii) the type of consideration received by the Holder in exchange for the Claim and whether the Holder receives distributions under the Plan in more than one taxable year; (iii) whether the Holder is a citizen or resident of the United States for tax purposes, is otherwise subject to U.S. federal income tax on a net basis, or falls into any special class of taxpayers, such as those that are excluded from this discussion as noted above; (iv) the manner in which the Holder acquired the Claim; (v) the length of time that the Claim has been held; (vi) whether the Claim was acquired at a discount; (vii) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (viii) whether the Holder has previously included accrued but unpaid interest with respect to the Claim; (ix) the method of tax accounting of the Holder; (x) whether the Claim is an installment obligation for U.S. federal income tax purposes; (xi) whether the Claim, and any instrument received in exchange therefor, is considered a “security” for U.S. federal income tax purposes; and (xii) whether the “market discount” rules are applicable to the Holder. Therefore, each Holder should consult its tax advisor for information that may be relevant to its particular situation and circumstances, and the particular tax consequences to such Holder of the transactions contemplated by the Plan.

A substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Events occurring after the date of this Disclosure Statement, such as additional tax legislation, court decisions or administrative changes, could affect the U.S. federal income tax consequences of the Plan and the transactions contemplated thereunder. There can be no assurance that the Internal Revenue Service (“IRS”) will not take a contrary view with respect to one or more of the issues discussed below. No ruling has been or will be sought from the IRS with respect to any of the tax aspects of the Plan, and no opinion of counsel has been or will be obtained by the Debtors with respect thereto. No representations are being made regarding the particular tax consequences of the confirmation or implementation of the Plan as to any Holder. This discussion is not binding upon the IRS or other taxing authorities. No assurance can be given that the IRS or another authority would not assert, or that a court would not sustain, a different position from any discussed herein.

THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FOLLOWING DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, EACH HOLDER IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND APPLICABLE NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE TAX CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	Certain Tax Consequences of the Plan

1.	Treatment of Transfers to and Distributions by the Liquidating Trust

(a)	Treatment of Holders of Interests in the Liquidating Trust

For all U.S. federal income tax purposes, all parties must treat the transfer of Assets to the Liquidating Trust as (i) a transfer of the Assets to the beneficiaries of the Liquidating Trust followed by (ii) a transfer of the Assets by such beneficiaries to the Liquidating Trust, with the beneficiaries being treated as the grantors and owners of the Liquidating Trust. Each Holder that is a beneficiary of the Liquidating Trust will generally recognize gain (or loss) in its taxable year that includes the Effective Date in an amount equal to the difference between the amount realized in respect of its Claim and its adjusted tax basis in such Claim. The amount realized for this purpose should generally equal the fair market value of the Assets deemed received for U.S. federal income tax purposes under the Plan in respect of such Holder’s Claim. A Holder that is deemed to receive for U.S. federal income tax purposes the Assets under the Plan in respect of its Claim should generally have a tax basis in such Assets in an amount equal to the fair market value of such Assets on the date of receipt.

As each Holder’s share of the Assets may change depending upon the resolution of Disputed Claims, the Holders may be prevented from recognizing for tax purposes all of their loss in connection with the consummation of the Plan until all Disputed Claims have been resolved.

The Liquidating Trustee and the beneficiaries of the Liquidating Trust are required to value the Assets consistently and to use such valuations for all U.S. federal income tax purposes. The Liquidating Trust Agreement will provide for (i) consistent valuation of the Assets by the Liquidating Trustee and the beneficiaries of the Liquidating Trust, (ii) the Liquidating Trust to determine the fair market value of the Assets, and (iii) the Liquidating Trust to send such determination to each beneficiary of the Liquidating Trust.

(b)	Tax Treatment of Liquidating Trust

(i)	General

As described in Article V.E.6(a) of the Plan, and except as otherwise described below, the parties believe and intend to take the position that, for U.S. federal income tax purposes, the Liquidating Trust is a grantor trust.

A grantor trust is treated as a pass-through entity for U.S. federal income tax purposes. Accordingly, in general, no tax should be imposed on the deemed transfer of Assets by a Holder to the Liquidating Trust. In addition, no tax should be imposed on the Liquidating Trust on the deemed receipt of such Assets or on income earned or gain recognized by the Liquidating Trust with respect to those Assets. Instead, the beneficiaries of the Liquidating Trust will be taxed on their respective allocable shares of such net income or gain in each taxable year of the Liquidating Trust, and will be responsible for paying the taxes associated with such income or gain whether or not they received any distributions from the Liquidating Trust in such taxable year.

There can be no assurance that the IRS will agree with the classification of the Liquidating Trust, or any reserves within the Liquidating Trust, as a grantor trust or part of a grantor trust. A different classification could result in a different income tax treatment of the Liquidating Trust or a reserve within the Liquidating Trust. Such treatment could include, but is not limited to, the imposition of an entity-level tax on either the Liquidating Trust or a reserve within the Liquidating Trust. Such a tax, if imposed, could result in a material reduction in the amount that would otherwise be available for distribution to Holders.

(ii)	Reserves that may be Established by the Liquidating Trustee

A portion of the Assets transferred to the Liquidating Trust will be attributable to Disputed Claims. The tax treatment of such transfers of Assets generally will be the same as the tax treatment of transfers of Assets with respect to Allowed Claims. The Liquidating Trustee, however, may create one or more reserve accounts for the Assets held on account of Disputed Claims. Under the Tax Code, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Although the U.S. Treasury Department has issued certain Treasury regulations addressing the tax treatment of such funds, the U.S. Treasury Department has not issued Treasury regulations to address the tax treatment of such funds in a bankruptcy context. Accordingly, the proper tax treatment of such funds, and the extent to which a reserve established by the Liquidating Trustee would be treated as such a fund, is uncertain. Depending on the facts and the relevant law, such funds may be treated as grantor trusts to debtors, grantor trusts to claimholders, or as trusts subject to an entity-level tax. Except as described below, the Debtors intend to treat the Assets held in any reserve established by the Liquidating Trustee on account of Disputed Claims as having been transferred to the Liquidating Trust by the Holders of such Disputed Claims, and the Holders of the Disputed Claims as grantors and owners of the Liquidating Trust.

Under the Plan, the Liquidating Trust may be allowed, for federal income tax purposes, to treat an account, trust, fund or reserve that holds assets to satisfy the Disputed

Claims as a Disputed Ownership Fund (“DOF”) taxable under IRC Section 468B and Treasury Income Tax Regulation Section 1.468B-9. If the Liquidating Trustee were to file an election to treat a reserve as a DOF, then the DOF would be treated as a separate taxable entity for U.S. federal income tax purposes, and would be required to file tax returns and pay any tax due on income earned or gain recognized that was attributable to the Assets held in the reserve with respect to which the DOF election was made. Any tax liability of the DOF will reduce the distributions to certain Holders. For purposes of determining the DOF’s federal income tax liability, a DOF would not be required to report as income transfers of assets to the DOF, but would be required to include in income all income received or accrued from assets transferred to the DOF. The DOF would not be allowed a tax deduction for a distribution of Assets or of the net after-tax income earned by the DOF to a Holder. The initial tax basis of assets transferred to a DOF would be the fair market value of the assets determined on the date of transfer to the DOF, and the DOF’s holding period would begin on the date of the transfer.

No assurance can be given that the IRS would accept a DOF election made by the Liquidating Trustee with respect to a reserve. If the IRS were to successfully reject a DOF election, the reserve with respect to which the DOF election was made would be subject to the rules described above.

(c)	Treatment of the Debtors

(i)	Recognition of Gain or Loss

The Debtors will recognize gain or loss equal to the difference between the fair market value of the Assets and the adjusted tax basis of such Assets. The Debtors anticipate that any net gain resulting from the transfer of Assets will be offset by the tax attributes available to the Debtors, such as net operating losses, capital loss carry-forwards, bad debt deductions, asset basis, or other deductions from, or offsets to, income. The Debtors may, however, recognize some alternative minimum tax as a result of the transfer of the Assets. Any such tax will be paid by the Debtors or the Liquidating Trust to the IRS.

The foregoing conclusions are based on, among other things, the Debtors’ assumptions concerning the fair market value of the Assets and the nature and magnitude of their respective tax attributes. Although the Debtors believe such assumptions are correct and appropriate, the IRS may challenge one or more of those assumptions, and if the IRS were to prevail in any such challenge, the Debtors’ Estates could be subject to a tax liability that might be allowed as an Administrative Claim. Such an Allowed Administrative Claim would reduce the funds available to administrative and other Creditors.

(ii)	Cancellation of Debt Income

Under the Tax Code, a U.S. taxpayer generally must include in gross income the amount of any cancellation of indebtedness (“COD”) income recognized during the taxable year. COD income generally equals the excess of the adjusted issue price of the indebtedness discharged over the sum of (i) the amount of cash, (ii) the issue price of any new debt, and (iii) the fair market value of any other property transferred by the debtor in satisfaction of such discharged indebtedness (including stock). COD income also includes any interest that has been previously accrued and deducted but remains unpaid at the time the indebtedness is discharged.

The Tax Code permits a debtor in bankruptcy to exclude its COD income from gross income if the discharge occurs in a title 11 case. Thus, although the Debtors will realize COD income as a result of the satisfaction of Claims, the Debtors will not be required to recognize any of that COD income.

(d)	Treatment of Holders of Interests

In accordance with the Plan, Holders of Interests will not receive any recovery under the Plan. A Holder of an Interest will generally recognize a loss in an amount equal to such Holder’s adjusted tax basis in the Interest. Capital losses are subject to various limitations under the Tax Code.

2.	Allocation of Plan Distributions between Principal and Interest

The Plan provides that, to the extent that any Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest on such indebtedness, such distribution will, to the extent permitted by applicable law, be allocated for U.S. federal income tax purposes first to the principal amount of the Claim and second, to the extent the distribution exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest. A Holder generally recognizes a deductible loss to the extent that any accrued interest claimed or amortized original issue discount (“OID”) was previously included in income and is not paid in full. Current U.S. federal income tax law is unclear on this point, and no assurance can be given that the IRS will not challenge the Debtors’ position. Holders of Claims are urged to consult their own tax advisors regarding the particular U.S. federal income tax consequences to them of the treatment of accrued but unpaid interest, as well as the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income.

If, contrary to the intended position, such a distribution were treated as allocated first to accrued but unpaid interest, a Holder would realize ordinary income with respect to such distribution in an amount equal to the accrued but unpaid interest not already taken into income under the Holder’s method of accounting, regardless of whether the Holder would otherwise realize a loss as a result of the Plan. A Holder should also recognize ordinary income on the exchange (but not in excess of the amount of gain recognized, as described above) to the extent a distribution is received in exchange for market discount not previously taken into account under the Holder’s method of accounting.

3.	Withholding, Backup Withholding, and Information Reporting

In connection with the Plan and all Distributions under the Plan, the Liquidating Trustee shall, to the extent applicable, comply with all tax withholding, payment, and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all Distributions under the Plan shall be subject to any such withholding, payment, and reporting requirements. The Liquidating Trustee shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment, and reporting requirements. All amounts properly withheld from Distributions to a Holder as required by applicable law and paid over to the applicable taxing authority for the account of such Holder shall be treated as part of the Distributions to such Holder. All persons holding Claims shall be required to provide any information necessary to effect information reporting and withholding of such taxes. For example, with respect to any employee-related withholding, if the Debtors are obligated by law to withhold amounts from Distributions to a present or former employee to satisfy such present or former employee’s tax and other payroll obligations, the Liquidating Trustee may withhold a portion of the Distributions allocated to the Holder of an Allowed Claim that is a present or former employee, whether or not such Distributions are in the form of Cash, in such amount as is determined necessary to satisfy such Holder’s tax and other payroll obligations with respect to the Distributions.

Notwithstanding any other provision of the Plan, (a) each Holder of an Allowed Claim that is to receive a Distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution, and (b) no Distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Liquidating Trustee for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon the Liquidating Trustee in connection with such Distribution. Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable Distribution pursuant to Article VI.C.2. of the Plan.

Moreover, under certain circumstances, Holders may be subject to “backup withholding” with respect to payments made pursuant to the Plan, unless such Holder either (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact, or (ii) provides a correct U.S. taxpayer identification number and certifies under penalty of perjury that the Holder is a U.S. person, the taxpayer identification number is correct and the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder’s U.S. federal income tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a U.S. federal income tax return).

In addition, Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds. Each Holder is strongly urged to consult its tax advisor regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

B.	Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR

CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

XI. FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

A.	Feasibility of the Plan

The Plan Proponents believe that the Cash on hand and the proceeds from the Assets will be sufficient to pay all Administrative and Priority Claims that become Allowed, based upon the Plan Proponents’ estimates. Accordingly, the Plan Proponents believe that the Plan is feasible.

B.	Acceptance of the Plan

As a condition to confirmation of any plan, the Bankruptcy Code requires that each class of impaired claims vote to accept that plan, unless the plan satisfies the best interests test, as set forth below.

Bankruptcy Code Section 1126(c) defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds ( 2/3) in dollar amount and more than one-half ( 1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject a plan. Thus, Impaired Classes under the Plan will have voted to accept such Plan only if two-thirds ( 2/3) in amount and a majority in number actually voting in each Class cast their Ballots in favor of acceptance. Holders of Claims who fail to vote for the Plan are not counted as either accepting or rejecting that Plan.

C.	Best Interests Test

As noted above, even if a plan is accepted by the holders of each class of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that such Plan is in the best interests of all holders of claims or interests that are impaired by that Plan and that have not accepted that Plan. The “best interests” test, as set forth in Bankruptcy Code section 1129(a)(7), requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to holders of each impaired class of claims and interests if the debtors were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from a debtor’s assets if its chapter 11 cases were converted to chapter 7 cases under the Bankruptcy Code. Because the Plan is a liquidating plan, the “liquidation value” in the hypothetical chapter 7 liquidation analysis for purposes of the “best interests” test is substantially similar to the estimates of the results of the chapter 11 liquidation contemplated by the Plan. However, the Plan Proponents believe that in a chapter 7 liquidation, there would be additional costs and expenses that the Estates would incur as a result of the ineffectiveness associated with replacing existing management and professionals in a chapter 7 case.

Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as compensation of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtors in their Chapter 11 Cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the chapter 7 cases, litigation costs, and Claims arising from the operations of the Debtors during the pendency of the Chapter 11 Cases.

D.	Liquidation Analysis

In order to determine the amount of hypothetical chapter 7 liquidation value available to Creditors, the Plan Proponents have prepared a liquidation analysis, a copy of which is annexed hereto as Appendix C (the “Liquidation Analysis”). The Plan Proponents believe that such Liquidation Analysis demonstrates that in a chapter 7 liquidation, Holders of certain Claims against the Debtors, including General Unsecured Claimholders, would receive less of a recovery as compared to the recovery under the Plan.

Notwithstanding the foregoing, the Plan Proponents believe that the Liquidation Analysis with respect to the Debtors is inherently speculative. The Liquidation Analysis for the Debtors necessarily contains estimates of the net proceeds that will be available after completion of a chapter 7 wind-down. Claims estimates are based solely upon the Plan Proponents’ review of any Claims filed, a review that is ongoing, and the Debtors’ books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis.

E.	Application of the “Best Interests” of Creditors Test to the Liquidation Analysis and the Plan

It is impossible for the Plan Proponents to determine with any specificity the value each Creditor will receive as a percentage of its Allowed Claim. This difficulty in estimating the value of recoveries is due to, among other things, the inherent uncertainty in estimating the amount of Administrative Claims, Priority Tax Claims, Miscellaneous Secured Claims, and Non-Tax Priority Claims that will ultimately become Allowed, as well as, to a lesser degree, the ultimate amount of Allowed Claims in any Impaired Class.

Notwithstanding the difficulty in quantifying recoveries to Holders of Allowed Claims with precision, the Plan Proponents believe that the Liquidation Analysis and proposed recoveries to each Class of Impaired Claims under the Plan imply a greater or equal recovery to Holders of Claims in Impaired Classes than the recovery available in a chapter 7 liquidation. Accordingly, the Plan Proponents believe that the “best interests” test of Bankruptcy Code section 1129 is satisfied.

F.	Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative

Under the Plan, Classes 5, 6, 7 and 8 are deemed to have rejected the Plan. In view of the deemed rejection by such Holders, the Plan Proponents will seek confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code.

Specifically, Bankruptcy Code section 1129(b) provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. A bankruptcy court may confirm a plan at the request of the debtors if the plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired class that has not accepted the plan.

A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

A plan is fair and equitable as to a class of claims which rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) that the holder of any interest that is junior to the interests of such class will not receive or retain any property at all on account of such junior interest under the plan.

XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Plan Proponents believe that the Plan affords Holders of Claims the potential for a better realization on the Debtors’ Assets than a chapter 7 liquidation, and, therefore, is in the best interests of such Holders.

If, however, the requisite acceptances of voting Classes of Claims are not received, or no Plan is confirmed and consummated, the theoretical alternatives include: (a) formulation of an alternative plan or plans of liquidation, or (b) liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan(s) of Liquidation

If the requisite acceptances are not received or if the Plan is not confirmed, the Plan Proponents or any other party in interest could attempt to formulate and propose a different plan or plans of liquidation.

With respect to an alternative liquidation plan, the Plan Proponents have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan. The Debtors believe that the Plan enables Creditors to realize the greatest possible value under the circumstances, and, as compared to any alternative plan of liquidation, has the greatest chance to be confirmed and consummated.

B.	Liquidation under Chapter 7

If no Plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to complete the liquidation of the Debtors’ assets for distribution to Creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims against or Interests in the Debtors.

The Plan Proponents believe that in a liquidation under chapter 7, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a diminution in the value of the Debtors’ Estates. The assets available for distribution to Creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority. In such a case, the proceeds of the liquidation would be distributed by the chapter 7 trustee in accordance with chapter 7. The Plan Proponents believe that such a result would reduce Distributions to all Holders of General Unsecured Claims compared to those under the Plan, because of additional administrative expenses for the chapter 7 trustee and professionals retained by it. See Exhibit C.

C.	Dismissal of the Chapter 11 Cases

If no Plan is confirmed, the Debtors or other parties in interest may seek dismissal of the Chapter 11 Cases pursuant to Bankruptcy Code section 1112. Without limitation, dismissal of the Chapter 11 Cases would terminate the automatic stay and might allow certain Creditors to foreclose on their Liens on substantially all of the Debtors’ remaining assets. Accordingly, the Debtors believe that dismissal of the Chapter 11 Cases would reduce the value of the Debtors’ remaining assets, would lower the return to Creditors and would possibly eliminate any return to Holders of Claims other than Miscellaneous Secured Claims.

XIII. THE SOLICITATION AND VOTING PROCEDURE

A.	Parties in Interest Entitled to Vote

Under Bankruptcy Code section 1124, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

In general, a holder of a claim or interest may vote to accept or to reject a plan if (i) the claim or interest is “allowed,” which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is impaired by the plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

B.	Classes Impaired under the Plan

Classes 3 and 4 are entitled to vote to accept or reject such Plan. Classes 1 and 2 are Unimpaired. By operation of law, each Unimpaired Class of Claims is conclusively presumed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject that Plan. Classes 5, 6, 7, and 8 will not receive or retain any property under the Plan. By operation of law, each Class which receive or retains no property under the Plan is deemed to have rejected the Plan and, therefore, is not entitled to vote to accept or reject such Plan.

XIV. FURTHER INFORMATION

A.	Further Information; Additional Copies

If you have any questions or require further information about the voting procedure for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d)), please contact the Voting Agent:

Circuit City Stores, Inc., et al.

c/o Kurtzman Carson Consultants, LLC

2335 Alaska Avenue

El Segundo, California 90245

(888) 830-4650

B.	Internet Access to Bankruptcy Court Documents

Bankruptcy Court documents filed in these Chapter 11 Cases as well as the Bankruptcy Court’s calendar and other administrative matters may be found, downloaded and printed from the Bankruptcy Court’s website found at http://www.vaeb.uscourts.gov, as well as at the website maintained by the Voting Agent at http://www.kccllc.net/circuitcity.

XV. RECOMMENDATION AND CONCLUSION

For all of the reasons set forth in this Disclosure Statement, the Plan Proponents believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Plan Proponents urge all Holders of Claims in Classes 3 and 4 to vote to ACCEPT the Plan, and to complete and return their Ballots so that they will be RECEIVED by the Voting Agent on or before 4:00 p.m. (Eastern Time) on November 10, 2009.

Dated: August 24, 2009

Respectfully submitted,

CIRCUIT CITY STORES, INC. AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THE CHAPTER 11 CASES

By:
James A. Marcum
Chief Executive Officer

Dated:

Respectfully submitted,

OFFICIAL COMMITTEE OF CREDITORS HOLDING GENERAL UNSECURED CLAIMS

By:
	Name:	Hewlett Packard Company
	Title:	Chair of the Official Committee of Creditors Holding Unsecured Claims

APPENDIX A

PLAN OF LIQUIDATION OF CIRCUIT CITY STORES, INC. AND ITS AFFILIATED

DEBTORS AND DEBTORS IN POSSESSION AND ITS OFFICIAL COMMITTEE OF

CREDITORS HOLDING GENERAL UNSECURED CLAIMS

APPENDIX B

SCHEDULE OF DEBTORS

1.	Circuit City Stores, Inc.
2.	Circuit City Stores West Coast, Inc.
3.	InterTAN, Inc.
4.	Ventoux International, Inc.
5.	Circuit City Purchasing Company, LLC
6.	CC Aviation, LLC
7.	CC Distribution Company of Virginia, Inc.
8.	Circuit City Stores PR, LLC
9.	Circuit City Properties LLC
10.	Orbyx Electronics, LLC
11.	Kinzer Technology, LLC
12.	Courchevel, LLC
13.	Abbott Advertising Agency, Inc.
14.	Mayland MN, LLC
15.	Papsco Designs, Inc.
16.	Sky Venture Corp.
17.	XSStuff, LLC
18.	PRAHS, Inc.

APPENDIX C

LIQUIDATION ANALYSIS

This analysis has been prepared by management based on the Company’s best estimates and knowledge of events as of 8/24/09. Although the estimates and assumptions that were made in preparing the analysis are considered reasonable by management, they are inherently subject to significant uncertainties and contingencies. Accordingly, there can be no assurance that the estimates shown below will be realized. Actual results may therefore vary materially from those presented.

		Chapter 7
		Estimated Proceeds Available to be Distributed under Chapter 7
$ in 000’s	Note	Low	High
A. ESTIMATED PROCEEDS FROM SALE OF ASSETS
Cash and cash equivalents	1	275,000	275,000
Accounts receivable, net	2	59,700	83,000
Income tax receivables	3	52,900	60,400
Prepaid expenses and other current assets	4	2,200	3,000
Net PP&E	5	11,500	24,400
Intercompany receivables & inv. in subs	6	72,900	78,100
Estate causes of action	7	14,600	24,300

Total Estimated Proceeds from Sale of Assets		488,800	548,200

B. WIND DOWN EXPENSES
Estimated professional fees	8	13,000	10,000
Estimated Chapter 7 trustee fees	9	14,700	16,400
Estimated operating expenses	10	25,000	23,100

Total Wind Down Expenses		52,700	49,500

NET ESTIMATED PROCEEDS BEFORE DISTRIBUTION		436,100	498,700

C. SECURED CLAIMS	11	20,000	5,000
% Recovery for Secured Claims		100%	100%

AMOUNT AVAILABLE FOR ADMINISTRATIVE CLAIMS		416,100	493,700

D. ADMINISTRATIVE CLAIMS	12
503(b)(9)		200,000	170,000
General Administrative Claims		90,000	50,000

Total Administrative Claims		290,000	220,000
% Recovery for Administrative Claims		100%	100%

AMOUNT AVAILABLE FOR PRIORITY CLAIMS		126,100	273,700

E. PRIORITY CLAIMS	13	125,000	50,000
% Recovery for Priority Claims		100%	100%

AMOUNT AVAILABLE FOR UNSECURED CLAIMS		1,100	223,700

F. UNSECURED CLAIMS	14	2,000,000	1,800,000
% Recovery for Unsecured Claims		0%	12%

Assumptions

The following notes describe the significant assumptions that were applied to individual assets within the broader asset categories.

Note 1

The Debtors’ estimated cash and cash equivalents are $275 million.

Note 2

The Debtors’ accounts receivable represent vendor receivables and warranty recovery.

Note 3

The Debtors’ income tax receivables as of the liquidation date are approximately $75.5M. This analysis assumes between 70% and 80% recovery of the book value of income tax receivables per the monthly operating report as of 6/30/09.

Note 4

The Debtors’ prepaid and other current assets consist of prepaid taxes, insurance receivables and other deposits. This analysis assumes between 30% and 40% recovery of the book value of prepaid assets and other current assets per the monthly operating report as of 6/30/09.

Note 5

The estimate for property and equipment is based upon management’s estimate of value.

Note 6

The Debtors’ estimated intercompany receivables and investments in subs relate to proceeds from the sale of the Canadian subsidiary to Bell Canada and return of equity from liquidation of Northern National Insurance Limited subsidiary.

Note 7

The estimate of recoveries from Estate Causes of Action is based upon a preliminary analysis of potential recoveries on Preference Actions taking into account various defenses available to recipients of pre-filing payments as well as the costs and expenses associated with prosecuting such Preference Actions

Note 8

Estimated professional fees represent the costs for financial advisors, attorneys and other professionals.

Note 9

Chapter 7 trustee fees are estimated at 3% of the all moneys disbursed to parties in interest.

Note 10

Operating expenses assume a wind down period of approximately twelve months following the appointment or election of a Chapter 7 trustee. Operating expenses also include remaining payout on management incentive plan, remaining payment of $12.2M for November stub rent and pre-GOB sales tax accrual of $4.0M.

Note 11

Estimates for the senior secured claims include potential liens against the Company.

Note 12

Estimates for administrative claims include estimated post-petition accounts payable, 503(b)(9) claims, and miscellaneous liabilities. Claim amounts are estimates only and are subject to change.

Note 13

Estimates for priority claims primarily consist of estimated tax-related and employee related priority claims.

Note 14

The unsecured claim estimate is comprised of known pre-petition liabilities on the Company’s books as well as estimated lease rejection claims. Lease rejection claims are calculated as the greater of (i) one year’s rent or (ii) 15% of the remaining term of the lease not to exceed three years. All unsecured claim amounts are estimates only and the amounts may be materially different after a claims reconciliation process is completed.